Form 10KSB40, Exhibit 13
period 2000-12-31
BOE FINANCIAL SERVICES OF VIRGINIA INC
filed 2001-04-02
CIK 1109848

                                  Exhibit 13

                              2000 Annual Report
--------------------------------------------------------------------------------
                                                               TABLE OF CONTENTS

                                      LETTER TO SHAREHOLDERS                 2


                                          PERFORMANCE GRAPHS                 3


                                     SELECTED FINANCIAL DATA                 4


                               INDEPENDENT AUDITOR'S LETTER                  5


                           CONSOLIDATED FINANCIAL STATEMENTS                 6


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                10


                        MANAGEMENT'S DISCUSSION AND ANALYSIS                20


                          DIRECTORS, OFFICERS, AND EMPLOYEES                29


                                     SHAREHOLDER INFORMATION                32


2                                              2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
LETTERS TO SHAREHOLDERS

To our Shareholders, Customers and Friends,

     On behalf of the Board of Directors and staff of BOE Financial Services of Virginia, Inc., we are pleased to present our annual report for the year-ended December 31, 2000.

     [PHOTO]

     This annual report is the first of the newly formed holding company, BOE Financial Services of Virginia, Inc. At the annual meeting in May of 2000, the shareholders approved a change in corporate structure. Effective July 1, 2000, the holding company was born with Bank of Essex as its sole subsidiary. As part of this new structure, a dividend reinvestment plan was implemented and offered to our shareholders in December of 2000. This plan has been well received and will provide an economical way for shareholders to increase their ownership in our company. This new structure will add further benefits as we begin to operate under the new banking rules created by the passage of the financial modernization bill.

     Financially, our Bank experienced continued growth in 2000. Total assets at year-end were $193,932,865, an increase of $26,636,859 over year-end 1999, or 15.9%. Total deposits at year-end were $164,348,200, an increase of $21,457,266 over year-end 1999, or 15.0%. Total loans increased by 12.3% ending the year at $141,533,773, an increase of $15,469,554. Net income increased by $439,294 to $1,843,027, an increase over year-end 1999 of 31.3%. These earnings produced a return on average assets of 1.01% and a return on average equity of 11.38% compared to 1999 results of 0.90% and 9.12%, respectively. Total dividends paid for the year were $0.47 per share, a 4.4% increase over 1999. Earnings per share increased from $1.20 per share in 1999 to $1.58 in 2000, an increase of 31.7%. Growth in earnings was primarily fueled by increases in interest and non-interest income of 23.7% and 22.5%, respectively. Our capital position, asset quality, and provision for loan losses remain strong.

     Technology continues to change rapidly and our Board and management team are dedicated to planning strategically to keep our bank on the cutting edge. Our Board recently made a significant commitment of resources to move to a new customer data technology system. Preparations are being made for this conversion as this report goes to press with anticipated completion in May of 2001. The Board of Directors, management, and staff are excited about the enhancement in products and services this change will provide to our current and future customers.

     This past year saw the passing of two of our esteemed Directors Emeritus and the Chairman of our Board of Directors. Messrs. James M. Rice, Jr., Ernest
C. Vaughan, and Emory L. Carlton contributed greatly to the success of this organization and were recognized as leaders of their communities. We are grateful to have served with each of these gentlemen.

     Fueled by concerns for the economy, business activity has seen some slow down in the last few months. Attracting new deposits is very competitive and interest margins are being pressured. However, we continue to see opportunities in our local communities and are confident we can be a competitive player in these markets. As we contemplate the challenges and opportunities of 2001, we want to thank our shareholders, directors, officers and staff for their support. We especially thank our customers for their continued patronage.

    Sincerely,


  /s/ George M. Longest Jr.
  George M. Longest, Jr., President, Chief Executive Officer



  /s/ Robert J. Hutchinson
  Robert F. Hutchinson, Chairman, Board of Directors

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.        3
--------------------------------------------------------------------------------
                                                                     PERFORMANCE

                                       The Bank's continued growth is shown
                                                  at a glance in these graphs.

                                                                     [GRAPHS]

4                                              2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA


Selected Financial Data
(Dollars In Thousands, Except Per Share Data)

   As of and for the Years Ended December 31,                2000         1999         1998       1997         1996
STATEMENT OF INCOME INFORMATION
   Interest income....................................   $   14,302    $  11,559   $  10,459   $   9,130    $   8,344
   Interest expense...................................        7,107        5,333       4,909       4,347        4,122
   Net interest income................................        7,195        6,226       5,550       4,783        4,222
   Provision for loan losses..........................          455          345         380         250          169
   Noninterest income.................................          960          783         646         569          554
   Noninterest expense................................        5,280        4,843       4,002       3,478        3,361
   Income taxes.......................................          577          417         453         422          300
---------------------------------------------------------------------------------------------------------------------
   Net income.........................................   $    1,843    $   1,404   $   1,361   $   1,203    $     947
---------------------------------------------------------------------------------------------------------------------

PER SHARE DATA

   Net income, basic and diluted......................   $     1.58    $    1.20   $    1.17   $    1.27    $    1.01
   Cash dividend......................................         0.47         0.45        0.44        0.42         0.32
   Book value at period end...........................        14.71        13.17       12.85       12.08         9.85
   Tangible book value at period end..................        13.62        11.97       11.54       10.67         8.01

BALANCE SHEET DATA

   Total assets.......................................   $  193,933    $ 167,296   $ 145,908   $ 128,848    $ 115,484
   Loans, net.........................................      139,492      124,464     105,260      87,658       78,199
   Securities.........................................       36,315       25,220      25,778      27,744       25,695
   Deposits...........................................      164,348      142,891     129,825     113,597      105,024
   Stockholders' equity...............................       17,215       15,383      15,005      14,112        9,234

PERFORMANCE RATIOS

   Return on average assets...........................        1.01%         0.90%       1.00%       1.01%        0.85%
   Return on average equity...........................       11.38%         9.12%       9.29%      12.09%       10.57%
   Net interest margin................................        4.50%         4.63%       4.59%       4.59%        4.44%
   Dividend payout....................................       29.78%        37.44%      37.75%      32.75%       31.68%

ASSET QUALITY RATIOS

   Allowance for loan losses to period end loans......        1.29%        1.27%        1.26%       1.33%        1.28%
   Allowance for loan losses to nonperforming assets..      190.27%      115.10%      277.11%     262.17%      133.51%
   Nonperforming assets to total assets...............        0.49%        0.83%        0.33%       0.35%        0.65%
   Net chargeoffs to average loans....................        0.17%        0.11%        0.22%       0.08%        0.11%

CAPITAL AND LIQUIDITY RATIOS

   Leverage...........................................        8.27%        8.76%        9.29%       9.88%        6.75%
   Tier 1 Risk-Based Capital..........................       10.51%       11.03%       12.27%      11.04%        9.53%
   Total Risk-Based Capital...........................       11.73%       12.26%       13.51%      12.06%       11.56%

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A,  I N C.       5
--------------------------------------------------------------------------------
                                                INDEPENDENT AUDITOR'S REPORT

Independent Auditor's Report

          [LOGO]
  Yount, Hyde & Barbour, P.C.
Certified Public Accountants
       and Consultants


To the Board of Directors and Shareholders
BOE Financial Services of Virginia, Inc.
Tappahannock, Virginia

We have audited the accompanying consolidated balance sheets of BOE Financial Services of Virginia, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOE Financial Services of Virginia, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years ended December 31, 2000, in conformity with generally accepted accounting principles.


/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 5, 2001

6                                                             2000 ANNUAL REPORT
--------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999

ASSETS
                                                                        2000            1999
   .........................................................
Cash and due from banks.....................................   $   4,353,812   $   6,133,059
Federal funds sold..........................................       2,413,000              --
   Securities held to maturity
   (fair value $3,175,885 and $3,599,384
   at December 31, 2000 and 1999, respectively).............       3,120,778       3,641,708
Securities available for sale, at fair value................      31,849,597      20,588,374
Equity securities, restricted, at cost......................       1,345,000         990,400
Loans held for sale.........................................         223,530         249,050
Loans, net of allowance for loan losses of
   $1,818,538 in 2000 and $1,600,717 in 1999................     139,491,705     124,214,452
Bank premises and equipment, net............................       6,971,375       7,275,100
Accrued interest receivable.................................       1,366,227       1,100,962
Other real estate...........................................              --          72,401
Intangible assets...........................................       1,279,202       1,405,026
Other assets................................................       1,518,639       1,625,474
--------------------------------------------------------------------------------------------
     Total assets...........................................   $ 193,932,865   $ 167,296,006
============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits:
     Noninterest-bearing....................................   $  17,509,827   $  15,860,155
     Interest-bearing.......................................     146,838,373     127,030,779
--------------------------------------------------------------------------------------------
       Total deposits.......................................   $ 164,348,200   $ 142,890,934

     Federal funds purchased................................              --         901,000
     Federal Home Loan Bank advances........................      11,000,000       7,000,000
     Accrued interest payable...............................         898,484         462,860
     Other liabilities......................................         471,122         658,102
--------------------------------------------------------------------------------------------
       Total liabilities....................................   $ 176,717,806   $ 151,912,896
--------------------------------------------------------------------------------------------
Commitments and Contingent Liabilities......................   $          --   $          --
--------------------------------------------------------------------------------------------
Stockholders' Equity
   Preferred stock, $5 par value, authorized 100,000 shares;
     no shares issued and outstanding.......................   $          --   $          --
   Common stock, $5 par value, authorized 10,000,000 shares;
     issued and outstanding 1,169,969 and 1,167,790 shares..       5,849,845       5,838,950
   Additional paid-in capital...............................       4,827,428       4,819,994
   Retained earnings........................................       6,367,066       5,072,900
   Accumulated other comprehensive income (loss)............         170,720        (348,734)
--------------------------------------------------------------------------------------------
       Total stockholders' equity...........................   $  17,215,059   $  15,383,110
--------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity...........   $ 193,932,865   $ 167,296,006
--------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

B O E   F I N A N C I A L   S E R V I C E S   O F  V I R G I N A ,  I N C .                                           7
----------------------------------------------------------------------------------------------------------------------------
                                                                                CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF INCOME
Three Years Ended December 31, 2000

                                                                      2000               1999             1998
Interest and Dividend Income

   Interest and fees on loans..........................      $  12,421,595     $   10,172,309    $   9,013,608
   Interest and dividends on securities:
     U.S. Treasury obligations.........................                 --             57,897          117,207
     Obligations of U.S. Government agencies...........            619,534            461,760          644,240
     Obligations of states and political
        subdivisions, nontaxable.......................            716,436            605,839          425,898
     Other securities..................................            371,931            199,841          136,509
   Interest on federal funds sold......................            172,164             60,975          121,592
--------------------------------------------------------------------------------------------------------------
     Total interest and dividend income................      $  14,301,660     $   11,558,621    $  10,459,054
--------------------------------------------------------------------------------------------------------------
Interest Expense

   Interest on deposits................................      $   6,402,591     $    5,164,543    $   4,888,088
   Interest on borrowings..............................            703,845            168,187           20,745
--------------------------------------------------------------------------------------------------------------
     Total interest expense............................      $   7,106,436     $    5,332,730    $   4,908,833
--------------------------------------------------------------------------------------------------------------
     Net interest income...............................      $   7,195,224     $    6,225,891    $   5,550,221

Provision for loan losses..............................            455,000            345,000          380,000
--------------------------------------------------------------------------------------------------------------
     Net interest income after
        provision for loan losses......................      $   6,740,224     $    5,880,891    $   5,170,221
--------------------------------------------------------------------------------------------------------------
Noninterest Income

   Net security gains..................................      $      16,077     $        4,422    $       7,522
   Service charge income...............................            582,161            495,489          456,637
   Other income........................................            361,260            283,124          182,098
--------------------------------------------------------------------------------------------------------------
     Total noninterest income..........................      $     959,498     $      783,035    $     646,257
--------------------------------------------------------------------------------------------------------------
Noninterest Expenses
   Salaries............................................      $   2,077,183     $    1,775,233    $   1,470,188
   Employee benefits and costs.........................            477,208            420,949          360,175
   Occupancy expenses..................................            284,030            245,637          171,824
   Furniture and equipment related expenses............            490,065            341,120          294,195
   Data processing.....................................            256,460            348,173          285,577
   Stationery and printing.............................            113,516            154,487          114,630
   Postage.............................................            142,275            145,565          123,263
   Amortization........................................            125,823            125,823          125,823
   Other operating expenses............................          1,313,103          1,286,281        1,056,269
--------------------------------------------------------------------------------------------------------------
     Total noninterest expenses........................      $   5,279,663     $    4,843,268    $   4,001,944
--------------------------------------------------------------------------------------------------------------
     Net income before income taxes....................      $   2,420,059     $    1,820,658    $   1,814,534

Income Taxes...........................................            577,032            416,925          453,258
--------------------------------------------------------------------------------------------------------------
     Net income........................................      $   1,843,027     $    1,403,733        1,361,276
==============================================================================================================
Earnings Per Share, basic and diluted..................      $        1.58     $         1.20    $        1.17
==============================================================================================================

See Notes to Consolidated Financial Statements.

8                                              2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY

Three Years Ended December 31, 2000

                                                                                      ACCUMULATED
                                                       ADDITIONAL                          OTHER-
                                           COMMON         PAID-IN      RETAINED     COMPREHENSIVE      COMPREHENSIVE
                                           STOCK          CAPITAL      EARNINGS      INCOME (LOSS)            INCOME         TOTAL
                                         -----------------------------------------------------------------------------------------
Balance, December 31, 1997               $ 5,838,950  $ 4,819,994   $ 3,347,224         $ 105,556                     $ 14,111,724
   Comprehensive income:
     Net income                                   --           --     1,361,276                --        $ 1,361,276     1,361,276
     Other comprehensive income,
        net of tax:
        Unrealized gain on securities
          available for sale, net of
          deferred taxes of $26,286                                                                           51,026
        Less reclassification adjustment,
          net of taxes of $2,557                                                                              (4,965)
----------------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income,
     net of tax                                   --           --            --            46,061        $    46,061        46,061
----------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                                                                            $ 1,407,337
==================================================================================================================================
   Cash dividends, $0.44 per share                --           --      (513,827)               --                         (513,827)
----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998               $ 5,838,950  $ 4,819,994   $ 4,194,673         $ 151,617                      $15,005,234
   Comprehensive income:
     Net income                                   --           --     1,403,733                --        $ 1,403,733     1,403,733
     Other comprehensive income,
        net of tax:
        Unrealized loss on securities
          available for sale, net of
          deferred taxes of $256,253                                                                        (497,432)
        Less reclassification adjustment,
          net of taxes of $1,503                                                                              (2,919)
----------------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income,
     net of tax                                   --           --            --          (500,351)       $  (500,351)     (500,351)
----------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                                                                            $   903,382
==================================================================================================================================
   Cash dividends, $0.45 per share                --           --      (525,506)               --                         (525,506)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999               $ 5,838,950  $ 4,819,994   $ 5,072,900         $(348,734)                     $15,383,110
   Comprehensive income:
   Net income                                     --           --     1,843,027                --        $ 1,843,027     1,843,027
   Other comprehensive income,
     net of tax:
     Unrealized gain on securities
        available for sale, net of
        deferred taxes of $273,064                                                                           530,065
     Less reclassification adjustment,
        net of taxes of $5,466                                                                               (10,611)
----------------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income,
     net of tax                                   --           --            --           519,454        $   519,454       519,454
   Total comprehensive income                     --           --            --                --          2,362,481
   Cash dividends, $0.47 per share                --           --      (548,861)               --                         (548,861)
   Issuance of common stock under
     dividend reinvestment plan               10,895        7,434            --                --                           18,329
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000               $ 5,849,845  $ 4,827,428   $ 6,367,066         $ 170,720                      $17,215,059
==================================================================================================================================

See Notes to Consolidated Financial Statements.

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A , I N C.       9
--------------------------------------------------------------------------------
                                             CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Years Ended December 31, 2000

                                                                                     2000             1999               1998
Cash Flows from Operating Activities

   Net income...........................................................   $    1,843,027  $     1,403,733      $   1,361,276
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Depreciation and amortization...................................          509,054          459,512            368,650
        Origination of loans available for sale.........................       (3,712,700)      (2,177,600)                --
        Proceeds from sale of loans available for sale..................        3,738,220        1,928,550                 --
        Provision for loan losses.......................................          455,000          345,000            380,000
        (Gain) from demutualization of insurance company................               --          (64,656)                --
        (Gain) on sale of securities....................................          (16,077)          (4,422)            (7,522)
        (Gain) on sale of premises and equipment........................               --           (5,810)                --
        Loss on sale of other property..................................               --           35,000                 --
        Deferred income tax expense (benefit)...........................           74,169          (90,588)           (59,672)
        Amortization of premiums on securities..........................           69,700           83,774             56,371
        Accretion of discounts on securities............................          (64,130)          (7,479)           (11,499)
        (Increase) in accrued interest receivable and other assets......         (500,195)         (43,734)          (198,548)
        Increase (decrease) in accrued expenses and other liabilities...          248,644           43,208            (82,914)
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities.......................   $    2,644,712  $     1,904,488      $   1,806,142
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities

   Proceeds from principal repayments and calls of investment securities   $      574,974  $     1,045,338      $   3,077,132
   Proceeds from sales, principal repayments and
     calls of securities available for sale.............................        3,683,295        3,879,755          5,698,013
   Proceeds from maturities of investment securities....................          470,000          100,000          1,050,000
   Proceeds from maturities of securities available for sale............           80,000          700,000            950,000
   Purchase of investment securities....................................         (533,416)        (990,130)                --
   Purchase of securities available for sale............................      (14,217,589)      (4,708,835)        (8,622,839)
   Purchase of equity securities, restricted............................         (354,600)        (234,200)          (155,950)
   Net increase in loans to customers...................................      (15,732,253)     (19,448,945)       (17,981,904)
   (Increase) decrease in federal funds sold............................       (2,413,000)       1,879,000          1,061,000
   Purchases of premises and equipment..................................          (79,505)      (2,095,586)        (1,996,997)
   Proceeds from sale of premises and equipment.........................               --           11,000                 --
   Proceeds from sale of other real estate..............................           72,401           42,414                 --
-----------------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities...........................   $  (28,449,693) $   (19,820,189)     $ (16,921,545)
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities

   Net increase in demand deposits, NOW accounts, and savings accounts..   $    1,649,672  $     5,036,303      $   7,696,904
   Net increase in certificates of deposit..............................       19,807,594        8,029,919          8,530,882
   Increase (decrease) in federal funds purchased.......................         (901,000)         901,000                 --
   Proceeds from Federal Home Loan Bank advances........................        4,000,000        7,000,000                 --
   Dividends paid.......................................................         (520,792)        (525,506)          (513,827)
   Stock issuance costs.................................................           (9,740)              --                 --
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities.......................   $   24,025,734  $    20,441,716      $  15,713,959
-----------------------------------------------------------------------------------------------------------------------------
        Net increase (decrease) in cash and cash equivalents............   $   (1,779,247) $     2,526,015      $     598,556

Cash and Cash Equivalents

   Beginning of year....................................................        6,133,059        3,607,044          3,008,488
-----------------------------------------------------------------------------------------------------------------------------
   End of year..........................................................   $    4,353,812  $     6,133,059      $   3,607,044
=============================================================================================================================
Supplemental Disclosure of Cash Flow Information

   Cash paid during year
     Interest...........................................................   $    6,670,812  $     5,386,392      $   4,948,674
=============================================================================================================================
     Income taxes.......................................................   $      742,977  $       490,470      $     734,361
=============================================================================================================================
   Noncash investing activities
     Loans transferred to real estate owned during the year.............   $           --  $       149,815      $          --
=============================================================================================================================
     Unrealized gain (loss) on securities available for sale............   $      787,052  $      (758,107)     $      69,790
=============================================================================================================================
     Securities received from demutualization of insurance company......   $           --  $        64,656      $          --
=============================================================================================================================

See Notes to Consolidated Financial Statements.

10                                             2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes to Consolidated Financial Statements

Note 1. Nature of Banking Activities and Significant Accounting Policies

   On May 12, 2000, the stockholders of Bank of Essex voted in favor of a merger to become a wholly-owned subsidiary of BOE Financial Services of Virginia, Inc., which became a newly formed one-bank holding company.

   Upon consummation of the reorganization effective July 1, 2000, each outstanding common share of Bank of Essex was exchanged for one share of BOE Financial Services of Virginia, Inc. common stock, par value $5 per share. The exchange of shares was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests and financial statements for prior periods are identical to the financial statement of the Bank. Stockholders' equity has been restated to reflect this transaction in all prior periods.

   BOE Financial Services of Virginia, Inc. (the "Corporation") is a bank holding company, which owns all of the stock of its sole subsidiary, Bank of Essex (the Bank). The Bank provides commercial, residential and consumer loans, and a variety of deposit products to its customers in the Northern Neck, Middle Peninsula, and Richmond regions of Virginia.

   Essex Services, Inc. is a wholly-owned subsidiary of the Bank and was formed to sell title insurance to the Bank's mortgage loan customers.

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of BOE Financial Services of Virginia, Inc. and its wholly-owned subsidiary, Bank of Essex. All material inter-company balances and transactions have been eliminated in consolidation.

Securities

   Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

   Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

   The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Corporation's market area.

   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

   The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

   All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

   The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

   The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

   A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.       11
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

   Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

Loans Held for Sale

   Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Bank Premises and Equipment

   Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of bank premises and equipment is computed on the straight-line method over estimated useful lives of 10 to 50 years for premises and 5 to 20 years for equipment, furniture and fixtures.

   Costs of maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in the determination of income.

Intangibles

   Intangible assets consist of core deposits premiums. Intangible assets are amortized on a straight-line basis over 15 years. Amortization expense for each of the years ended December 31, 2000, 1999 and 1998 was $125,823.

Other Real Estate

   Real estate acquired through, or in lieu of loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or the fair value less costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other operating expenses. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

Income Taxes

   Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

   Basic earnings per share is computed based on the weighted average number of shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is computed in a manner similar to basic EPS, except for certain adjustments to the numerator and the denominator. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. Dilution reduces EPS and results from the assumption that convertible securities were converted, that options or warrants were exercised, or that other shares were issued upon the satisfaction of certain conditions. The Bank had no potential common shares as of December 31, 200O, 1999 and 1998.

   Basic and diluted earnings per common share have been computed by dividing net income by the weighted average number of common shares outstanding.

   Weighted average shares were 1,167,814, 1,167,790 and 1,167,790 for the years ended 2000 1999 and 1998, respectively.

Cash and Cash Equivalents

   For purposes of the consolidated statements of cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and due from Banks."

Advertising Costs

   The Corporation follows the policy of charging the costs of production of advertising expense as incurred. Total advertising expense incurred for 200O, 1999 and 1998 was $96,548 $83,659 and $62,437, respectively.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred taxes.

Emerging Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended, requires adoption in years beginning after June 15, 2000. The Statement requires the Corporation to recognize all derivatives on the balance sheet at fair value. This statement was adopted as of January 1, 2001 and had no effect on the Corporation's earnings or financial position.

 12                                            2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Note 2. Securities

The amortized cost and fair value of securities being held to maturity as of December 31, 2000 and 1999, are as follows:

                                                                          Gross Unrealized    Gross Unrealized
                                                        Amortized Cost               Gains            (Losses)           Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          2000
-----------------------------------------------------------------------------------------------------------------------------------
   U.S. Agency, mortgage-backed securities........       $   1,139,647          $   16,601      $   (    2,554)     $     1,153,694
   Obligations of state and political subdivisions           1,781,157              41,104                  --            1,822,261
   Corporate debt securities......................             199,974                  --          (       44)             199,930
-----------------------------------------------------------------------------------------------------------------------------------
                                                         $   3,120,778          $   57,705      $   (    2,598)     $     3,175,885
===================================================================================================================================
                                                                                          1999
-----------------------------------------------------------------------------------------------------------------------------------
   U.S. Treasury and other Government Agencies....       $     500,000          $       --      $   (   17,655)     $       482,345
   U.S. Agency, mortgage-backed securities........             303,096               3,234          (    2,511)             303,819
   Obligations of state and political subdivisions           2,038,461               6,107          (   27,768)           2,016,800
   Corporate debt securities......................             800,151                  --          (    3,731)             796,420
-----------------------------------------------------------------------------------------------------------------------------------
                                                         $   3,641,708          $    9,341      $   (   51,665)     $     3,599 384
===================================================================================================================================

The amortized cost and market value of securities being held to maturity as of December 31, 2000, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                                        Amortized Cost          Fair Value
------------------------------------------------------------------------------------------
   Due in one year or less.......................     $        266,922          $  267,006
   Due after one year through five years.........              858,526             862,610
   Due after five years through ten years........            1,925,331           1,973,672
   Due after ten years...........................               69,999              72,597
------------------------------------------------------------------------------------------
                                                      $      3,120,778          $3,175,885
==========================================================================================

The amortized cost and fair value of securities available for sale as of December 31, 2000 and 1999, are as follows:

                                                                          Gross Unrealized    Gross Unrealized
                                                        Amortized Cost               Gains             (Losses)          Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           2000
-----------------------------------------------------------------------------------------------------------------------------------
   U.S. Agency, mortgage-backed securities........    $     10,168,172      $       35,550      $  (    39,688)      $   10,164,034
   Obligations of state and political subdivisions          16,397,963             180,163         (   126,270)          16,451,856
   Corporate debt securities......................           4,960,141             118,139         (     4,429)           5,073,851
   Other securities...............................              64,656              95,200                  --              159,856
-----------------------------------------------------------------------------------------------------------------------------------
                                                      $     31,590,932      $      429,052      $  (   170,387)      $   31,849,597
===================================================================================================================================
                                                                                           1999

   U.S. Treasury and other Government Agencies        $      1,855,046      $           175     $  (    50,386)      $    1,804,835
   U.S. Agency, mortgage-backed securities........           3,543,390                   --        (   118,120)           3,425,270
   Obligations of state and political subdivisions          14,533,936               28,339        (   358,684)          14,203,591
   Corporate debt securities......................           1,119,731                  105        (    29,814)           1,090,022
   Other securities...............................              64,656                   --                 --               64,656
-----------------------------------------------------------------------------------------------------------------------------------
                                                      $     21,116,759      $        28,619     $  (   557,004)      $   20,588,374
===================================================================================================================================

The amortized cost and fair value of securities available for sale as of December 31, 2000, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                                                  Cost                Value
-------------------------------------------------------------------------------------------
   Due in one year or less........................    $      5,205,475      $     5,211,083
   Due after one year through five years..........          10,536,008           10,683,625
   Due after five years through ten years.........          14,515,419           14,539,578
   Due after ten years............................           1,269,374            1,255,455
-------------------------------------------------------------------------------------------
                                                      $     31,526,276      $    31,689,741
   Other equity securities........................              64,656              159,856
-------------------------------------------------------------------------------------------
                                                      $     31,590,932      $    31,849,597
===========================================================================================

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A ,  I N C .   13
--------------------------------------------------------------------------------
                                                           NOTES TO CONSOLIDATED
                                                            FINANCIAL STATEMENTS

   There were no sales of securities being held to maturity during 2000, 1999 and 1998.

   Proceeds from principal repayments and calls of securities held to maturity during 2000, 1999 and 1998 were $574,974, $1,045,338, and $3,077,132, respectively. There were no gross gains or losses realized during 2000, 1999 and 1998.

   Proceeds from sales, principal repayments and calls of securities available for sale during 2000, 1999 and 1998 were $3,683,295, $3,879,755,and $5,698,013, respectively. Gross realized gains of $21,757, $6,668, and $9,596 and gross realized losses of $5,680, $2,246,and $2,074 were recognized on those sales for the years ended December 31, 2000, 1999 and 1998, respectively. The tax provision applicable to these net realized gains amounted to $5,466, $1,503, and $2,557, respectively.

   Securities with amortized costs of $1,618,537 and $1,120,601 at December 31, 2000 and 1999 were pledged to secure public deposits and for other purposes required or permitted by law.

Note 3. Loans

   Major classifications of loans are summarized as follows:

December 31,                                         2000             1999
--------------------------------------------------------------------------
                                                        (In Thousands)
Mortgage loans on real estate:
   Residential 1-4 family........           $      29,639      $    28,989
   Commercial....................                  60,352           53,321
   Construction..................                   6,242            4,665
   Equity lines of credit........                   4,671            3,944
Commercial loans.................                  29,783           25,200
Consumer installment loans:
   Personal......................                   9,922            9,216
   Credit cards..................                     702              480
--------------------------------------------------------------------------
                                            $     141,311      $   125,815
Less: Allowance for loan losses..                   1,819            1,601
--------------------------------------------------------------------------
Loans, net.......................           $     139,492      $   124,214
==========================================================================

   The following is a summary of information pertaining to impaired loans:

December 31,                                         2000             1999
--------------------------------------------------------------------------
Impaired loans with a
   valuation allowance...........           $     340,300     $    360,000
Impaired loans without a
   valuation allowance...........                      --               --
--------------------------------------------------------------------------
     Total impaired loans........           $     340,300     $    360,000
==========================================================================
Valuation allowance related
   to impaired loans.............           $      51,045     $     54,000
==========================================================================

Years Ended
   December 31,                            2000       1999            1998
--------------------------------------------------------------------------
Average investment
   in impaired loans               $    340,275  $ 291,998    $    648,536
==========================================================================

Interest income
   recognized on
   impaired loans                  $         --  $   5,552    $     27,329
==========================================================================

Interest income
   recognized on a
   cash basis on
   impaired loans                  $         --  $   5,552    $     27,329
==========================================================================

   Nonaccrual loans excluded from impaired loan disclosure under Statement 114 amounted to $616,215 and $959,000 at December 31, 2000 and 1999, respectively. If interest on these loans would have been accrued, such income would have totaled $107,084 in 2000 and $42,672 in 1999.

   The Corporation has not committed to lend additional funds to these debtors.

   A summary of the transactions affecting the allowance for loan losses is as follows:

                                         2000        1999             1998
--------------------------------------------------------------------------
Balance, beginning
     of year                     $  1,600,717   $ 1,344,435    $ 1,184,697
   Charges to expense                 455,000       345,000        380,000
   Loans charged off                 (267,174)     (132,093)      (253,207)
   Recoveries                          29,995        43,375         32,945
--------------------------------------------------------------------------
Balance, end of year             $  1,818,538   $ 1,600,717    $ 1,344,435
==========================================================================

Note 4. Premises and Equipment

   A summary of the cost and accumulated depreciation of premises and equipment follows at December 31, 2000 and 1999:

                                                     2000             1999
--------------------------------------------------------------------------
Premises:
   Land........................             $   2,506,210    $   2,506,210
   Building....................                 3,859,931        3,859,931
   Furniture and fixtures......                 3,517,654        3,443,432
                                            $   9,883,795    $   9,809,573
--------------------------------------------------------------------------
Accumulated depreciation.......                 2,912,420        2,534,473
--------------------------------------------------------------------------
                                            $   6,971,375    $   7,275,100
==========================================================================

   Depreciation expense for the years ended December 31, 2000, 1999 and 1998 amounted to $383,231, $333,689 and $242,827, respectively.

 14                                            2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL
     STATEMENTS

     Note 5. Deposits

        The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $18,242,394 and $14,486,999,
     respectively.

        The scheduled maturities of time deposits at December 31, 2000 are as follows:

          2001...............            $   85,512,370
          2002...............                 9,471,198
          2003...............                 3,965,968
          2004...............                 3,278,870
          2005...............                   706,837
          2006 and thereafter                   132,670
     ---------------------------------------------------------------------------
                                         $  103,067,913
     ===========================================================================

     Note 6. Income Taxes

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities follows:

                                                    2000                   1999
     ---------------------------------------------------------------------------
     Deferred tax assets:
        Allowance for loan losses.....    $      553,512           $    479,453
        Deferred compensation
          liability...................           160,102                139,608
          Nonaccrual loan interest....            55,328                 25,621
          Accrued pension liability...             1,388                 35,198
          Organizational costs........            30,069                     --
          Other real estate...........                --                 11,900
          Unrealized loss on
             securities available
             for sale.................                --                179,651
     ---------------------------------------------------------------------------
                                          $      800,399           $    871,431
     ---------------------------------------------------------------------------
     Deferred tax liabilities:
        Depreciation..................    $      363,448           $    211,629
        Discount accretion
          on securities...............            28,748                  8,213
        Partnership losses............            36,739                 26,305
        Unrealized gain on
          securities available
          for sale....................            87,947                     --
        Other.........................            21,983                 21,983
     ---------------------------------------------------------------------------
                                          $      538,865           $    268,130
     ---------------------------------------------------------------------------
     Net deferred tax asset...........    $      261,534           $    603,301
     ===========================================================================

        Allocation of the income tax expense between current and deferred portions is as follows:
                               2000                 1999                   1998
     ---------------------------------------------------------------------------
     Current            $   502,863       $      507,513           $    512,930
     Deferred                74,169              (90,588)               (59,672)
     ---------------------------------------------------------------------------
                        $   577,032       $      416,925           $    453,258
     ===========================================================================

        The following is a reconciliation of the expected income tax expense with the reported expense for each year:

                                             2000           1999           1998
     ---------------------------------------------------------------------------
     Statutory Federal
        income tax rate                      34.0%          34.0%          34.0%
     (Reduction) in taxes
        resulting from:
          Municipal interest                 (9.3)         (10.1)          (7.1)
          Other, net                         (0.9)          (1.0)          (1.9)
     ---------------------------------------------------------------------------
     Effective income tax rate               23.8%          22.9%          25.0%
     ===========================================================================

     Note 7. Federal Home Loan Bank Advances

        The Corporation had lines of credit with the Federal Home Loan Bank of Atlanta (FHLB) that totaled $11,000,000 and $7,000,000 at December 31, 2000 and 1999, respectively. The interest rates on the fixed-rate advances ranged from 6.35% to 6.73%. Advances on the lines were secured by all of the Corporation's first lien loans on one-to-four unit single-family dwellings. As of December 31, 2000, the book value of these loans totaled $29,929,262. The amount of available credit is limited to seventy-five percent of qualifying collateral. Any borrowings in excess of the qualifying collateral require pledging of additional assets. One advance matured on January 24, 2000 and the other advance matured on February 2, 2001.

        Subsequent to December 31, 2000, the Corporation refi-nanced their borrowings with the FHLB. Under terms of this financing agreement, the Corporation was granted an $11,000,000 line of credit with fixed-rate interest at 5.26%. Advances on the line are secured by all of the Corporation's first lien loans on one-to-four unit single-family dwellings. The amount of available credit is limited to seventy-five percent of qualifying collateral. Any borrowings in excess of the qualifying collateral require pledging of additional assets. The note matures on November 2, 2001.

     Note 8. Employee Benefit Plans

        The Bank has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age. Benefits are generally based upon years of service and the employees' compensation. The Bank funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act. The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of assets over the years ending December 31, 2000, 1999 and 1998, computed as of October 1, 2000, 1999 and 1998, respectively:

                                          2000           1999             1998
     ---------------------------------------------------------------------------
     Change in Benefit Obligation

        Benefit obligation,
          beginning                $ 1,262,153   $  1,289,122    $   1,195,487
        Service cost                   130,666        109,219          102,866
        Interest cost                   94,479         96,334           88,346
        Actuarial (gain) loss          130,933         32,221          (62,485
        Benefits paid                   (5,356)      (264,743)         (35,092)
     ---------------------------------------------------------------------------
        Benefit obligation,
          ending                   $ 1,612,875   $  1,262,153    $   1,289,122
     ===========================================================================

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.   15
--------------------------------------------------------------------------------
                                                      NOTES TO CONSOLIDATED
                                                      FINANCIAL STATEMENTS

                             2000            1999            1998
--------------------------------------------------------------------------------
Change in Plan Assets
Fair value of plan
   assets, beginning     $ 1,233,214  $   1,332,805   $  1,284,644
Actual return (loss)
   on plan assets            202,705        165,152        (10,030)
Employer
   contributions              78,594             --         93,283
Benefits paid                 (5,356)      (264,743)       (35,092)
--------------------------------------------------------------------------------
Fair value of plan
   assets, ending        $ 1,509,157  $   1,233,214   $  1,332,805
================================================================================
Funded status            $  (103,718) $     (28,939)  $     43,683
Unrecognized net
   actual gain               (38,357)       (77,357)       (63,958)
Unrecognized net
   obligation at
   transition                (35,208)       (38,408)       (41,608)
Unrecognized prior
   service cost               37,750         41,181         44,612
--------------------------------------------------------------------------------
Accrued benefit cost
   included in other
   liabilities at
   October 1             $  (139,533) $    (103,523)  $    (17,271)
Contributions made
   in December               135,450             --             --
--------------------------------------------------------------------------------
Accrued benefit cost
   included in other
   liabilities at
   December 31           $    (4,083) $    (103,523)  $    (17,271)
================================================================================
   The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 200O, 1999 and 1998:

                                2000         1999             1998
--------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost

Service cost             $   130,666  $     109,219   $    102,866
Interest cost                 94,479         96,334         88,346
Expected return
   on plan assets           (110,772)      (119,532)      (114,039)
Amortization of
   prior service cost          3,431          3,431          3,431
Amortization of
   net obligation
   at transition              (3,200)        (3,200)        (3,200)
--------------------------------------------------------------------------------
Net periodic
   benefit cost          $   114,604  $      86,252   $     77,404
================================================================================
   The assumptions used in the measurement of the Bank's benefit obligation are shown in the following table:

                                       2000    1999        1998
--------------------------------------------------------------------------------
Weighted-Average Assumptions

Discount rate                         7.50%   7.50%       7.50%
Expected return on plan assets        9.00%   9.00%       9.00%
Rate of compensation increase         5.00%   5.00%       5.00%

   The Bank has also adopted a contributory 401(k) profit sharing plan which covers substantially all employees. The employee may contribute up to 15% of compensation, subject to statutory limitations. The Bank matches 50% of employee contributions up to 4% of compensation. The plan also provides for an additional discretionary contribution to be made by the Bank as determined each year. The amounts charged to expense under this plan for the years ended December 31, 2000, 1999 and 1998 were $36,855, $28,384, and $29,379, respectively.

   The Bank has a nonqualified deferred compensation program which permits key employees and the Board of Directors to defer a portion of their compensation for their retirement. The retirement benefit to be provided is fixed based upon the amount of compensation earned and deferred. Deferred compensation expense amounted to $60,276, $46,905 and $7O,459 for the years ended December 31, 200O, 1999 and 1998, respectively.

   Concurrent with the establishment of the deferred compensation plan, the Bank purchased life insurance policies on this key management group, with the Bank named as owner and beneficiary. These life insurance policies are intended to be utilized as a source for funding the deferred compensation plan. The Bank has recorded in other assets $213,777 and $ 187,701 representing cash surrender value of these policies for the years ended December 31, 2000 and 1999, respectively.

Note 9. Stock Option Plan

Stock Incentive Plan

   During the year ended December 31, 2000, the Corporation adopted a stock incentive plan for all employees, which is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. The plan provides that 100,000 shares of the Corporation's common stock will be reserved for both incentive and non-statutory stock options to purchase common stock of the Corporation. The exercise price per share for incentive stock options and non-statutory stock options shall not be less than the fair market value of a share of common stock on the date of grant, and may be exercised at such times as may be specified by the Board of Directors in the participant's stock option agreement. Each incentive and non-statutory stock option shall expire not more than ten years from the date the option is granted. There were no options granted or exercised during the year ended December 31, 2000.

Stock Option Plan for Outside Directors

   During the year ended December 31, 2000, the Corporation adopted a stock option plan for outside directors. The Corporation applies APB Opinion 25 and related interpretations in accounting for the stock option plan. The plan provides that 10,000 shares of the Corporation's common stock will be reserved for non-statutory stock options to purchase common stock of the Corporation. The exercise price per share for each non-statutory stock option shall not be less than the fair market value of a

 16                                          2 0 0 0  A N N U A L  R E P O R T
-------------------------------------------------------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL
                  STATEMENTS

share of common stock on the date of grant, and may be exercised at such times as may be specified by the Board of Directors in the participant's stock option agreement. Each non-statutory stock option shall expire not more than ten years from the date the option is granted. There were no options granted or exercised during the year ended December 31, 2000.

Note 10. Related Party Transactions

   In the ordinary course of business, the Corporation has and expects to continue to have transactions, including borrowings with its officers, directors, stockholders, and their affiliates. All such loans are made on substantially the same terms as those prevailing at the time for comparable loans to unrelated persons. Loans to such borrowers are summarized as follows:

                                             2000             1999
-------------------------------------------------------------------------------

Balance, beginning of year......   $    2,832,103     $  2,561,244
   New loans originated.........          530,978        1,718,701
   Repayments...................       (1,017,370)      (1,447,842)
-------------------------------------------------------------------------------
Balance, end of year............   $    2,345,711     $  2,832,103
================================================================================

Note 11. Commitments and Contingent Liabilities

   In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying consolidated financial statements. The Corporation does not anticipate losses as a result of these transactions. See Note 13 with respect to financial instruments with off-balance-sheet risk.

   As members of the Federal Reserve System, the Corporation is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2000 and 1999, the aggregate amount of daily average required balances were approximately $883,000 and $843,000, respectively.

   The Corporation has unsecured lines of credit with correspondent banks available for overnight borrowing totalling $12,607,530. At December 31, 2000, no amounts had been drawn on these lines of credit.

Note 12. Concentration of Credit Risk

   The Corporation has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Corporation's customers are residents or operate business ventures in its market area consisting of Essex, King and Queen, King William, Hanover, Henrico and adjacent counties. Therefore, a substantial portion of its debtors' ability to honor their contracts and the Corporation's ability to realize the value of any underlying collateral needed, is influenced by the economic conditions in this market area.

   The Corporation maintains a portion of its cash balances with several financial institutions located in its market area. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances were approximately $1,470,000 at December 31, 2000.

Note 13. Financial Instruments With Off-Balance-Sheet Risk

   The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

   The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on balance-sheet instruments.

   A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 2000 and 1999, is as follows:

                                            2000              1999
-------------------------------------------------------------------------------
Financial instruments
  whose contract amounts
  represent credit risk:
    Commitments to
      extend credit               $   18,747,000    $   16,986,000
    Standby letters of credit     $    3,005,858    $    1,533,895

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

   Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.  17
-------------------------------------------------------------------------------
                                                NOTES TO CONSOLIDATED
                                                FINANCIAL STATEMENTS

be drawn upon to the total extent to which the Corporation is committed.

   Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's evaluation of the counterparty. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Note 14. Regulatory Requirements and Restrictions

   The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

   Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December
31, 2000 and 1999, that the Corporation and Bank met all capital adequacy requirements to which they are subject.

   As of December 31, 2000, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are also presented in the table.


                                                                                                    MINIMUM TO BE WELL
                                                                                                     CAPITALIZEDUNDER
                                                                        MINIMUM CAPITAL             PROMPT CORRECTIVE
                                                ACTUAL                   REQUIREMENTS               ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------------------
(Amount in Thousands)                 AMOUNT               RATIO        AMOUNT      RATIO          AMOUNT          RATIO
------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
   Total Capital (to Risk
     Weighted Assets)
        Consolidated............    $  17,564             11.7%        $ 11,975     8.0%               N/A          N/A
        Bank of Essex...........    $  17,596             11.8%        $ 11,975     8.0%          $ 14,969         10.0%
   Tier I Capital (to Risk
     Weighted Assets)
        Consolidated............    $  15,745             10.5%        $  5,988     4.0%               N/A          N/A
        Bank of Essex...........    $  15,777             10.5%        $  5,988     4.0%          $  8,981          6.0%
   Tier I Capital (to
     Average Assets)
        Consolidated............    $  15,745              8.3%        $  7,626     4.0%               N/A          N/A
        Bank of Essex...........    $  15,777              8.3%        $  7,626     4.0%          $  9,532          5.0%
As of December 31, 1999:
   Total Capital (to Risk
     Weighted Assets)...........    $  15,928             12.3%        $ 10,391     8.0%          $ 12,989         10.0%
   Tier I Capital (to Risk
     Weighted Assets)...........    $  14,327             11.0%        $  5,196     4.0%          $  7,793          6.0%
   Tier I Capital (to
     Average Assets)............    $  14,327              8.8%        $  6,541     4.0%          $  8,177          5.0%

Note 15. Fair Value of Financial Instruments and Interest Rate Risk

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments

   For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

 18                                            2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Securities

             For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

          Loans Held for Sale

             Fair value of loans held for sale is based on commitments on hand from investors or prevailing market prices.

          Loan Receivables

             For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit Liabilities

             The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

          Short-Term Borrowings

             The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued Interest

             The carrying amounts of accrued interest approximate fair value.

          Off-Balance-Sheet Financial Instruments

             The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2000 and 1999, the difference between the carrying amounts of loan commitments and stand-by letters of credit and their fair values were deemed to be immaterial.

             The estimated fair values of the Corporation's financial instruments are as follows:

                                                                    2000                                      1999
          ------------------------------------------------------------------------------------------------------------------------
                                                                                  ESTIMATED                           ESTIMATED
                                                                CARRYING            FAIR             CARRYING           FAIR
                                                                 AMOUNT             VALUE             AMOUNT            VALUE
          ------------------------------------------------------------------------------------------------------------------------
          Financial assets:
             Cash and short-term investments.............   $     4,353,812    $     4,353,812    $    6,133,059    $    6,133,059
             Securities..................................        36,315,375         36,370,482        25,220,482        25,178,158
             Loans held for resale.......................           223,530            223,530           249,050           249,050
             Loans, net of allowance.....................       139,491,705        141,818,000       124,214,452       124,861,000
             Accrued interest receivable.................         1,366,227          1,366,227         1,100,962         1,100,962
          Financial liabilities:
             Deposits....................................   $   164,348,200    $   165,149,000    $  142,890,934    $  142,530,000
             Federal funds purchased.....................                --                 --           901,000           901,000
             Federal Home Loan Bank advances.............        11,000,000         11,000,000         7,000,000         7,000,000
             Accrued interest payable....................           898,484            898,484           462,860           462,860

   The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A , I N C . 19
--------------------------------------------------------------------------------
                                                NOTES TO CONSOLIDATED
                                                FINANCIAL STATEMENTS

Note 16. Parent Corporation Only Financial Statements                                                      BOE FINANCIAL SERVICES
                                                                                                                OF VIRGINIA, INC.
BALANCE SHEET                                                                                           (Parent Corporation Only)
December 31, 2000
ASSETS

   Cash..................................................................................................      $      20,000
   Investment in subsidiaries, at cost, plus undistributed net income....................................         17,163,759
   Securities available for sale.........................................................................            159,856
---------------------------------------------------------------------------------------------------------------------------------
     Total assets........................................................................................      $  17,343,615
=================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities..............................................................................................      $     128,556
Stockholders' Equity
   Common Stock..........................................................................................          5,849,845
   Surplus...............................................................................................          4,827,428
   Retained earnings.....................................................................................          6,367,066
   Accumulated other comprehensive income (loss).........................................................            170,720
---------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity..........................................................................      $  17,215,059
---------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity..........................................................      $  17,343,615
=================================================================================================================================

STATEMENT OF INCOME
For the Year Ended December 31, 2000

Income, dividends from subsidiary........................................................................      $     583,466
---------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Other.................................................................................................             98,266
---------------------------------------------------------------------------------------------------------------------------------
     Total expenses......................................................................................      $      98,266
=================================================================================================================================

   Income before allocated tax benefits and undistributed income of subsidiary...........................            485,200

Allocated income tax benefits............................................................................             33,800
---------------------------------------------------------------------------------------------------------------------------------
   Income before equity in undistributed income of subsidiary............................................            519,000

Equity in undistributed income of subsidiary.............................................................          1,324,027
---------------------------------------------------------------------------------------------------------------------------------
     Net income..........................................................................................      $   1,843,027
=================================================================================================================================

STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2000

Cash Flows from Operating Activities
   Net income............................................................................................      $   1,843,027
   Adjustments to reconcile net income to net cash provided by operating activities:
     Noncash dividend from subsidiary....................................................................        (    42,674)
     Deferred tax (benefit)..............................................................................        (    33,800)
     Undistributed earnings of subsidiary................................................................        ( 1,324,027)
     Increase in liabilities.............................................................................            108,006
---------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities........................................................      $     550,532
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Stock issuance costs..................................................................................      $ (     9,740)
   Cash dividends paid...................................................................................        (   520,792)
     Net cash (used in) financing activities.............................................................      $ (   530,532)
---------------------------------------------------------------------------------------------------------------------------------
     Increase in cash and cash equivalents...............................................................      $      20,000
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents
   Beginning.............................................................................................                 --
---------------------------------------------------------------------------------------------------------------------------------
   Ending................................................................................................      $      20,000
=================================================================================================================================

20                                             2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
MANAGEMENT'S
DISCUSSION AND ANALYSIS

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion is intended to assist the readers in understanding and evaluating the financial condition and results of operations of BOE Financial Services of Virginia, Inc. ("the Corporation") or ("BOE"). This review should be read in conjunction with the Corporation's consolidated financial statements and accompanying notes included elsewhere in this Annual Report. This analysis provides an overview of the significant changes that occurred during the periods presented.

--------------------------------------------------------------------------------
GLOSSARY

   BASIS POINT--The equivalent of 1/100 of 1%. A unit generally used to measure movements in interest rates.

   BOOK VALUE PER SHARE--The value of a share of common stock determined by dividing total shareholders' equity at the end of a period by the total number of shares outstanding at the same date.

   CORE DEPOSITS--All deposit sources of funds except certificates of deposit $100,000 and over.

   DIVIDEND PAYOUT RATIO--The percentage of net income paid to shareholders as cash dividends during a given period. Computed by dividing dividends per share by net income per share.

   EARNING ASSETS--Loans, investment securities, loans available for sale, federal funds sold, securities purchased under agreement to resell, other money market investments and trading account securities.

   EFFICIENCY RATIO--Calculated by dividing noninterest expense, excluding other real estate expense, by taxable equivalent net interest income, excluding securities transactions.

   INTEREST-SENSITIVE--A characteristic of interest-earning assets and interest-bearing liabilities which are, or will be, repriced as a result of their maturity or changes in interest rates.

   INTEREST-BEARING LIABILITIES--All deposit accounts except demand deposits, and federal funds purchased, securities sold under agreements to repurchase, other short-term borrowings, medium-term notes, Federal Home Loan Bank borrowings, long-term debt and capitalized lease obligations.

   INTEREST SENSITIVITY GAP--The difference between interest-sensitive assets and interest-sensitive liabilities.

   LEVERAGE RATIO--Total common shareholders' equity, excluding unrealized gains and losses on securities available for sale, less goodwill and deposit intangibles divided by total quarterly average assets, excluding unrealized gains and losses on securities available-for-sale, less goodwill and deposit intangibles.

   NET INTEREST MARGIN--Calculated by dividing taxable equivalent net interest income by total average earning assets.

   NONPERFORMING ASSETS--Nonaccrual loans and foreclosed properties.

   PRIME RATE--The rate per annum set from time to time by the Corporation's banking subsidiary as the prime rate.

   RETURN ON AVERAGE ASSETS--Net income as a percentage of average total assets. A key profitability ratio that indicates how effectively a bank has used its total resources.

   RETURN ON AVERAGE EQUITY--Net income as a percentage of average shareholders' equity. Provides a measure of how productively a Corporation's equity has been employed.

   RISK-BASED CAPITAL RATIOS--Tier 1: Tier 1 capital divided by total risk-weighted assets. Total: Tier 1 plus Tier 2 capital divided by total risk-weighted assets.

   RISK-WEIGHTED ASSETS--Assets and off-balance-sheet items are assigned to categories with a risk weight ranging from zero to 100 percent being accorded.

   SPREAD--The difference between the income earned on earning assets and the interest cost of interest-bearing liabilities.

   TAXABLE EQUIVALENT INCOME--Tax-exempt income which, for comparative purposes, has been increased by an amount equivalent to the taxes that would be paid if this income were fully taxable at the federal statutory rate for the Bank of Essex at 34%. Taxable equivalent income does not include the effect of the disallowance, for income tax purposes, of interest expense allocable to tax-exempt obligations acquired after December 31, 1982.

   TIER 1 CAPITAL--Total common shareholders' equity, excluding unrealized gains and losses on securities available-for-sale, less goodwill and deposit intangibles.

   TIER 2 CAPITAL--The allowable allowance for loan losses plus the allowable long-term indebtedness of the Corporation.
--------------------------------------------------------------------------------

OVERVIEW

   The Corporation at December 31, 2000 had total assets of $193.9 million, total loans of $141.3 million, total deposits of $164.3 million and total stockholders' equity of $17.2 million. BOE Financial Services of Virginia, Inc. had a return on average equity of 11.38% compared to 9.12% in 1999. Return on average assets in 2000 was 1.01%, compared to 0.90% in 1999. BOE improved profitability in 2000 in comparison to 1999 due to continued strong loan demand and from the impact that opening the Virginia Center Office had on financial performance in 1999.

   BOE's total loans grew 12.3%, or $15,470,000 in 2000 over 1999. Total loans, including loans held for sale, were

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.       21
--------------------------------------------------------------------------------
                                                     MANAGEMENT'S
                                                     DISCUSSION AND ANALYSIS

$141,534,000 at December 31, 2000 compared to $126,064,000 at December 31, 1999.
The total loan portfolio grew 18.3% in 1999, 20.0% in 1998 and 12.2% in 1997. Despite the strong growth in the loan portfolio, the level of nonperforming assets to total assets has remained low. During each of the last five years, BOE has maintained a level of nonperforming assets to total assets of 0.83% or lower and a ratio of net chargeoffs to average total loans of 0.22% or lower. At December 31, 2000, the ratio of nonperforming assets to total assets was 0.49% compared to 0.83% at December 31, 1999. Net chargeoffs to average loans were 0.17% in 2000 compared to 0.11% in 1999. The Corporation's allowance for loan losses at December 31, 2000 was 1.29% compared to 1.27% at December 31, 1999.

RESULTS OF OPERATIONS

NET INCOME

   BOE had net income of $1,843,000 in 2000 compared to $1,404,000 in 1999. This represented an increase of 31.3%, or $439,000. Earnings per share in 2000 were $1.58 compared to earnings per share of $1.20 in 1999. These earnings per share are based on average shares outstanding of 1,167,814 in 2000 and 1,167,790 in 1999. With the December 2000 common stock dividend, BOE implemented a Dividend Reinvestment Plan. This added 2,179 shares to the Corporation's equity with the December dividend and, net of costs, added approximately $18,000 to total stockholders' equity.

   The increase in net income was primarily attributable to a 15.6%, or $969,000 increase in net interest income produced through a 22.1%, or $2,249,000 increase in loan related income and a 35.6%, or $494,000 increase in investment securities and federal funds sold income in 2000 over 1999. Additionally, non-interest income increased 22.5%, or $176,000. Offsetting these income increases were increases in expense items in 2000 over 1999. Interest expense increased 33.3%, or $1,774,000, provision for loan losses increased 31.9%, or $110,000, noninterest expense increased 9.0%, or $436,000, and income taxes increased 38.4%, or $160,000.

NET INTEREST INCOME

   Net interest income is the major component of the Corporation's earnings and is equal to the amount by which interest income exceeds interest expense. The Corporation's earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest-bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income.

   Net interest income, on a fully tax equivalent basis, was $7.6 million in 2000, 15.9% higher than the $6.6 million reported for 1999. The improvement in net interest income was attributable to volume and rate increases in the loan portfolio resulting from strong loan demand and from higher volume and rate levels in the Corporation's investment securities portfolio. The Corporation's level of earning assets increased $26.4 million, or 18.6%, on average, in 2000 compared to 1999. Loans receivable were $135.7 million, on average, in 2000 compared to $115.6 million in 1999, an increase of $20.1 million, or 17.4%. The yield on loans receivable increased from 8.82% in 1999 to 9.18% in 2000. On a fully taxable equivalent basis the yield on loans receivable increased $2.3 million in 2000, from $10.2 million in 1999 to $12.5 million in 2000. This represents an increase of 22.3%. Investment securities and federal funds sold increased, on average, 23.8% in 2000 to $32.4 million, up from $26.2 million, on average, in 1999. The yield on investment securities, including equity securities and federal funds sold, was 6.94% in 2000 compared to 6.49% in 1999. On a fully taxable equivalent basis investment securities and federal funds sold income increased 32.4%, or $551,000, from $1.7 million in 1999 to $2.2 million in 2000. This resulted in a yield on earning assets of 8.75% in 2000 based on $14.7 million in fully taxable equivalent income compared to 8.39% in 1999 based on $11.9 million in fully taxable equivalent income. This is a $2.8 million increase from 1999 to 2000, or 23.7%. The Corporation's interest-bearing liabilities increased $23.4 million, or 18.8%, on average, from $124.4 million in 1999 to $147.9 million in 2000. Of this increase, 37.5% came from increases in advances from the Federal Home Loan Bank of Atlanta. The cost of interest-bearing liabilities increased from 4.29% in 1999 to 4.81% in 2000, an increase of 12.1%.

   The increase in yield on earning assets of 36 basis points coupled with the increased cost of interest-bearing liabilities of 52 basis points resulted in a net interest margin for the Corporation of 4.52% in 2000 compared to a net interest margin of 4.63% in 1999. Net interest margin is calculated by dividing the Corporation's net interest income on a taxable equivalent basis by the average earning assets. Volume and rate increases in loans and in securities, coupled with greater rate and volume increases in interest-bearing liabilities resulted in a decrease in the interest spread. The Corporation's net interest spread decreased 16 basis points from 4.10% in 1999 to 3.94% in 2000. Spread is calculated by subtracting the cost of interest-bearing liabilities from the yield on earning assets.

   BOE's net interest margin is affected by changes in the amount and mix of earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The following table sets forth for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2000 and 1999. The table also sets forth the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.

 22                                           2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
MANAGEMENT'S
DISCUSSION AND ANALYSIS

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, AND AVERAGE YIELDS AND RATES

Years Ended December 31,                                      2000                                       1999
------------------------------------------------------------------------------------------------------------------------------------
                                              AVERAGE       INTEREST        AVERAGE       AVERAGE      INTEREST         AVERAGE
(Dollars in thousands)                        BALANCE    INCOME/EXPENSE    YIELD/RATE     BALANCE    INCOME/EXPENSE    YIELD/RATE
------------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
   Loans receivable/(1)//(2)/.............  $ 135,703        $ 12,460          9.18%     $ 115,566         $ 10,193       8.82%
   Securities, taxable....................     12,956             898          6.93%        10,731              661       6.16%
   Securities, non-taxable/(2)/...........     15,403           1,086          7.05%        13,330              918       6.89%
   Equity securities......................      1,373              93          6.77%           843               58       6.88%
   Federal funds sold.....................      2,663             172          6.46%         1,258               61       4.85%
                                            ---------        --------                    ---------         --------
      Total earning assets................  $ 168,098        $ 14,709          8.75%     $ 141,728         $ 11,891       8.39%
                                            ---------        --------                    ---------         --------
Non-Earning Assets:
   Cash and due from banks................      4,281                                        4,833
   Allowance for loan losses..............     (1,733)                                      (1,467)
   Other assets...........................     11,429                                       10,867
                                            ---------                                    ---------
      Total non-earning assets............     13,977                                       14,233
                                            ---------                                    ---------
      Total assets........................  $ 182,075                                    $ 155,961
                                            =========                                    =========
Interest-Bearing Liabilities:
   Deposits:
       Interest-bearing demand
         (NOW) deposits...................  $  19,071             395          2.07%     $  18,027              385       2.14%
       Money market deposits..............      9,906             321          3.24%        10,478              317       3.03%
       Savings deposits...................     14,429             433          3.00%        14,720              442       3.00%
       Time deposits......................     93,650           5,255          5.61%        78,340            4,021       5.13%
       Federal funds purchased............        203              10          4.80%         1,037               53       5.11%
       Federal Home Loan Bank advances....     10,628             693          6.52%         1,841              115       6.25%
                                            ---------        --------                    ---------         --------
       Total interest-bearing liabilities.  $ 147,887        $  7,107          4.81%     $ 124,443          $ 5,333       4.29%
                                            ---------        --------                    ---------         --------
Non-Interest Bearing Liabilities:
   Demand deposits........................     16,660                                       14,984
Other liabilities.........................      1,339                                        1,137
                                            ---------                                    ---------
Total non-interest bearing liabilities....     17,999                                       16,121
                                            ---------                                    ---------
Total liabilities.........................    165,886                                      140,564
                                            ---------                                    ---------
   Stockholders' equity...................     16,189                                       15,397
                                            ---------                                    ---------
Total liabilities and stockholders'
equity....................................  $ 182,075                                    $ 155,961
                                            =========                                    =========
Interest spread...........................                                     3.94%                                      4.10%
Net interest margin.......................                   $  7,602          4.52%                        $ 6,558       4.63%
                                                             ========                                       =======

/(1)/ Non-accrual loan balances are included in the calculation of Average Balances.
/(2)/ Income and yields reported on a tax-equivalent basis.

   Net interest is affected by both (1) changes in the interest rate spread (the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities) and (2) changes in volume (average balances of interest earning assets and interest-bearing liabilities).

   For each category of interest-earning assets and interest-bearing liabilities, information is provided regarding changes attributable to (1) changes in volume of balances outstanding (changes in volume multiplied by prior period interest rate) (2) changes in the interest earned or paid on the balances (changes in rate multiplied by prior period volume) and (3) a combination of changes in volume and rate allocated pro rata.

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.       23
--------------------------------------------------------------------------------
                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

RATE AND VOLUME ANALYSIS

                                                         YEAR ENDED DECEMBER 31, 2000             YEAR ENDED DECEMBER 31, 1999
                                                        COMPARED TO DECEMBER 31, 1999            COMPARED TO DECEMBER 31, 1998
                                                         INCREASE (DECREASE) DUE TO                INCREASE (DECREASE) DUE TO
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                  RATE      VOLUME        TOTAL           RATE      VOLUME        TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Interest Earned On:

   Loans receivable.............................       $ 433     $ 1,835     $  2,268           $ (194)   $ 1,373      $  1,179
   Securities, taxable..........................          89         148          237                3       (187)         (184)
   Securities, non-taxable......................          22         146          168              (26)       299           273
   Equity securities............................          (1)         36           35                2          9            11
   Interest earning deposits in banks...........          --          --           --               (2)        (2)           (4)
   Federal funds sold...........................          25          86          111              (10)       (51)          (61)
-------------------------------------------------------------------------------------------------------------------------------
     Total interest income......................       $ 568     $ 2,251     $  2,819           $ (227)   $ 1,441      $  1,214
-------------------------------------------------------------------------------------------------------------------------------
Interest Paid On:

   Interest bearing demand (NOW) deposits.......       $ (11)    $    21     $     10           $ (114)   $    85      $    (29)
   Money market deposits........................          17         (13)    $      4              (15)        37            22
   Savings deposits.............................          (0)         (9)          (9)             (20)        26             6
   Time deposits................................         399         835        1,234             (196)       474           278
   Federal funds purchased......................          (3)        (40)         (43)              --         32            32
   Federal Home Loan Bank advances..............           5         573          578                4        111           115
-------------------------------------------------------------------------------------------------------------------------------
     Total interest expense.....................       $ 407     $ 1,367     $  1,774           $ (341)   $   765      $    424
-------------------------------------------------------------------------------------------------------------------------------
Net interest income.............................       $ 161     $   883     $  1,044           $  114    $   676      $    790
===============================================================================================================================

INTEREST RATE SENSITIVITY

   An important component of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity reflects the potential effect on net interest income of a movement in market interest rates. BOE is subject to interest rate sensitivity to the degree that its interest earning assets mature or reprice at a different time interval from that of its interest-bearing liabilities.

INTEREST SENSITIVITY ANALYSIS

December 31, 2000 (Dollars in thousands)                                      Maturing or Repricing In:
-------------------------------------------------------------------------------------------------------------------------------
                                                            * 3 MONTHS       4-12 MONTHS      OVER 1 YEAR           TOTAL
-------------------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
   Cash.................................................    $    4,354       $         -      $         -        $     4,354
   Loans/(1)/...........................................        50,446            20,606           70,259            141,311
   Loans held for resale................................           223                 -                -                223
   Short-term investments...............................         2,413                 -                -              2,413
   Securities...........................................         3,895             2,987           29,175             36,057
-------------------------------------------------------------------------------------------------------------------------------
   Total interest-sensitive assets......................    $   61,331       $    23,593      $    99,434        $   184,358
-------------------------------------------------------------------------------------------------------------------------------

Interest-sensitive liabilities:

   Non-interest bearing deposits........................    $        -       $         -      $    17,510        $    17,510
   Certificates of deposit..............................        14,540            71,602           16,926            103,068
   Interest-bearing checking, money market
     deposits, NOW and savings accounts/(2)/............         4,458            13,606           25,706             43,770
   Federal Home Loan Bank advances......................        11,000                                                11,000
   Federal funds purchased and other borrowings
-------------------------------------------------------------------------------------------------------------------------------
   Total interest sensitive liabilities.................        29,998            85,208           60,142            175,348
-------------------------------------------------------------------------------------------------------------------------------
   Period gap...........................................        31,333           (61,615)          39,292              9,010
-------------------------------------------------------------------------------------------------------------------------------
   Cumulative gap.......................................        31,333           (30,282)           9,010             18,020
-------------------------------------------------------------------------------------------------------------------------------
   Ratio of cumulative interest sensitive assets
     to interest sensitive liabilities..................         204.5%             73.7%           105.1%
   Ratio of cumulative gap to interest sensitive assets           17.0%            -16.4%             4.9%

/(1)/ Excludes non-accrual loans./(2)/ The Bank has determined that interest-bearing checking, money market deposits, NOW and savings accounts are not as rate-sensitive as other funding sources to change in market rates, and therefore has allocated them evenly over a five-year period.

24                                                          2000 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

PROVISION FOR LOAN LOSSES

   Provision for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of the Corporation based on such factors as historical experience, the volume and type of lending conducted by the Corporation, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in the Corporation's portfolio.

   The provision for loan losses was $455,000 in 2000, an increase of $110,000, or 31.9%, compared to the $345,000 in provision for 1999. The increase in provision for loan losses reflects an increase of $148,000 in net charge-off loans in 2000. Net charge-off loans were $237,000 in 2000 after charging off $267,000 and recovering a total of $30,000. This compares to $89,000 in net charge-offs in 1999 after charging off $132,000 in loans and recognizing $43,000 in recoveries. This increase in the net charge-offs from 1999 to 2000 is 167.3%.

   Management believes the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio. In view of the Corporation's plans to continue its loan growth, management will continue to closely monitor the performance of its portfolio and make additional provisions as necessary.

NON-INTEREST INCOME

   Non-interest income in 2000 was $959,000, an increase of $176,000, or 22.5%, from non-interest income of $783,000 in 1999. The largest component of the non-interest income increase was $87,000, or 17.5% in service charge income, which was $582,000 in 2000, compared to $495,000 in 1999. This increase in service charge income was the result of greater deposit volumes, a full year of operation of an additional branch (Virginia Center), and greater management focus on noninterest income areas. Other non-interest income was $361,000 in 2000, an increase of 27.6%, or $78,000 over the $283,000 reported in 1999. This was the result of increased fees from greater levels of assets under the management of the Corporation's receivable financing program. Net security gains increased $12,000, or 263.6%, from $4,000 in 1999 to $16,000 in 2000.

NON-INTEREST EXPENSE

   Non-interest expense was $5.3 million in 2000, an increase of $436,000, or 9.0% over non-interest expense of $4.8 million in 1999. Salaries, at $2.1 million, were the largest component of this increase, 17.0%, or $302,000 higher than the 1999 salaries total of $1.8 million. Furniture and equipment related expenses were $490,000 in 2000, $149,000, or 43.7% higher than in 1999 when the total furniture and equipment total was $341,000. Employee benefits and costs were $56,000 higher in 2000 than in 1999, increasing from $421,000 in 1999 to $477,000 in 2000. Occupancy expenses increased 15.6%, or $38,000, from $246,000 in 1999 to $284,000 in 2000. Other operating expenses increased $27,000, or 2.1%, from $1.286 million in 1999 to $1.313 million in 2000. The increases in all of these categories can be directly traced to the addition of the Corporation's Virginia Center Office in June, 1999. 2000 was the first full year of operation of this large facility that not only houses a retail branch banking facility but is headquarters to the Bank's Commercial Loan Department, Fixed Rate Mortgage Department and has a brokerage operation on-site. Three expense categories that decreased in 2000 from 1999 were data processing, stationery and printing and postage. Data processing decreased $92,000, or 26.3%, from $348,000 in 1999 to $256,000 in 2000. Stationery and printing costs decreased $41,000, or 26.5%, from $154,000 in 1999 to $113,000 in 2000. Postage expenses decreased $3,000, or 2.3%, from $145,000 in 1999 to $142,000 in 2000. Once again, these decreases can be attributed to the addition of the Virginia Center location as start-up costs for this facility were incurred in 1999.

Analysis of Financial Condition

LOAN PORTFOLIO

   The loan portfolio is the largest category of the Corporation's earning assets and is comprised of commercial loans, agricultural loans, real estate loans, home equity loans, construction loans, consumer loans, and participation loans with other financial institutions. The primary markets in which the Corporation makes loans include the counties of Essex, King and Queen, King William, Hanover, Henrico and the City of Richmond. The mix of the loan portfolio is weighted toward loans secured by real estate and commercial loans. In management's opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

   Net loans consist of total loans minus the allowance for loan losses, unearned discounts and deferred loan fees. The Corporation's net loans were $139.5 million at December 31, 2000, representing an increase of 12.3%, or $15.3 million over net loans of $124.2 million at December 31, 1999. The average balance of loans as a percentage of average earning assets was 80.7% in 2000, down slightly from 81.5% in 1999.

   In the normal course of business, the Corporation makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in the consolidated financial statements contained in this Annual Report, including standby letters of credit and commitments to extend credit. At December 31, 2000, commitments for standby letters of credit totaled $3.0 million and commitments to extend credit totaled $18.7 million. Commitments for standby letters of credit totaled $1.5 million at December 31, 1999 and commitments to extend credit totaled $17.0 million.

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.     25
--------------------------------------------------------------------------------
                                       MANAGEMENT'S DISCUSSION AND ANALYSIS

LOAN PORTFOLIO
December 31, 2000 and 1999

(Dollars in thousands)                       2000         1999
--------------------------------------------------------------
Loans:
   Commercial......................   $    29,783  $    25,200
   Real Estate.....................        94,662       86,254
   Real Estate-construction........         6,242        4,665
   Installment & other.............        10,624        9,696
--------------------------------------------------------------
     Total loans...................   $   141,311  $   125,815
Allowance for loan losses..........        (1,819)      (1,601)
--------------------------------------------------------------
Net loans..........................   $   139,492  $   124,214
==============================================================

ASSET QUALITY

   Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is typically the Corporation's policy to discontinue the accrual of interest income and classify a loan on non-accrual when principal or interest is past due 90 days or more and the loan is not well-secured and in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation.

   The Corporation will generally charge-off loans after 120 days of delinquency unless they are adequately collateralized, in the process of collection and, based on a probable specific event, management believes that the loan will be repaid or brought current within a reasonable period of time. Loans will not be returned to accrual status until future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

   Real estate acquired by the Corporation as a result of foreclosure or in-substance foreclosure is classified as other real estate owned ("OREO"). Such real estate is recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at that time. Further allowances for losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred. The Corporation had no OREO at December 31, 2000 and $72,000 at December 31, 1999.

   The Corporation's credit policies generally require a loan-to-value ratio of 85% for secured loans. Management attributes its low level of non-performing assets to its loan-to-value ratio criterion and other conservative lending policies. At December 31, 2000, loans past due 90 days or more and still accruing interest totaled $303,000, of which $68,000 was secured by real estate and the remainder were secured and unsecured installment and commercial loans. As of December 31, 1999, loans past due 90 days or more and still accruing totaled $632,000, of which $215,000 was secured by real estate with the remainder consisting of secured and unsecured commercial and installment loans. Non-accrual loans at December 31, 2000 were $956,000 and at December 31, 1999 non-accrual loans were $1,319,000.

NON-PERFORMING ASSETS
December 31, 2000 and 1999

(Dollars in thousands)                         2000          1999
-----------------------------------------------------------------
   Nonaccrual loans.......................  $   956       $ 1,319
   Restructured loans.....................        0             0
-----------------------------------------------------------------
     Total nonperforming loans............  $   956       $ 1,319
   Foreclosed assets......................        0            72
-----------------------------------------------------------------
     Total nonperforming assets...........      956         1,391
=================================================================
   Loans past due 90 or more
     days accruing interest...............  $   303       $   632
   Nonperforming loans to total
     loans, at period end.................     0.68%         1.05%
   Nonperforming assets to

     period end assets....................     0.49%         0.83%

ALLOWANCE FOR LOAN LOSSES

   In originating loans, the Corporation recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. The Corporation maintains an allowance for loan losses based upon, among other things, historical experience, the volume and type of lending conducted by the Corporation, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in the Corporation's portfolios. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans, which are contractually past due and after considering the net realizable value of any collateral for the loan.

   Management actively monitors the Corporation's asset quality in a continuing effort to charge-off loans against the allowance for loan losses when appropriate and to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of December 31, 2000, the allowance for loan losses amounted to $1.8 million, or 1.29% of total loans. The Corporation's allowance for loan losses was $1.6 million at December 31, 1999, or 1.27% of total loans.

   The allowance for loan losses as a percentage of non-performing assets was 190.27% at December 31, 2000. The ratio of allowance for loan losses as a percentage of non-performing assets at December 31, 1999 was 115.10%.

  26                                           2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
        MANAGEMENT'S DISCUSSION AND ANALYSIS

ALLOWANCE FOR LOAN LOSSES
December 31, 2000 and 1999

(Dollars in thousands)                         2000          1999
-----------------------------------------------------------------
Balance, beginning of period............... $ 1,601       $ 1,344
Less chargeoffs:
   Commercial..............................      85            52
   Installment.............................     172            80
   Real estate.............................      10            --
-----------------------------------------------------------------
     Total chargeoffs......................     267           132
-----------------------------------------------------------------
Plus recoveries:
   Commercial..............................       2             2
   Installment.............................      28            39
   Real estate.............................       0             3
-----------------------------------------------------------------
     Total recoveries......................      30            44
-----------------------------------------------------------------
Net chargeoffs.............................     237            88
-----------------------------------------------------------------
Provision for loan losses..................     455           345
-----------------------------------------------------------------
Balance, end of period..................... $ 1,819       $ 1,601
=================================================================
Allowance for loan losses
   to period end loans.....................    1.29%         1.27%
Allowance for loan losses
   to non performing assets................  190.27%       115.10%
Net chargeoffs to average loans............    0.17%         0.11%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
December 31, 2000 and 1999

(Dollars in thousands)     2000  Percent /(1)/       1999  Percent /(1)/
------------------------------------------------------------------------
Commercial              $ 1,301          71.5%    $   683          20.0%
Installment                 340          18.7%        340           7.7%
Real Estate                 178           9.8%        578          72.3%
------------------------------------------------------------------------
                        $ 1,819         100.0%    $ 1,601         100.0%

/(1)/ Percent of loans in each category to total loans.

INVESTMENT ACTIVITIES

   Securities available-for-sale are used as part of the Corporation's interest rate risk management strategy and may be sold in response to interest rate, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of the Corporation's securities available-for-sale totaled $31.8 million at December 31, 2000, compared to $20.6 million at December 31, 1999.

   Held-to-maturity securities at amortized cost were $3.1 million at December 31, 2000 and $3.6 million at December 31, 1999.

   As of December 31, 2000, the book balance of the investment portfolio increased $9.9 million, from $24.8 million at December 31, 1999 to $34.7 million at December 31, 2000. This increase in BOE's investment portfolio was in response to increased short-term funding through advances from the Federal Home Loan Bank of Atlanta. Management feels this short-term investment activity reduces interest rate sensitivity.

SECURITIES PORTFOLIO
(Dollars in thousands)                                                         2000                        1999
--------------------------------------------------------------------------------------------------------------------------
                                                                    AMORTIZED COST  FAIR VALUE  AMORTIZED COST  FAIR VALUE
--------------------------------------------------------------------------------------------------------------------------
Available-for-Sale:
     U.S. Treasury Issue and other U.S. Government agencies.......     $ 10,168      $ 10,164      $  5,398      $  5,230
     State, county and municipal..................................       16,398        16,451        14,534        14,204
     Other........................................................        5,025         5,235         1,185         1,154
--------------------------------------------------------------------------------------------------------------------------
          Total Available-for-Sale................................     $ 31,591      $ 31,850      $ 21,117      $ 20,588
--------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity:
     U.S. Treasury Issue and other U.S. Government agencies.......     $  1,140      $  1,154      $    803      $    786
     State, county and municipal..................................        1,781         1,822         2,038         2,017
     Other........................................................          200           200           800           796
--------------------------------------------------------------------------------------------------------------------------
          Total Held-to-Maturity..................................     $  3,121      $  3,176      $  3,641      $  3,599
--------------------------------------------------------------------------------------------------------------------------
     Total Investment Securities /(1)/............................     $ 34,712      $ 35,026      $ 24,758      $ 24,187
==========================================================================================================================

SECURITIES PORTFOLIO--MATURITY AND YIELDS
December 31, 2000  (Dollars in thousands)                     UNDER 1 YEAR  1 TO 5 YEARS  5 TO 10 YEARS  OVER 10 YEARS   TOTAL
-------------------------------------------------------------------------------------------------------------------------------
Maturity Distribution:
   U.S. Treasury Issue and other U.S. Government agencies...    $ 4,551       $ 3,493        $ 1,925        $ 1,339     $11,308
   State, county and municipal-tax exempt...................        500         3,144         12,883             --      16,527
   State, county and municipal-taxable......................        100           461          1,091             --       1,652
   Other /(1)/..............................................      1,731         4,297            542             --       6,570
-------------------------------------------------------------------------------------------------------------------------------
        Total Investment Securities.........................    $ 6,882       $11,395        $16,441        $ 1,339     $36,057
-------------------------------------------------------------------------------------------------------------------------------
Weighted Average Yield:
   U.S. Treasury Issue and other U.S. Government agencies...       6.55%         6.66%          6.46%          6.44%       6.56%
   State, county and municipal-tax exempt...................       7.58%         7.15%          6.89%            --        6.97%
   State, county and municipal-taxable......................       7.10%         6.27%          7.06%            --        6.84%
   Other....................................................       6.20%         7.50%          7.21%            --        7.39%
-------------------------------------------------------------------------------------------------------------------------------
        Weighted Average Yield by Category..................       6.66%         7.09%          6.87%          6.44%       6.89%
===============================================================================================================================

/(1)/ Excludes Equity Securities.

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A ,  I N C .    27
--------------------------------------------------------------------------------
                                                         MANAGEMENT'S DISCUSSION
                                                                    AND ANALYSIS

DEPOSITS

   The Corporation primarily uses deposits to fund its loans and investment portfolio. In 2000 the Corporation's deposits grew $21.4 million, or 15.0%. Total deposits at December 31, 2000 were $164.4 million compared to $142.9 million at December 31, 1999. Average deposits were $153.7 million in 2000 compared to $136.5 million in 1999, an increase of 12.6%. Certificates of deposit showed the largest dollar volume gain at $15.3 million, on average, from 1999 to 2000. Certificates of deposit had an average balance of $78.3 million in 1999 and an average balance of $93.7 million in 2000.

   The Corporation offers a variety of deposit accounts to individuals and small-to-medium sized businesses. Deposit accounts include checking, savings, money market deposit accounts and certificates of deposit. Certificates of deposit of $100,000 or more totaled $18.2 million at December 31, 2000 and $14.5 million at December 31, 1999, an increase of $3.7 million, or 25.9%. Many of these deposits are from long-standing customers and, therefore, are believed by management to be nearly as stable as, and for all practical purposes, only slightly more rate sensitive than core deposits.

AVERAGE DEPOSITS AND AVERAGE RATES PAID
(Dollars in thousands)

Years Ended December 31,                      2000                 1999
--------------------------------------------------------------------------------
                                       AVERAGE    AVERAGE   AVERAGE    AVERAGE
                                       BALANCE      RATE    BALANCE      RATE
--------------------------------------------------------------------------------
Interest bearing deposits:
  NOW accounts...................... $  19,071      2.07%  $ 18,027     2.14%
  Money market deposits.............     9,906      3.24%    10,478     3.03%
  Regular savings...................    14,429      3.00%    14,720     3.00%
  Certificates of deposit...........    93,650      5.61%    78,340     5.13%
                                                    ----                ----
   Total interest bearing
     deposits....................... $ 137,056      4.67%  $121,565     4.25%
Noninterest bearing
  deposits..........................    16,660               14,984
--------------------------------------------------------------------------------
   Total deposits................... $ 153,716             $136,549
================================================================================

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AT DECEMBER 31, 2000

(Dollars in thousands)                           DOLLARS              PERCENT
--------------------------------------------------------------------------------
Three months or less................            $  2,817               15.44%
Over three months to six months.....              13,143               72.05%
Over six months to one year.........               1,675                9.18%
Over one year.......................                 607                3.33%
--------------------------------------------------------------------------------
                                                $ 18,242              100.00%
================================================================================

SHORT-TERM BORROWINGS

   BOE occasionally finds it necessary to purchase funds on a short-term basis due to fluctuations in loan and deposit levels. BOE has several arrangements under which it may purchase funds. A Federal Funds guidance facility is maintained with SunTrust Bank in the amount $4.0 million for use during the period ending January 31, 2002. Also, the Corporation may purchase funds through Community Bankers Bank for up to 100% of the aggregate market value, as determined from time to time, of U.S. government securities or the securities of agencies of the U.S. government. Alternatively, the Bank may borrow from the Community Bankers Bank on an unsecured basis up to 50% of its total capital at market interest rates priced slightly higher than those rates earned on federal funds sold. As another means of borrowing funds, BOE may borrow from the Federal Home Loan Bank of Atlanta, and in 1999 was approved to borrow up to $16.8 million. From January 1 until January 24, 2000 a $7.0 million note was utilized at a rate of 5.78%. On February 2, 2000 the Corporation entered into an $11.0 million adjustable rate agreement with the Federal Home Loan Bank of Atlanta for twelve months at an initial rate of 6.07%. This note repriced, based on 3 month intervals on May 2, 2000 at 6.36125%, August 2, 2000 at 6.69188%, and November 2, 2000 at 6.73%. Subsequently, on February 2, 2001 that $11.0 million note was renewed for a period of nine months at a fixed rate of 5.26% and will mature on November 2, 2001. Total expense on Federal Home Loan Bank of Atlanta borrowings in 2000 was $693,000 and total expense on Federal Funds purchased and other borrowings was $11,000. In 1999 total expense on Federal Home Loan Bank of Atlanta borrowings was $111,000 and total expense on Federal Funds purchased and other borrowings was $57,000.

CAPITAL REQUIREMENTS

   The determination of capital adequacy depends upon a number of factors, such as asset quality, liquidity, earnings, growth trends and economic conditions. The Corporation seeks to maintain a strong capital base to support its growth and expansion plans, provide stability to current operations and promote public confidence in the Corporation.

   The Corporation's capital position exceeds all regulatory minimums. The federal banking regulators have defined three tests for assessing the capital strength and adequacy of banks, based on two definitions of capital. "Tier 1 Capital" is defined as a combination of common and qualifying preferred stockholders' equity less goodwill. "Tier 2 Capital" is defined as qualifying subordinated debt and a portion of the allowance for loan losses. "Total Capital" is defined as Tier 1 Capital plus Tier 2 Capital. Three risk-based capital ratios are computed using the above capital definitions, total assets and risk-weighted assets and are measured against regulatory minimums to ascertain adequacy. All assets and off-balance sheet risk items are grouped into categories according to degree of risk and assigned a risk-weighting and the resulting total is risk-weighted assets. "Total Risk-based Capital" is Total Capital divided by Risk-Weighted Assets. The Leverage Ratio is Tier 1 Capital divided by Total Average Assets.

   The following table shows the Corporation's capital ratios:

CAPITAL RATIOS

December 31, 2000 and 1999                   2000           1999
----------------------------------------------------------------
Tier 1 Risk-based Capital............       10.51%         11.03%
Total Risk-based Capital.............       11.70%         12.26%
Leverage Ratio.......................        8.30%          8.76%

28                                             2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND
ANALYSIS

LIQUIDITY

   Liquidity represents the Corporation's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, and certain investment securities. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

   As of December 31, 2000, cash, federal funds sold, held-to-maturity securities maturing within one year and available-for-sale securities represented 22.00% of deposits and other liabilities compared to 18.12% at December 31, 1999. At December 31, 2000 approximately 91.08% of BOE's total investment securities were available-for-sale with a market value of $259,000 greater than their book value. Asset liquidity is also provided by managing loan maturities. At December 31, 2000 approximately $71.3 in loans would mature or reprice with a one-year period.

   The following table summarizes the Corporation's liquid assets for the periods indicated:

SUMMARY OF LIQUID ASSETS
December 31,2000 and 1999

(Dollars in thousands)                                      2000           1999
--------------------------------------------------------------------------------
Cash and due from banks.........................       $   4,354      $   6,133
Federal funds sold..............................           2,413             --
Investment securities/(1)/......................             292            801
Available for sale securities, at fair value....          31,850         20,588
--------------------------------------------------------------------------------
Total liquid assets.............................       $  38,909      $  27,522
================================================================================

Deposits and other liabilities..................       $ 176,718      $ 151,913
Ratio of liquid assets to deposits and other
  liabilities                                              22.02%         18.12%

FINANCIAL RATIOS

   Financial ratios give investors a way to compare corporations within industries to analyze financial performance. Return on average assets is net income as a percentage of average total assets. It is a key profitability ratio that indicates how effectively a bank has used its total resources. Return on average assets increased from 0.90% in 1999 to 1.01% in 2000. Return on average equity is net income as a percentage of average shareholders' equity. It provides a measure of how productively a corporation's equity has been employed. BOE return on average equity increased from 9.12% in 1999 to 11.38% in 2000. Dividend payout ratio is the percentage of net income paid to shareholders as cash dividends during a given period. It is computed by dividing dividends per share by net income per share. BOE has a dividend payout ratio of 37.44% in 1999 and 29.78% in 2000. The Corporation utilizes leverage within guidelines prescribed by federal banking regulators as described in the section "Capital Requirements" in the preceding section. Leverage is average stockholders' equity divided by total quarterly average assets. This ratio was 9.87% in 1999 and 8.89% in 2000.

FINANCIAL RATIOS

Years ended December 31,                                    2000           1999
--------------------------------------------------------------------------------
Return on average assets........................            1.01%          0.90%
Return on average equity........................           11.38%          9.12%
Dividend payout ratio...........................           29.78%         37.44%
Average equity to average asset ratio...........            8.89%          9.87%

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

   The consolidated financial statements and related financial data concerning the Corporation presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Corporation is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors beyond the Corporation, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the U.S. government and federal agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies such as seeking to curb inflation and combat recession by its open market operations in U.S. government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the Corporation and its results of operations are not predictable.

NEW ACCOUNTING PRONOUNCEMENTS

   In June 1998, FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 establishes accounting and reporting standards for derivatives financial instruments and other similar financial instruments and for hedging activities. The standard also allows securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of this standard. FAS 133 is effective for all fiscal years beginning after June 15, 2000. Management will adopt this standard for the Corporation during the first fiscal quarter of 2001.

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.      29
--------------------------------------------------------------------------------
                                                                DIRECTORS

                                                                   [PHOTO]

                                                        BOARD OF DIRECTORS
                               of BOE Financial Services of Virginia, Inc.


                   Seated, left to right:         Standing, left to right:

                          Philip T. Minor              R. Tyler Bland, III
                         Frances H. Ellis                George B. Elliott
           Robert F. Hutchinson, Chairman             William Guy Townsend
                                                       Robert Harding Ball
                                                 Alexander F. Dillard, Jr.
                                                    George M. Longest, Jr.
                                                      L. McCauley Chenault

                                           John H. Ball, Director Emeritus

30                                             2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
MANAGEMENT



         BANK OF ESSEX EXECUTIVE OFFICERS
         [PHOTO]

         Seated, left to right:                                           Standing, left to right:

         George M. Longest, Jr., President, Chief Executive Officer       J.M. Robeson, Vice President
         Suzanne S. Rennolds, Vice President                              Bonnie S. Courtney, Vice President
         Bruce E. Thomas, Vice President, Chief Financial Officer         Terrell D. Vaughan, Vice President

--------------------------------------------------------------------------------

         BANK OF ESSEX OFFICERS

         Kevin P. Dolan, Vice President
         Gail F. Hubbard, Vice President
         William A. Basye, Controller
         Susan S. Bayne, Branch Officer
         Carter R. Crews, Branch Officer
         Nancy M. Daniel, Loan Officer
         Catherine T. Elliott, Account Services Officer
         Leslee S. Hampshire, Branch Officer
         Sharon C. James, Loan Administration & Electronic Banking Officer Lucile W. McCarthy, Branch Officer
         James E. Mickens, Branch Officer
         Lisa L. Roccaforte, Investment Officer, Essex Services, Inc.

B O E  F I N A N C I A L  S E R V I C E S  O F  V I R G I N I A, I N C.      31
--------------------------------------------------------------------------------
                                                                       EMPLOYEES

[PHOTO]

MAIN OFFICE

Carter R. Crews, Managing Officer

Penny H. Atkins
Cynthia R. Brew
Janet R. Brizendine
Toni A. Brooks
Carolyn C. Brown
Claycie B. Brown
Della G. Durham
Marie C. Ferry
April D. Garnett
Iris B. Grubbs
Kathan J. Hodges
Alice Mae Hundley
Mary D. Hutchinson
Bonnie K. Jenkins
O. Lynn Lindahl
Steven W. Ruth
Jean D. Stewart
D. Brian Sydnor
Andrew R. Thompson
Billie Ann Thompson
Lisa M. Thompson
Cathy A. Thurston
Shelby S. Tune
C. Renee Walder
Natalie M. White


INTERNS

John L. Albert
Katherine F. Allen
Rakisha L. Jarrett
Benjamin G. Winters

[PHOTO]

TAPPAHANNOCK
TOWNE CENTER OFFICE

Lucile W. McCarthy, Managing Officer

Carolyn W. Jackson
Patsy K. McDonald
Juanita W. Morris
Janet M. Parr
Mamie T. Taylor
Mary D. Zorn

[PHOTO]

KING WILLIAM OFFICE

Susan S. Bayne, Managing Officer

Pamela D. Boardwine
Ella L. Croxton
Joan B. Hosfield
Lindsey K. Loving
Dolores Roane
Penny H. Rozell

[PHOTO]

EAST HANOVER OFFICE

Leslee S. Hampshire, Managing Officer

Shelby N. Brown
Jacqueline G. Chasse
Rosalind T. Custalow
Jenny N. Johnson
Cathy J. Kidd
Amanda S. Osborne
Ann M. Ransone
Jennifer R. Spurlock
Shauna A. Twitchell
Anne S. Ware

ESSEX SERVICES, INC.

Lisa L. Roccaforte, Investment Officer

[PHOTO]

WEST POINT OFFICE

James E. Mickens, Managing Officer

Linda M. Bryant
Norma S. Bullock
Joy H. Lawson
Lorraine J. Norman
Karen V. O'tey
S. Renee Pitts

[PHOTO]

VIRGINIA CENTER OFFICE

Gail F. Hubbard, Managing Officer

Carrie L. Dorrell
Adrianna N. Hancock
Mae H. Loving
Kimberly A. Schools
Lauren E. Smith
Suzette C. Swann
Sandra J. Teague
F. Travis Wicker

COMMERCIAL
DEPARTMENT

Dawn A. Bowles
Karen E. Goff
Daphne B. Rice
Susan K. Upshaw

ESSEX MORTGAGE SERVICES

Gwen S. Cook
Shirley W. Mitchell

 32                                            2 0 0 0  A N N U A L  R E P O R T
--------------------------------------------------------------------------------
          SHAREHOLDER INFORMATION


          CORPORATE HEADQUARTERS

          BOE Financial Services of Virginia, Inc.
          P. O. Box 965
          323 Prince Street
          Tappahannock, Virginia 22560

                                                            STOCK TRANSFER/
          ANNUAL MEETING                                    INDEPENDENT TRANSFER AGENT                 AUDITOR
          will be held at 11:00 a.m. on Friday,             BOE Financial Services of Virginia, Inc.   Yount, Hyde & Barbour, P.C.
          May 11, 2001 at the Tappahannock-Essex            P. O. Box 965 323 Prince Street            50 South Cameron Street
          Volunteer Fire Department, Tappahannock,          Tappahannock, Virginia 22560               Winchester, Virginia 22604
          Virginia. All stockholders are cordially
          invited to attend.


          COMMON STOCK

          BOE Financial Services of Virginia, Inc. common stock is traded on the NASDAQ Small Cap Market under the symbol BSXT. On December 31, 2000 there were approximately 1,100 shareholders.

          CORPORATE COUNSEL                    INVESTOR RELATIONS
          McGuire Woods, L.L.P.                A copy of BOE Financial Services of Virginia, Inc.'s
          One James Center                     Form 10K will be furnished without charge to
          901 East Cary Street                 stockholders upon written request to:
          Richmond, Virginia 23219-4030        Bruce E. Thomas
          804-775-1000 Phone                   Vice President and Chief Financial Officer
          804-775-1061 Fax                     BOE Financial Services of Virginia, Inc.
          www.mcguirewoods.com                 P. O. Box 965
          Attn: Mr. Joseph C. Carter, III      Tappahannock, Virginia 22560


          STOCK AND DIVIDEND INFORMATION

          A total of 1,169,969 shares were outstanding on December 31, 2000 held by approximately 1,100 shareholders of record. The Corporation's stock trades on the Nasdaq Small Cap Market under the symbol BSXT. The Nasdaq Stock Market is a highly regulated electronic securities market whose trading is supported by a communications network liking them to quotation dissemination, trade reporting, and order execution. The Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc. Listed below are the high and low prices for the common stock for the last eight quarters ended December 31, 2000.

          2000                    High            Low        Close        1999              High             Low        Close
          ------------------------------------------------------------------------------------------------------------------------
          1st Quarter           $ 14.25        $ 11.00      $13.00     1st Quarter        $ 18.50         $  15.63      $15.81
          2nd Quarter             13.50          11.18       12.50     2nd Quarter          18.50            14.75       15.75
          3rd Quarter             14.00          10.75       11.75     3rd Quarter          16.50            14.00       15.00
          4th Quarter             13.50          11.00       13.38     4th Quarter          15.00            13.00       14.00


          DIVIDEND REINVESTMENT PLAN

          BOE Financial Services of Virginia, Inc.'s Dividend Reinvestment Plan provides each registered stockholder with an economical method of investing cash dividends into additional shares of the Corporation's common stock. Key advantages include reinvestment of dividends without commission and increased ownership. For a prospectus on the Dividend Reinvestment Plan, contact Bruce E. Thomas at 1-800-443-4343 or at the mailing address listed above.