Form 10KSB, Exhibit 13
period 2001-12-31
BOE FINANCIAL SERVICES OF VIRGINIA INC
filed 2002-04-01
CIK 1109848

                                 ANNUAL REPORT                       EXHIBIT 13
--------------------------------------------------------------------------------
                                               TABLE OF CONTENTS

                                           LETTER TO SHAREHOLDERS     2

                                               PERFORMANCE GRAPHS     3

                                          SELECTED FINANCIAL DATA     4

                                     INDEPENDENT AUDITOR'S LETTER     5

                                CONSOLIDATED FINANCIAL STATEMENTS     6

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    10

                             MANAGEMENT'S DISCUSSION AND ANALYSIS    21

                                          SHAREHOLDER INFORMATION    32

                               DIRECTORS, OFFICERS, AND EMPLOYEES    33

                      [LOGO APPEARS HERE]

2                                                             2001 ANNUAL REPORT
--------------------------------------------------------------------------------
        LETTER TO SHAREHOLDERS

To our Shareholders, Customers and Friends,

On behalf of the Board of Directors and staff of BOE Financial Services of Virginia, Inc., we are pleased to present our annual report for the year-ended December 31, 2001.

2001 was a challenging yet rewarding year for our company. With the economy slowing, the Federal Reserve relaxed interest rates an unprecedented eleven times during the year, a total of 450 basis points. For community banks, who typically fund loans with certificates of deposit, margins were impacted adversely as loans repriced faster than deposits. Despite these rapid changes in the financial markets, we are happy to report positive results.

[PHOTO OF George M. Longest, Jr. APPEARS HERE]

[PHOTO OF Alexander F. Dillard, Jr. APPEARS HERE]

Our Bank experienced continued growth in 2001. Total assets at year-end were $217,171,685, an increase of $23,238,820 over year-end 2000, or 11.98%. Total deposits at year-end were $188,497,158, an increase of $24,148,958 over year-end 2000, or 14.69%. Total loans increased by 8.95% ending the year at $153,960,748, an increase of $12,650,505. In 2001 earnings were $2,007,122, a record, and resulted in an increase over 2000 of $164,095, or 8.90%. These earnings produced a return on average assets of 1.00% and a return on average equity of 10.97% compared to 2000 results of 1.01% and 11.38%, respectively. Total dividends paid for the year were $0.50 per share, a 6.4% increase over 2000. Earnings per share increased from $1.58 per share in 2000 to $1.71 in 2001, an increase of 8.2%. Growth in earnings was primarily fueled by increases in interest and non-interest income of 3.12% and 16.85% respectively, and by controlling non-interest expenses which increased only 2.16%.

Certainly the performance of our stock price in 2001 was a highlight in the year. BOE Financial Services of Virginia, Inc. closed the year at $17.35, up $5.10, or 42%, over the low of $12.25 in January 2001. We are obviously encouraged by this performance and believe investors have moved back to stocks that demonstrate value over the long term.

These results were achieved in a year when major changes were taking place within the Bank. In March of 2001, we converted to a new customer data technology system. This was a major change for our Bank and it was very successful. We have already seen the benefits of this change to our company and more importantly to our customers.

Prospects for the King William, East Hanover, and Virginia Center markets remain good. Each of our branch locations in these areas is surrounded by significant growth in population and commerce. Our other markets also contributed nicely to growth in 2001 and we feel well positioned for future growth.

The September 11th events and the uncertain economy cause some concern for our industry. However, we believe community banking has a bright future and we look forward to the challenge. We want to thank our shareholders, directors, officers, and staff for their support. We especially thank our customers for their continued patronage.

Sincerely,

/s/ George M. Longest, Jr.
George M. Longest, Jr., President, Chief Executive Officer

/s/ Alexander F. Dillard, Jr.
Alexander F. Dillard, Jr., Chairman, Board of Directors

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   3
--------------------------------------------------------------------------------
            PERFORMANCE

The Bank's continued growth is shown at a glance in these graphs.

Assets in thousands

[chart]
1997              1998              1999             2000             2001
128,848           145,908           167,296          193,933          217,172


Deposits in thousands

[chart]
1997              1998              1999             2000             2001
113,597           129,825           142,891          164,348          188,497


Total Loans in thousands

[chart]
1997              1998              1999             2000             2001
88,843            106,604           126,064          141,311          153,961


Dividends

[chart]
1997              1998              1999             2000             2001
393,871.80        513,827.60        525,505.50       548,861.30       585,683.00


Capital in thousands

[chart]
1997              1998              1999             2000             2001
14,112            15,005            15,383           17,215           19,047


Earnings Per Share

[chart]
1997              1998              1999             2000             2001
$1.27             $1.17             $1.20            $1.58            $1.71

4                                                          2001 ANNUAL REPORT
-------------------------------------------------------------------------------
       SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA
(Dollars In Thousands, Except Per Share Data)

     As of and for the Years Ended December 31,             2001        2000        1999        1998        1997

STATEMENT OF INCOME INFORMATION

     Interest income.................................  $  14,749   $  14,302   $  11,559   $  10,459   $   9,130
     Interest expense................................      7,482       7,106       5,333       4,909       4,347
     Net interest income.............................      7,267       7,196       6,226       5,550       4,783
     Provision for loan losses.......................        390         455         345         380         250
     Noninterest income..............................      1,120         959         783         646         569
     Noninterest expense.............................      5,393       5,280       4,843       4,002       3,478
     Income taxes....................................        597         577         417         453         422
----------------------------------------------------------------------------------------------------------------
     Net income......................................  $   2,007   $   1,843   $   1,404   $   1,361   $   1,203
================================================================================================================

PER SHARE DATA

     Net income, basic and diluted...................  $    1.71   $    1.58   $    1.20   $    1.17   $    1.27
     Cash dividend...................................       0.50        0.47        0.45        0.44        0.42
     Book value at period end........................      16.22       14.71       13.17       12.85       12.08
     Tangible book value at period end...............      15.24       13.62       11.97       11.54       10.67

BALANCE SHEET DATA

     Total assets....................................  $ 217,172   $ 193,933   $ 167,296   $ 145,908   $ 128,848
     Loans, net......................................    151,877     139,492     124,464     105,260      87,658
     Securities......................................     39,613      36,315      25,220      25,778      27,744
     Deposits........................................    188,497     164,348     142,891     129,825     113,597
     Stockholders' equity............................     19,047      17,215      15,383      15,005      14,112

PERFORMANCE RATIOS

     Return on average assets........................      1.00%       1.01%       0.90%       1.00%       1.01%
     Return on average equity........................     10.97%      11.38%       9.12%       9.29%      12.09%
     Net interest margin.............................      4.12%       4.50%       4.63%       4.59%       4.59%
     Dividend payout.................................     29.18%      29.78%      37.44%      37.75%      32.75%

ASSET QUALITY RATIOS

     Allowance for loan losses to period end loans...      1.35%       1.29%       1.27%       1.26%       1.33%
     Allowance for loan losses to nonperforming assets   274.21%     190.27%     115.10%     277.11%     262.17%
     Nonperforming assets to total assets............      0.35%       0.49%       0.83%       0.33%       0.35%
     Net chargeoffs to average loans.................      0.08%       0.17%       0.11%       0.22%       0.08%

CAPITAL AND LIQUIDITY RATIOS

     Leverage........................................      8.41%       8.27%       8.76%       9.29%       9.88%
     Tier 1 Risk-Based Capital.......................      9.95%      10.51%      11.03%      12.27%      11.04%
     Total Risk-Based Capital........................     11.14%      11.73%      12.26%      13.51%      12.06%

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                    5
-------------------------------------------------------------------------------
                                           INDEPENDENT AUDITOR'S REPORT

INDEPENDENT AUDITOR'S REPORT

     [LOGO]

     To the Board of Directors and Stockholders
     BOE Financial Services of Virginia, Inc.
     Tappahannock, Virginia

     We have audited the accompanying consolidated balance sheets of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     /s/ Yount, Hyde & Barbour, P.C.
     Winchester, Virginia
     January 9, 2002

  6                                                          2001 ANNUAL REPORT
-------------------------------------------------------------------------------
          CONSOLIDATED
       FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000

ASSETS
                                                                             2001            2000

Cash and due from banks......................................       $   6,093,476   $   4,353,812
Federal funds sold...........................................           7,617,000       2,413,000
Securities held to maturity (fair value approximates
   $3,175,885 at December 31, 2000).......................                     --       3,120,778
Securities available for sale, at fair value.................          38,268,475      31,849,597
Equity securities, restricted, at cost.......................           1,345,000       1,345,000
Loans held for sale..........................................             906,300         223,530
Loans, net of allowance for loan losses of
      $2,084,091 in 2001 and $1,818,538 in 2000..............         151,876,657     139,491,705
Bank premises and equipment, net.............................           6,763,862       6,971,375
Accrued interest receivable..................................           1,447,163       1,366,227
Intangible assets............................................           1,153,379       1,279,202
Other assets.................................................           1,700,373       1,518,639
----------------------------------------------------------------------------------------------------

      Total assets...........................................       $ 217,171,685   $ 193,932,865
====================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits:
      Noninterest-bearing....................................       $  18,010,984   $  17,509,827
      Interest-bearing.......................................         170,486,174     146,838,373
----------------------------------------------------------------------------------------------------
         Total deposits......................................       $ 188,497,158   $ 164,348,200

      Federal Home Loan Bank advances........................           8,000,000      11,000,000
      Accrued interest payable...............................             610,395         898,484
      Other liabilities......................................           1,016,653         471,122
----------------------------------------------------------------------------------------------------
         Total liabilities...................................       $ 198,124,206   $ 176,717,806
----------------------------------------------------------------------------------------------------

Commitments and Contingent Liabilities.......................       $          --   $          --
----------------------------------------------------------------------------------------------------

Stockholders' Equity
   Preferred stock, $5 par value, authorized 100,000 shares;
      no shares issued and outstanding.......................       $          --   $          --
   Common stock, $5 par value, authorized 10,000,000 shares;
      Issued and outstanding 1,174,078 and 1,169,969 shares             5,870,390       5,849,845
   Additional paid-in capital................................           4,874,752       4,827,428
   Retained earnings.........................................           7,788,467       6,367,066
   Accumulated other comprehensive income....................             513,870         170,720
----------------------------------------------------------------------------------------------------

         Total stockholders' equity..........................       $  19,047,479   $  17,215,059
----------------------------------------------------------------------------------------------------

         Total liabilities and stockholders' equity..........       $ 217,171,685   $ 193,932,865
====================================================================================================

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                    7
-------------------------------------------------------------------------------
                                                        CONSOLIDATED
                                                    FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME
Three Years Ended December 31, 2001

                                                                2001               2000                1999
Interest and Dividend Income

   Interest and fees on loans.....................      $ 12,700,473       $ 12,422,444        $ 10,180,864
   Interest and dividends on securities:
      U.S. Treasury obligations...................                --                 --              57,897
      Obligations of U.S. Government agencies.....           504,404            619,534             461,760
      Obligations of states and political.........
         subdivisions, nontaxable.................           828,576            716,436             605,839
      Other securities............................           610,919            371,931             199,841
   Interest on federal funds sold.................           104,792            172,164              60,975
-----------------------------------------------------------------------------------------------------------

      Total interest and dividend income..........      $ 14,749,164       $ 14,302,509        $ 11,567,176
-----------------------------------------------------------------------------------------------------------

Interest Expense

   Interest on deposits...........................      $  6,925,134       $  6,402,591        $  5,164,543
   Interest on borrowings.........................           556,613            703,845             168,187
-----------------------------------------------------------------------------------------------------------

      Total interest expense......................      $  7,481,747       $  7,106,436        $  5,332,730
-----------------------------------------------------------------------------------------------------------

      Net interest income.........................      $  7,267,417       $  7,196,073        $  6,234,446

Provision for loan losses.........................           390,000            455,000             345,000
-----------------------------------------------------------------------------------------------------------

      Net interest income after
         provision for loan losses................      $  6,877,417       $  6,741,073        $  5,889,446
-----------------------------------------------------------------------------------------------------------

Noninterest Income

   Net security gains.............................      $      2,448       $     16,077        $      4,422
   Net gains (losses) on sale of loans............             7,343               (849)             (8,555)
   Service charge income..........................           726,534            582,161             495,489
   Other income...................................           383,867            361,260             283,124
-----------------------------------------------------------------------------------------------------------

      Total noninterest income....................      $  1,120,192       $    958,649        $    774,480
-----------------------------------------------------------------------------------------------------------

Noninterest Expenses

   Salaries.......................................      $  2,161,602       $  2,077,183        $  1,775,233
   Employee benefits and costs....................           535,192            477,208             420,949
   Occupancy expenses.............................           292,211            284,030             245,637
   Furniture and equipment related expenses.......           464,731            490,065             341,120
   Data processing................................           344,672            256,460             348,173
   Other operating expenses.......................         1,595,263          1,694,717           1,712,156
-----------------------------------------------------------------------------------------------------------

      Total noninterest expenses..................      $  5,393,671       $  5,279,663        $  4,843,268
-----------------------------------------------------------------------------------------------------------

      Net income before income taxes..............      $  2,603,938       $  2,420,059        $  1,820,658

Income Taxes......................................           596,816            577,032             416,925
-----------------------------------------------------------------------------------------------------------
      Net income..................................      $  2,007,122       $  1,843,027        $  1,403,733
===========================================================================================================
Earnings Per Share, basic and diluted.............      $       1.71       $       1.58        $       1.20
===========================================================================================================

See Notes to Consolidated Financial Statements.

  8                                                          2001 ANNUAL REPORT
-------------------------------------------------------------------------------
           CONSOLIDATED
       FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY
Three Years Ended December 31, 2001

                                                                                           ACCUMULATED
                                                             ADDITIONAL                         OTHER-
                                                  COMMON        PAID-IN         RETAINED COMPREHENSIVE COMPREHENSIVE
                                                   STOCK        CAPITAL         EARNINGS  INCOME (LOSS)       INCOME          TOTAL
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 1998                   $ 5,838,950    $ 4,819,994     $  4,194,673    $  151,617                  $15,005,234
   Comprehensive income:
      Net income                                      --             --        1,403,733            --   $ 1,403,733      1,403,733
      Other comprehensive loss,
         net of tax:
         Unrealized loss on securities
            available for sale, net of
            deferred taxes of $256,253                                                                      (497,432)
         Less reclassification adjustment,
            net of taxes of $1,503                                                                            (2,919)
------------------------------------------------------------------------------------------------------------------------------------
   Other comprehensive loss,
      net of tax                                      --             --               --      (500,351)     (500,351)      (500,351)
------------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                                                                            $   903,382
====================================================================================================================================
   Cash dividends, $0.45 per share                    --             --         (525,506)           --                     (525,506)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                   $ 5,838,950    $ 4,819,994     $  5,072,900   $  (348,734)                 $15,383,110
   Comprehensive income:
   Net income                                         --             --        1,843,027            --   $ 1,843,027      1,843,027
   Other comprehensive income,
      net of tax:
      Unrealized gain on securities
         available for sale, net of
         deferred taxes of $273,064                                                                          530,065
      Less reclassification adjustment,
         net of taxes of $5,466                                                                              (10,611)
------------------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income,
      net of tax                                      --             --               --       519,454       519,454        519,454
------------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                         --             --               --            --     2,362,481
====================================================================================================================================
   Cash dividends, $0.47 per share                    --             --         (548,861)           --                     (548,861)
   Issuance of common stock under
      dividend reinvestment plan                  10,895          7,434               --            --                       18,329
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                   $ 5,849,845    $ 4,827,428     $  6,367,066   $   170,720                 $ 17,215,059
   Comprehensive income:
   Net income                                         --             --        2,007,122            --   $ 2,007,122      2,007,122
   Other comprehensive income,
      net of tax:
      Unrealized gain on securities
         available for sale, net of
         deferred taxes of $177,607                                                                          344,766
      Less reclassification adjustment,
         net of taxes of $832                                                                                 (1,616)
------------------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income,
      net of tax                                      --             --               --       343,150       343,150        343,150
------------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income                         --             --               --            --     2,350,272
====================================================================================================================================
   Cash dividends, $0.50 per share                    --             --         (585,683)           --                     (585,683)
   Fractional shares purchased under
      dividend reinvestment plan                      --             --              (38)           --                          (38)
   Issuance of common stock under
      dividend reinvestment plan                  20,545         47,324               --            --                       67,869
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                   $ 5,870,390    $ 4,874,752     $  7,788,467   $   513,870                 $ 19,047,479
====================================================================================================================================

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                    9
-------------------------------------------------------------------------------
                                                        CONSOLIDATED
                                                    FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Years Ended December 31, 2001

                                                                                 2001               2000                 1999
Cash Flows from Operating Activities
   Net income.......................................................... $   2,007,122     $    1,843,027      $     1,403,733
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization.................................       520,519            509,054              459,512
         Origination of loans available for sale.......................    (4,362,737)        (3,712,700)          (2,177,600)
         Proceeds from sale of loans available for sale................     3,687,310          3,737,371            1,919,995
         Provision for loan losses.....................................       390,000            455,000              345,000
         (Gain) from demutualization of insurance company..............            --                 --              (64,656)
         (Gain) on sale of securities..................................        (2,448)           (16,077)              (4,422)
         (Gain) on sale of premises and equipment......................            --                 --               (5,810)
         (Gain) loss on sale of loans..................................        (7,343)               849                8,555
         Loss on sale of other property................................            --                 --               35,000
         Deferred income tax expense (benefit).........................      (123,267)            74,169              (90,588)
         Amortization of premiums on securities........................       106,557             69,700               83,774
         Accretion of discounts on securities..........................       (56,445)           (64,130)              (7,479)
         (Increase) in accrued interest receivable and other assets....      (139,403)          (500,195)             (43,734)
         Increase in accrued expenses and other liabilities.                   80,667            248,644               43,208
-----------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities..................... $   2,100,532     $    2,644,712      $     1,904,488
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities

   Proceeds from principal repayments and calls of securities
      held to maturity................................................. $          --     $      574,974      $     1,045,338
   Proceeds from sales, principal repayments and
      calls of securities available for sale...........................     2,804,658          3,683,295            3,879,755
   Proceeds from maturities of securities held to maturity.............            --            470,000              100,000
   Proceeds from maturities of securities available for sale...........     6,430,800             80,000              700,000
   Purchase of securities held to maturity.............................            --           (533,416)            (990,130)
   Purchase of securities available for sale...........................   (12,137,381)       (14,217,589)          (4,708,835)
   Purchase of equity securities, restricted...........................            --           (354,600)            (234,200)
   Net increase in loans to customers..................................   (12,698,868)       (15,732,253)         (19,448,945)
   (Increase) decrease in federal funds sold...........................    (5,204,000)        (2,413,000)           1,879,000
   Purchases of premises and equipment.................................      (187,183)           (79,505)          (2,095,586)
   Proceeds from sale of premises and equipment........................            --                 --               11,000
   Proceeds from sale of other real estate.............................            --             72,401               42,414
-----------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities......................... $ (20,991,974)    $  (28,449,693)     $   (19,820,189)
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities

   Net increase in demand deposits, NOW accounts, and savings accounts  $   6,208,896     $      803,890      $     5,036,303
   Net increase in time deposits.......................................    17,940,062         20,653,376            8,029,919
   Increase (decrease) in federal funds purchased......................            --           (901,000)             901,000
   Increase (decrease) from Federal Home Loan Bank advances............    (3,000,000)         4,000,000            7,000,000
   Dividends paid......................................................      (585,683)          (548,861)            (525,506)
   Net proceeds from issuance of common stock..........................       (67,869             28,069                   --
   Cash paid for fractional shares.....................................           (38)                --                   --
   Stock issuance costs................................................            --             (9,740)                  --
-----------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities..................... $  20,631,106     $   24,025,734      $    20,441,716
-----------------------------------------------------------------------------------------------------------------------------
         Net increase (decrease) in cash and cash equivalents.......... $   1,739,664     $   (1,779,247)     $     2,526,015

Cash and Cash Equivalents
   Beginning of year...................................................     4,353,812          6,133,059            3,607,044
-----------------------------------------------------------------------------------------------------------------------------
   End of year......................................................... $   6,093,476     $    4,353,812      $     6,133,059
=============================================================================================================================

Supplemental Disclosure of Cash Flow Information

   Cash paid during year
      Interest......................................................... $   7,769,836     $    6,670,812      $     5,386,392
=============================================================================================================================
      Income taxes..................................................... $     447,151     $      742,977      $       490,470
=============================================================================================================================

   Noncash investing activities
      Loans transferred to real estate owned during the year........... $          --     $           --      $       149,815
=============================================================================================================================
      Unrealized gain (loss) on securities available for sale.......... $     519,925     $      787,052      $      (758,107)
=============================================================================================================================
      Securities received from demutualization of insurance company.... $          --     $           --      $        64,656
=============================================================================================================================
      Transfer of held to maturity securities to available for sale.... $   3,120,778     $           --      $            --
=============================================================================================================================

See Notes to Consolidated Financial Statements.

  10                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

     On May 12, 2000, the stockholders of Bank of Essex voted in favor of a merger to become a wholly-owned subsidiary of BOE Financial Services of Virginia, Inc., which became a newly formed one-bank holding company.
     Upon consummation of the reorganization effective July 1, 2000, each outstanding common share of Bank of Essex was exchanged for one share of BOE Financial Services of Virginia, Inc. common stock, par value $5 per share. The exchange of shares was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests and financial statements for prior periods are identical to the financial statements of the Bank. Stockholders' equity has been restated to reflect this transaction in all prior periods.
     BOE Financial Services of Virginia, Inc. (the "Corporation") is a bank holding company, which owns all of the stock of its sole subsidiary, Bank of Essex (the "Bank"). The Bank provides commercial, residential and consumer loans, and a variety of deposit products to its customers in the Northern Neck, Middle Peninsula, and Richmond regions of Virginia.
     Essex Services, Inc. is a wholly-owned subsidiary of the Bank and was formed to sell title insurance to the Bank's mortgage loan customers.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of BOE Financial Services of Virginia, Inc. and its wholly-owned subsidiary, Bank of Essex. All material intercompany balances and transactions have been eliminated in consolidation.

SECURITIES

     Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.
     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and availablefor- sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

LOANS

     The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Bank's market area.
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
     All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cashbasis or cost-recovery method, until qualifying for return to accrual. Generally, loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic con-

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   11
-------------------------------------------------------------------------------
                                                  NOTES TO CONSOLIDATED
                                                  FINANCIAL STATEMENTS

ditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

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

INTANGIBLES

     Intangible assets consist of core deposit premiums. Intangible assets are amortized on a straight-line basis over 15 years. Amortization expense for each of the years ended December 31, 2001, 2000 and 1999 was $125,823.

OTHER REAL ESTATE

     Real estate acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the loan balance or the fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or the fair value less costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other operating expenses. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.
The Bank had no other real estate at December 31 2001 or 2000.

INCOME TAXES

     Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

EARNINGS PER SHARE

     Basic earnings per share is computed based on the weighted average number of shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is computed in a manner similar to basic EPS, except for certain adjustments to the numerator and the denominator. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method.

CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks."

ADVERTISING COSTS

     The Corporation follows the policy of charging the costs of production of advertising to expense as incurred. Total advertising expense incurred for 2001, 2000 and 1999 was $72,744, $96,548 and $83,659, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred taxes.

RECLASSIFICATIONS

     Certain reclassifcations have been made to prior period balances to conform to the current year provisions.

  12                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
         NOTES TO CONSOLIDATED
         FINANCIAL STATEMENTS

NOTE 2. SECURITIES

     The amortized cost and fair value of securities being held to maturity as of December 31, 2000, are as follows:

                                                                   Gross Unrealized   Gross Unrealized
                                                    Amortized Cost            Gains           (Losses)          Fair Value
--------------------------------------------------------------------------------------------------------------------------
                                                                                    2000
==========================================================================================================================
U.S. Agency, mortgage-backed securities .......       $  1,139,647        $  16,601         $   (2,554)      $   1,153,694
Obligations of state and political subdivisions          1,781,157           41,104                 --           1,822,261
Corporate debt securities .....................            199,974               --                (44)            199,930
--------------------------------------------------------------------------------------------------------------------------
                                                      $  3,120,778        $  57,705         $   (2,598)      $   3,175,885
==========================================================================================================================

     As permitted under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the Corporation transferred securities held to maturity with a book value of $3,120,778 and a market value of $3,175,885 to securities available for sale as of January 1, 2001.

     The amortized cost and fair value of securities available for sale as of December 31, 2001 and 2000, are as follows:

                                                                   Gross Unrealized   Gross Unrealized
                                                    Amortized Cost            Gains           (Losses)          Fair Value
--------------------------------------------------------------------------------------------------------------------------
                                                                                     2001
--------------------------------------------------------------------------------------------------------------------------
U.S. Agency, mortgage-backed securities .......       $  7,083,970        $  90,289         $  (15,618)      $   7,158,641
Obligations of state and political subdivisions         24,687,269          444,078           (102,424)         25,028,923
Corporate debt securities .....................          5,653,989          300,204             (6,058)          5,948,135
Other securities...............................             64,656           68,120                 --             132,776
--------------------------------------------------------------------------------------------------------------------------
                                                      $ 37,489,884        $ 902,691         $ (124,100)      $  38,268,475
==========================================================================================================================

--------------------------------------------------------------------------------------------------------------------------
                                                                                       2000
--------------------------------------------------------------------------------------------------------------------------
U.S. Agency, mortgage-backed securities ........      $ 10,168,172        $  35,550         $  (39,688)      $  10,164,034
Obligations of state and political subdivisions         16,397,963          180,163           (126,270)         16,451,856
Corporate debt securities .....................          4,960,141          118,139             (4,429)          5,073,851
Other securities...............................             64,656           95,200                 --             159,856
--------------------------------------------------------------------------------------------------------------------------
                                                      $ 31,590,932        $ 429,052         $ (170,387)      $  31,849,597
==========================================================================================================================

     The amortized cost and fair value of securities available for sale as of December 31, 2001, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                            Amortized Cost     Fair Value
-------------------------------------------------------------------------
     Due in one year or less ...............  $  2,908,122   $  2,961,826
     Due after one year through five years..    18,326,452     18,793,199
     Due after five years through ten years.    15,609,302     15,803,044
     Due after ten years ...................       581,352        577,630
-------------------------------------------------------------------------
                                              $ 37,425,228   $ 38,135,699
     Other equity securities ...............        64,656        132,776
-------------------------------------------------------------------------
                                              $ 37,489,884   $ 38,268,475
=========================================================================

     There were no sales of securities being held to maturity during 2001, 2000 and 1999.
     Proceeds from principal repayments and calls of securities held to maturity during 2001, 2000 and 1999 were $0, $574,974 and $1,045,338, respectively.
There were no gross gains or losses realized during 2001, 2000 and 1999.
     Proceeds from sales, principal repayments and calls of securities available for sale during 2001, 2000 and 1999 were $2,804,658, $3,683,295 and $3,879,755, respectively. Gross realized gains of $6,287, $21,757 and $6,668 and gross realized losses of $3,839, $5,680 and $2,246 were recognized on those sales for the years ended December 31, 2001, 2000 and 1999, respectively. The tax provision applicable to these net realized gains amounted to $832, $5,466 and $1,503, respectively.
     Securities with amortized costs of $1,843,586 and $1,618,537 at December 31, 2001 and 2000 were pledged to secure public deposits and for other purposes required or permitted by law.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   13
-------------------------------------------------------------------------------
                                                 NOTES TO CONSOLIDATED
                                                 FINANCIAL STATEMENTS

NOTE 3. LOANS

     Major classifications of loans are summarized as follows:

December 31,                                  2001           2000
-----------------------------------------------------------------
                                                (In Thousands)
Mortgage loans on real estate:
     Residential 1-4 family .......     $   33,688    $    29,639
     Commercial ...................         70,137         60,352
     Construction .................          3,505          6,242
     Equity lines of credit........          6,511          4,671
Commercial loans ..................         32,714         29,783
Consumer installment loans:
     Personal .....................          6,624          9,922
     Credit cards .................            782            702
-----------------------------------------------------------------
                                        $  153,961    $   141,311
Less: Allowance for loan losses              2,084          1,819
-----------------------------------------------------------------
Loans, net.........................     $  151,877    $   139,492
=================================================================

     The following is a summary of information pertaining to impaired loans:

December 31,                                  2001           2000
-----------------------------------------------------------------
Impaired loans with a
     valuation allowance ..........     $  622,810    $   340,300
Impaired loans without a
     valuation allowance ..........             --             --
-----------------------------------------------------------------
        Total impaired loans            $  622,810    $   340,300
=================================================================

Valuation allowance related
     to impaired loans ............     $  160,862    $    51,045
=================================================================

Years Ended
     December 31,               2001         2000         1999
--------------------------------------------------------------

Average investment
     in impaired loans    $  799,282   $  340,275   $  291,998
==============================================================

Interest income
     recognized on
     impaired loans       $    8,338   $       --   $    5,552
==============================================================

Interest income
     recognized on a
     cash basis on
     impaired loans       $    8,338   $       --   $    5,552
==============================================================

     Nonaccrual loans excluded from impaired loan disclosure under SFAS No. 114 amounted to $182,100, $616,215 and $959,000 at December 31, 2001, 2000 and
1999, respectively. If interest on these loans would have been accrued, such income would have totaled $8,082, $107,084 and $42,672 in 2001, 2000 and 1999, respectively.
     The Corporation has not committed to lend additional funds to these debtors.
     A summary of the transactions affecting the allowance for loan losses is asfollows:

                                   2001         2000          1999
-------------------------------------------------------------------
Balance, beginning
   of year                   $1,818,538   $1,600,717   $ 1,344,435
   Provision for
      loan losses               390,000      455,000       345,000
   Loans charged off           (170,629)    (267,174)     (132,093)
   Recoveries of
      loans previously
      charged off                46,182       29,995        43,375
-------------------------------------------------------------------
Balance, end of year         $2,084,091   $ 1,818,538  $ 1,600,717
===================================================================

NOTE 4. PREMISES AND EQUIPMENT

     A summary of the cost and accumulated depreciation of bank premises and equipment follows at December 31, 2001 and 2000:

                                              2001            2000
------------------------------------------------------------------
Premises:
     Land .......................     $  2,506,210    $  2,506,210
     Building ...................        3,868,330       3,859,931
     Furniture and fixtures .....        3,696,578       3,517,654
------------------------------------------------------------------
                                      $ 10,071,118    $  9,883,795
Accumulated depreciation.........        3,307,256       2,912,420
------------------------------------------------------------------
                                      $  6,763,862    $  6,971,375
==================================================================

     Depreciation expense for the years ended December 31, 2001, 2000 and 1999, amounted to $394,696, $383,231 and $333,689, respectively.

NOTE 5. DEPOSITS

     The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $20,809,563 and $18,242,394, respectively.

     The scheduled maturities of time deposits at December 31, 2001 are as follows:

     2002 ..................    $  76,594,066
     2003 ..................       31,941,022
     2004 ..................        3,715,399
     2005 ..................          805,706
     2006 ..................        7,738,366
     Thereafter ............            8,119
---------------------------------------------------------
                                $ 120,802,678
=========================================================

  14                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
       NOTES TO CONSOLIDATED
       FINANCIAL STATEMENTS

NOTE 6. INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities follow:

                                                             2001         2000
-------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses ....................       $  642,485   $  553,512
  Deferred compensation
    liability ..................................          172,479      160,102
  Nonaccrual loan interest .....................           17,880       55,328
  Accrued pension liability ....................               --        1,388
  Organizational costs .........................           23,387       30,069
-------------------------------------------------------------------------------
                                                       $  856,231   $  800,399
-------------------------------------------------------------------------------

Deferred tax liabilities:
  Depreciation .................................       $  294,401   $  363,448
  Discount accretion
    on securities ..............................           18,871       28,748
  Partnership losses............................           45,324       36,739
  Accrued pension
    liability ..................................            2,904           --
  Unrealized gain on
    securities available
    for sale ...................................          264,721       87,947
  Other ........................................           21,983       21,983
-------------------------------------------------------------------------------
                                                       $  648,204   $  538,865
-------------------------------------------------------------------------------
Net deferred tax assets ........................       $  208,027   $  261,534
===============================================================================

     Allocation of the income tax expense between current and deferred portions is as follows:

                                          2001            2000           1999
-------------------------------------------------------------------------------
Current                             $  720,083        $502,863       $507,513
Deferred                              (123,267)         74,169        (90,588)
-------------------------------------------------------------------------------
                                    $  596,816        $577,032       $416,925
===============================================================================

     The following is a reconciliation of the expected income tax expense with the reported expense for each year:

                                               2001          2000         1999
-------------------------------------------------------------------------------
Statutory Federal
  income tax rate                             34.0%         34.0%        34.0%
(Reduction) in taxes
  resulting from:
    Municipal interest                       (10.3)         (9.3)       (10.1)
    Other, net                                (0.8)         (0.9)        (1.0)
-------------------------------------------------------------------------------
Effective income tax rate                     22.9%         23.8%        22.9%
===============================================================================

NOTE 7. FEDERAL HOME LOAN BANK ADVANCES

     The Bank had lines of credit with the Federal Home Loan Bank of Atlanta that totaled $8,000,000 and $11,000,000 at December 31, 2001 and 2000,
respectively. The average interest rate on the fixed-rate advances was 2.75%. Advances on the lines were secured by all of the Bank's first lien loans on one-tofour unit single-family dwellings. As of December 31, 2001, the book value of these loans totaled approximately $33,636,000. The amount of available credit is limited to seventy-five percent of qualifying collateral. Any borrowings in excess of the qualifying collateral require pledging of additional assets. One advance totaling $4,000,000 matures on November 4, 2002 and the other advance totaling $4,000,000 matures on November 3, 2003.

NOTE 8. EMPLOYEE BENEFIT PLANS

     The Corporation has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age. Benefits are generally based upon years of service and the employees' compensation. The Corporation funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act.
     The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of assets over the years ending December 31, 2001, 2000 and 1999, computed as of October 1, 2001, 2000 and 1999, respectively:

                                                  2001        2000        1999
-------------------------------------------------------------------------------
Change in Benefit Obligation
  Benefit obligation, beginning             $1,612,875  $1,262,153  $1,289,122
  Service cost                                 152,755     130,666     109,219
  Interest cost                                120,784      94,479      96,334
  Actuarial (gain) loss                        (67,685)    130,933      32,221
  Benefits paid                                 (4,532)     (5,356)   (264,743)
-------------------------------------------------------------------------------
  Benefit obligation, ending                $1,814,197  $1,612,875  $1,262,153
-------------------------------------------------------------------------------

Change in Plan Assets
  Fair value of plan assets, beginning      $1,509,157  $1,233,214  $1,332,805
  Actual return (loss) on plan assets         (230,849)    202,705     165,152
  Employer contributions                       131,560      78,594          --
  Benefits paid                                 (4,532)     (5,356)   (264,743)
-------------------------------------------------------------------------------
  Fair value of plan assets, ending         $1,405,336  $1,509,157  $1,233,214
-------------------------------------------------------------------------------
  Funded status                             $ (408,861) $ (103,718) $  (28,939)
  Unrecognized net actuarial (gain) loss       266,371     (38,357)    (77,357)
  Unrecognized net obligation at transition    (32,008)    (35,208)    (38,408)
  Unrecognized prior service cost               34,319      37,750      41,181
-------------------------------------------------------------------------------
  Accrued benefit cost at October 1         $ (140,179) $ (139,533) $ (103,523)
  Contributions made in December               148,722     135,450          --
-------------------------------------------------------------------------------
  Prepaid (accrued) benefit cost at
    December 31                             $    8,543  $   (4,083) $ (103,523)
-------------------------------------------------------------------------------

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   15
-------------------------------------------------------------------------------
                                                   NOTES TO CONSOLIDATED
                                                    FINANCIAL STATEMENTS

     The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 2001, 2000 and 1999:

                                                 2001         2000        1999
-------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
Service cost                                $ 152,755    $ 130,666    $109,219
Interest cost                                 120,784       94,479      96,334
Expected return on plan assets               (141,564)    (110,772)   (119,532)
Amortization of prior service cost              3,431        3,431       3,431
Amortization of net obligation
  at transition                                (3,200)      (3,200)     (3,200)
-------------------------------------------------------------------------------
Net periodic benefit cost                   $ 132,206     $114,604    $ 86,252
===============================================================================

     The assumptions used in the measurement of the Corporation's benefit obligation are shown in the following table:

                                              2001            2000         1999
-------------------------------------------------------------------------------
Weighted-Average Assumptions
  Discount rate                              7.50%           7.50%        7.50%
  Expected return on plan assets             9.00%           9.00%        9.00%
  Rate of compensation increase              5.00%           5.00%        5.00%

     The Corporation has also adopted a contributory 401(k) profit sharing plan which covers substantially all employees. The employee may contribute up to 15% of compensation, subject to statutory limitations. The Corporation matches 50% of employee contributions up to 4% of compensation. The plan also provides for an additional discretionary contribution to be made by the Corporation as determined each year. The amounts charged to expense under this plan for the years ended December 31, 2001, 2000 and 1999 were $34,611, $36,855 and $28,384, respectively.
     The Corporation has a nonqualified deferred compensation program which permits key employees and the Board of Directors to defer a portion of their compensation for their retirement. The retirement benefit to be provided is fixed based upon the amount of compensation earned and deferred. Deferred compensation expense amounted to $40,078, $60,276 and $46,905 for the years ended December 31, 2001, 2000 and 1999, respectively.
     Concurrent with the establishment of the deferred compensation plan, the Corporation purchased life insurance policies on this key management group, with the Corporation named as owner and beneficiary. These life insurance policies are intended to be utilized as a source for funding the deferred compensation plan. The Corporation has recorded in other assets $240,841 and $213,777 representing cash surrender value of these policies for the years ended December 31, 2001 and 2000, respectively.

NOTE 9. STOCK OPTION PLANS

EMPLOYEE INCENTIVE STOCK PLAN
     During the year ending December 31, 2000, the Corporation adopted a stock incentive plan for all employees, which is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. The plan provides that 100,000 shares of the Corporation's common stock will be reserved for both incentive and non-statutory stock options to purchase common stock of the Corporation. The exercise price per share for incentive stock options and non-statutory stock options shall not be less than the fair market value of a share of common stock on the date of grant, and may be exercised at such times as may be specified by the Board of Directors in the participant's stock option agreement. Each incentive and non-statutory stock option shall expire not more than ten years from the date the option is granted. The options vest at a rate of one quarter per year from the grant date. There were no stock options granted during 2000.

     A summary of the status of the employee incentive stock plan follows:

                                                              2001
-------------------------------------------------------------------------------
                                                                     Weighted
                                                                      Average
                                                        Number       Exercise
                                                      of Shares        Price
-------------------------------------------------------------------------------
Outstanding at beginning of year                             --      $       --
    Granted                                              16,288           12.25
    Forfeited                                            (1,376)          12.25
-------------------------------------------------------------------------------
Outstanding at year end                                  14,912      $    12.25
===============================================================================
Exercisable at year end                                      --      $       --
===============================================================================
Weighted average fair value of
  options granted during the year                                    $     5.04
===============================================================================

DIRECTOR INCENTIVE STOCK PLAN

     During the year ended December 31, 2000, the Corporation adopted a stock option plan for outside directors. The Corporation applies APB Opinion 25 and related interpretations in accounting for the stock option plan. The plan provides that 10,000 shares of the Corporation's common stock will be reserved for non-statutory stock options to purchase common stock of the Corporation. The exercise price per share for each non-statutory stock option shall not be less than the fair market value of a share of common stock on the date of grant, and may be exercised at such times as may be specified by the Board of Directors in the participant's stock option agreement. Each nonstatutory stock option shall expire not more than ten years from the date the option is granted. The options vest at a rate of one quarter per year from the grant date. There were no stock options granted during 2000.

  16                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
       NOTES TO CONSOLIDATED
       FINANCIAL STATEMENTS

     A summary of the director incentive stock plan follows:

                                                              2001
-------------------------------------------------------------------------------
                                                                     Weighted
                                                                      Average
                                                        Number       Exercise
                                                      of Shares        Price
-------------------------------------------------------------------------------
Outstanding at beginning of year                             --      $       --
    Granted                                               2,010           12.41
-------------------------------------------------------------------------------
Outstanding at year end                                   2,010      $    12.41
===============================================================================
Exercisable at year end                                      --      $       --
===============================================================================
Weighted average fair value of
  options granted during the year                                    $     5.11
===============================================================================

     As of December 31, 2001, 16,847 stock options were outstanding, but not exercisable at $12.25 per share with a remaining contractual life of 9.04 years, and 75 stock options were outstanding, but not exercisable at $16.51 with a remaining contractual life of 9.58 years.
     The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants: expected volatility of 29.64%, dividend yield of 1.41%, risk-free interest rate of 4.92% and expected lives of 10 years.
     The Corporation applies APB Opinion 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for 2001 and 2000. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below for the year ended December 31, 2001:

Net income
  As reported ...................................................   $ 2,007,122
===============================================================================
  Pro forma .....................................................   $ 1,985,767
===============================================================================
Basic earnings per share
  As reported ...................................................   $      1.71
===============================================================================
  Pro forma .....................................................   $      1.70
===============================================================================
Diluted earnings per share
  As reported ...................................................   $      1.71
===============================================================================
  Pro forma .....................................................   $      1.69
===============================================================================

NOTE 10. EARNINGS PER SHARE

     The following shows the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of diluted potential stock. Potential dilutive common stock had no effect on income available to common stockholders.

                         2001                2000                 1999
                   Shares   Per Share   Shares   Per Share   Shares   Per Share
-------------------------------------------------------------------------------
Basic earnings
  per share      1,170,973    $ 1.71   1,167,814  $ 1.58    1,167,790   $ 1.20
Effective of
  dilutive stock
  options            3,348                    --                   --
-------------------------------------------------------------------------------
Diluted earnings
  per share      1,174,321    $ 1.71   1,167,814  $ 1.58    1,167,790   $ 1.20
===============================================================================

NOTE 11. RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its executive officers, directors, and their affiliates. All such loans are made on substantially the same terms as those prevailing at the time for comparable loans to unrelated persons. Loans to such borrowers are summarized as follows:

                                                           2001           2000
-------------------------------------------------------------------------------
Balance, beginning of year .......................  $ 2,542,520    $ 3,030,666
  New loans originated ...........................    2,137,680        617,767
  Repayments .....................................   (1,110,540)    (1,105,913)
-------------------------------------------------------------------------------
Balance, end of year .............................  $ 3,569,660    $ 2,542,520
===============================================================================

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying consolidated financial statements. The Bank does not anticipate losses as a result of these transactions. See Note 15 with respect to financial instruments with off-balance-sheet risk.
     As members of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2001 and 2000, the aggregate amount of daily average required balances were approximately $889,000 and $883,000, respectively.
     The Bank has unsecured lines of credit with correspondent banks available for overnight borrowings totaling approximately $13,500,000. At December 31, 2001, no amounts had been drawn on these lines of credit. The Bank is required to maintain certain required reserve balances with a correspondent bank. Those required balances were $2,400,000 and $560,000 for 2001 and 2000, respectively.

NOTE 13. DIVIDEND LIMITATIONS ON AFFILIATE BANK

     Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   17
-------------------------------------------------------------------------------
                                                   NOTES TO CONSOLIDATED
                                                    FINANCIAL STATEMENTS

As of December 31, 2001, the aggregate amount of unrestricted funds, which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $3,509,439.

NOTE 14. CONCENTRATION OF CREDIT RISK

     The Bank has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Bank's customers are residents or operate business ventures in its market area consisting of Essex, King William, Hanover, Henrico and adjacent counties. Therefore, a substantial portion of its debtors' ability to honor their contracts and the Bank's ability to realize the value of any underlying collateral, if needed, is influenced by the economic conditions in this market area.
     The Bank maintains a portion of its cash balances with several financial institutions located in its market area. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances were approximately $2,415,000 at December 31, 2001.

NOTE 15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is party to financial instruments with off-balancesheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     A summary of the contract amounts of the Bank's exposure to off-balance-sheet risk as of December 31, 2001 and 2000, is as follows:

                                                           2001            2000
-------------------------------------------------------------------------------
Financial instruments
  whose contract amounts
  represent credit risk:
    Commitments to
      extend credit                                $ 32,031,000    $ 18,747,000
    Standby letters of credit                      $  1,571,000    $  3,006,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
     Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.
     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's evaluation of the counterparty. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

NOTE 16. MINIMUM REGULATORY CAPITAL REQUIREMENTS

     The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined in the regulations), and of Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2001 and 2000, that the Corporation and Bank met

  18                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
       NOTES TO CONSOLIDATED
        FINANCIAL STATEMENTS

all capital adequacy requirements to which they are subject.
     As of December 31, 2001, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.
     The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000, are also presented in the table.

                                                                                             MINIMUM TO BE WELL
                                                                                              CAPITALIZED UNDER
                                                                        MINIMUM CAPITAL       PROMPT CORRECTIVE
                                                      ACTUAL             REQUIREMENTS         ACTION PROVISIONS
---------------------------------------------------------------------------------------------------------------
(Amount in Thousands)                            AMOUNT    RATIO       AMOUNT     RATIO       AMOUNT      RATIO
---------------------------------------------------------------------------------------------------------------
As of December 31, 2001:
  Total Capital (to Risk Weighted Assets)
    Consolidated                                $ 19,464   11.1%      $  13,975    8.0%            N/A      N/A
    Bank of Essex                               $ 19,294   11.1%      $  13,964    8.0%       $ 17,455    10.0%
  Tier I Capital (to Risk Weighted Assets)
    Consolidated                                $ 17,380   10.0%      $   6,988    4.0%            N/A      N/A
    Bank of Essex                               $ 17,210    9.9%      $   6,982    4.0%       $ 10,473     6.0%
  Tier I Capital (to Average Assets)
    Consolidated                                $ 17,380    8.4%      $   8,267    4.0%            N/A      N/A
    Bank of Essex                               $ 17,210    8.3%      $   8,269    4.0%       $ 10,337     5.0%
As of December 31, 2000:
  Total Capital (to Risk Weighted Assets)
    Consolidated                                $ 17,564   11.7%      $  11,975    8.0%            N/A      N/A
    Bank of Essex                               $ 17,596   11.8%      $  11,975    8.0%       $ 14,969    10.0%
  Tier I Capital (to Risk Weighted Assets)
    Consolidated                                $ 15,745   10.5%      $   5,988    4.0%            N/A      N/A
    Bank of Essex                               $ 15,777   10.5%      $   5,988    4.0%       $  8,981     6.0%
  Tier I Capital (to Average Assets)
    Consolidated                                $ 15,745    8.3%      $   7,626    4.0%            N/A      N/A
    Bank of Essex                               $ 15,777    8.3%      $   7,626    4.0%       $  9,532     5.0%

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

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

LOANS RECEIVABLE

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

FEDERAL HOME LOAN BANK ADVANCES
     The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

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

BOE FINANCIAL SERVICES OF VIRGINIA, I N C.                                   19
-------------------------------------------------------------------------------
                                                NOTES TO CONSOLIDATED
                                                 FINANCIAL STATEMENTS

cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     At December 31, 2001 and 2000, the difference between the carrying amounts of loan commitments and stand-by letters of credit and their fair values was deemed to be immaterial.
     The estimated fair values of the Corporation's financial instruments are as follows:

                                               2001                           2000
-----------------------------------------------------------------------------------------------
                                                      ESTIMATED                     ESTIMATED
                                    CARRYING            FAIR        CARRYING          FAIR
(Amount in Thousands)                AMOUNT             VALUE        AMOUNT           VALUE
-----------------------------------------------------------------------------------------------
Financial assets:
   Cash and short-term investments. $   6,093        $    6,093    $   4,354        $    4,354
   Federal funds sold..............     7,617             7,617        2,413             2,413
Securities.........................    39,613            39,613       36,315            36,370
   Loans held for sale.............       906               906          224               224
   Loans, net of allowance.........   151,877           158,696      139,492           141,818
   Accrued interest receivable.....     1,447             1,447        1,366             1,366
Financial liabilities:
   Deposits........................ $ 188,497        $  191,893    $ 164,348        $  165,149
   Federal Home Loan Bank advances.     8,000             7,970       11,000            11,000
   Accrued interest payable........       610               610          898               898

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

NOTE 18. PARENT CORPORATION ONLY FINANCIAL STATEMENTS

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

BALANCE SHEETS
December 31, 2001 and 2000                                                             2001           2000
ASSETS
   Cash..................................................................      $     97,613   $     20,000
   Investment in subsidiaries, at cost, plus undistributed net income....        18,821,957     17,163,759
   Securities available for sale.........................................           132,776        159,856
   Other assets..........................................................             6,890             --
----------------------------------------------------------------------------------------------------------
      Total assets.......................................................      $ 19,069,236   $ 17,343,615
==========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities..............................................................      $     21,757   $    128,556
----------------------------------------------------------------------------------------------------------
Stockholders' Equity
   Common Stock..........................................................      $  5,870,390   $  5,849,845
   Additional paid-in capital............................................         4,874,752      4,827,428
   Retained earnings.....................................................         7,788,467      6,367,066
   Accumulated other comprehensive income................................           513,870        170,720
----------------------------------------------------------------------------------------------------------
      Total stockholders' equity.........................................      $ 19,047,479   $ 17,215,059
----------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity.........................      $ 19,069,236   $ 17,343,615
==========================================================================================================
                                                                                       Continued next page

  20                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
         NOTES TO CONSOLIDATED
          FINANCIAL STATEMENTS

NOTE 18. PARENT CORPORATION ONLY FINANCIAL STATEMENTS, CONTINUED

STATEMENTS OF INCOME
For the Two Years Ended December 31, 2001                                                        2001            2000
Income:
   Dividends from subsidiary........................................................    $     690,855   $     583,466
   Dividends on other securities....................................................    $       2,202              --
----------------------------------------------------------------------------------------------------------------------
      Total income..................................................................    $     693,057   $     583,466
----------------------------------------------------------------------------------------------------------------------
Expenses:
   Other............................................................................    $          --   $      98,266
----------------------------------------------------------------------------------------------------------------------
      Total expenses................................................................    $          --   $      98,266
======================================================================================================================
   Income before allocated tax benefits and undistributed income of subsidiary......    $     693,057   $     485,200
Allocated income tax benefits.......................................................            6,890          33,800
----------------------------------------------------------------------------------------------------------------------
   Income before equity in undistributed income of subsidiary.......................    $     699,947   $     519,000
Equity in undistributed income of subsidiary........................................        1,307,175       1,324,027
----------------------------------------------------------------------------------------------------------------------
      Net income ...................................................................    $   2,007,122   $   1,843,027
======================================================================================================================

STATEMENTS OF CASH FLOWS
For the Two Years Ended December 31, 2001                                                        2001            2000
Cash Flows from Operating Activities
   Net income.......................................................................    $   2,007,122   $   1,843,027
   Adjustments to reconcile net income to net cash provided by operating activities:
      Noncash dividend from subsidiary..............................................               --         (42,674)
      (Increase) in other assets....................................................           (6,890)             --
      Deferred tax (benefit)........................................................           (2,525)        (33,800)
      Undistributed earnings of subsidiary..........................................       (1,307,175)     (1,324,027)
      Increase (decrease) in liabilities............................................          (95,067)        108,006
----------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities..................................    $     595,465   $     550,532
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Stock issuance costs.............................................................    $          --   $      (9,740)
   Cash dividends paid..............................................................         (585,683)       (548,861)
   Net proceeds from issuance of common stock.......................................           67,869          28,069
   Cash paid for fractional shares..................................................              (38)             --
----------------------------------------------------------------------------------------------------------------------
         Net cash (used in) financing activities....................................    $    (517,852)  $    (530,532)
----------------------------------------------------------------------------------------------------------------------
         Increase in cash and cash equivalents......................................    $      77,613   $      20,000
----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents
   Beginning........................................................................           20,000              --
----------------------------------------------------------------------------------------------------------------------
   Ending...........................................................................    $      97,613   $      20,000
======================================================================================================================

BOE FINANCIAL SERVICES OF VIRGINIA, I N C.                                 21
-------------------------------------------------------------------------------
                                                    MANAGEMENT'S
                                              DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GLOSSARY

BASIS POINT--The equivalent
of 1/100 of 1%. A unit
generally used to measure
movements in interest rates.

BOOK VALUE PER SHARE--
The value of a share of
common stock determined by
dividing total shareholders'
equity at the end of a period
by the total number of shares
outstanding at the same date.

CORE DEPOSITS--All deposit
sources of funds except
certificates of deposit
$100,000 and over.

DIVIDEND PAYOUT RATIO--
The percentage of net income
paid to shareholders as cash
dividends during a given
period. Computed by dividing
dividends per share by net
income per share.

EARNING ASSETS--Loans,
investment securities, loans
available for sale, federal
funds sold, securities
purchased under agreement
to resell, other money market
investments and trading
account securities.

EFFICIENCY RATIO--
Calculated by dividing
noninterest expense,
excluding other real estate
expense, by taxable equivalent
net interest income, excluding
securities transactions.

INTEREST-SENSITIVE--A characteristic
of interest-earning assets
and interest-bearing liabilities
which are, or will be, repriced
as a result of their maturity
or changes in interest rates.

INTEREST-BEARING LIABILI
TIES--All deposit accounts
except demand deposits, and
federal funds purchased,
securities sold under agreements
to repurchase, other
short-term borrowings,
medium-term notes, Federal
Home Loan Bank borrowings,
long-term debt and capitalized
lease obligations.

INTEREST SENSITIVITY GAP--
The difference between interestsensitive assets and interestsensitive liabilities.

LEVERAGE RATIO--Total
commons shareholders' equity,
excluding unrealized gains and
losses on securities available for
sale, less goodwill and deposit
intangibles divided by total
quarterly average assets,
excluding unrealized gains and
losses on securities availablefor-
sale, less goodwill and
deposit intangibles.

NET INTEREST MARGIN--
Calculated by dividing taxable
equivalent net interest income
by total average earning
assets.

NONPERFORMING ASSETS--
Nonaccrual loans and
foreclosed properties.

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

RISK-BASED CAPITAL
RATIOS--Tier 1: Tier 1 capital
divided by total risk-weighted
assets. Total: Tier 1 plus Tier 2
capital divided by total riskweighted
assets.

RISK-WEIGHTED ASSETS--
Assets and off-balance-sheet
items are assigned to
categories with a risk weight
ranging from zero to 100
percent being accorded.

SPREAD--The difference between
the income earned on
earning assets and the interest
cost of interest-bearing
liabilities.

TAXABLE EQUIVALENT
INCOME--Tax-exempt income
which, for comparative
purposes, has been increased
by an amount equivalent to
the taxes that would be paid if
this income were fully taxable
at the federal statutory rate
for the Bank of Essex at 34%.
Taxable equivalent income
does not include the effect of
the disallowance, for income
tax purposes, of interest
expense allocable to taxexempt
obligations acquired
after December 31, 1982.

TIER 1 CAPITAL--Total
common shareholders' equity,
excluding unrealized gains
and losses on securities available-
for-sale, less goodwill and
deposit intangibles.

TIER 2 CAPITAL--The
allowable allowance for loan
losses plus the allowable longterm
indebtedness of the
Corporation.

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

OVERVIEW

     On December 31, 2001 the Corporation had total assets of $217.2 million, total loans of $154.0 million, total deposits of $188.5 million and total stockholder's equity of $19.0 million. BOE had net income of $2,007,000 in 2001, a $164,000, or 8.9% increase over $1,843,000 in net income in 2000. This resulted in a return on average equity of 10.97% in 2001 compared to

  22                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
           MANAGEMENT'S
       DISCUSSION AND ANALYSIS

11.38% in 2000. Return of average assets in 2001 was 1.00%, compared to 1.01% in 2000. BOE's total loans increased by $12,651,000 in 2001 over 2000. Total loans, including loans held for sale, were $154,867,000 at December 31, 2001 compared to $141,534,000 at December 31, 2000. The total loan portfolio grew 9.0% in 2001, 12.3% in 2000, 18.3% in 1999, 20.0% in 1998 and 12.2% in 1997.
Despite the strong growth in the loan portfolio, the level of nonperforming assets to total assets has remained low. During each of the last five years, BOE has reported a level of nonperforming assets to total assets of 0.83% or lower and a ratio of net chargeoffs to average total loans of 0.22% or lower. At December 31, 2001, the ratio of nonperforming assets to total assets was 0.35% compared to 0.49% at December 31, 2000. Net chargeoffs to average loans were 0.08% in 2001 compared to 0.17% in 2000. The Corporation's allowance for loan losses as a percentage of gross loans at December 31, 2001 was 1.35% compared to 1.29% at December 31, 2000.

RESULTS OF OPERATIONS

NET INCOME
     BOE had net income of $2,007,000 in 2001 compared to $1,843,000 in 2000. This represented an increase of 8.9%, or $164,000. Earnings per share in 2001 were $1.71 compared to earnings per share of $1.58 in 2000. These earnings per share are based on average shares outstanding of 1,170,973 in 2001 and 1,167,814 in 2000. With the December 2000 common stock dividend, BOE implemented a Dividend Reinvestment Plan (The "Plan"). This plan has added 6,288 shares to the Corporation's equity since its inception and, net of costs, added approximately $86,000 to total stockholders' equity.
     BOE improved profitability in 2001 in comparison to 2000 due to increases of $514,000 in loan and securities related income, a $65,000 decrease in provision for loan losses and a $161,000 increase in total noninterest income. These increases were offset by a $375,000 increase in total interest expense, a $114,000 increase in total noninterest expenses and a $20,000 increase in income taxes.

NET INTEREST INCOME
     Net interest income is the major component of the Corporation's earnings and is equal to the amount by which interest income exceeds interest expense. The Corporation's earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest-bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income.
     Net interest income, on a fully tax equivalent basis, was $7.7 million in 2001, 1.3% higher than the $7.6 million reported for 2000. Although the Corporation's level of average earning assets increased in the 2001 period over 2000, net interest income improved only 1.3% due to rate decreases throughout 2001. These decreases in rates typically decrease income from earning assets to a greater degree than the associated decrease in interest expense. The Corporation's level of earning assets increased $18.8 million, or 11.2%, on average, in 2001 to $186.9 million compared to $168.1 million in 2000. Loans receivable were $147.8 million, on average, in 2001 compared to $135.7 million in 2000, an increase of $12.1 million, or 8.9%. The yield on loans receivable decreased from 9.18% in 2000 to 8.60% in 2001. On a fully tax equivalent basis the yield on loans receivable increased $0.2 million in 2001, from $12.5 million in 2000 to $12.7 million in 2001. This represents an increase of 2.0%. Investment securities and federal funds sold increased, on average, 20.7% in 2001 to $39.1 million, up from $32.4 million, on average, in 2000. The yield on investment securities, including equity securities and federal funds sold, was 6.32% in 2001 compared to 6.94% in 2000. On a fully taxable equivalent basis investment securities and federal funds sold income increased 10.0%, or $226,000, from $2.2 million in 2000 to $2.5 million in 2001. This resulted in a yield on earning assets of 8.12% in 2001 based on $15.2 million in fully taxable equivalent income compared to 8.75% in 2000 based on $14.7 million in fully taxable equivalent income. This is a $0.5 million increase from 2000 to 2001, or 3.4%. The Corporation's interest-bearing liabilities increased $15.5 million, or 10.5%, on average, from $147.9 million in 2000 to $163.4 million in 2001. Of this increase, 91.0% came from increases in time deposit accounts. The cost of interest- bearing liabilities decreased from 4.81% in 2000 to 4.58% in 2001, a decrease of 4.8%.
     The decrease in yield on earning assets of 63 basis points coupled with the decreased cost of interest-bearing liabilities of 23 basis points resulted in a net interest margin for the Corporation of 4.12% in 2001 compared to a net interest margin of 4.52% in 2000. Net interest margin is calculated by dividing the Corporation's net interest income on a tax equivalent basis by the average earning assets. Volume and rate increases in loans and in securities, coupled with greater rate and volume increases in interest-bearing liabilities resulted in a decrease in the interest spread. The Corporation's net interest spread decreased 40 basis points from 3.94% in 2000 to 3.54% in 2001. Spread is calculated by subtracting the cost of interest-bearing liabilities from the yield on earning assets.
     BOE's net interest margin is affected by changes in the amount and mix of earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The following table sets forth for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2001 and 2000. The table also sets forth the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.

BOE FINANCIAL SERVICES OF VIRGINIA, I N C.                                 23
-------------------------------------------------------------------------------
                                                    MANAGEMENT'S
                                              DISCUSSION AND ANALYSIS

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, AND AVERAGE YIELDS AND RATES

 Years Ended December 31,                              2001                          2000                                 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                           INTEREST AVERAGE             INTEREST AVERAGE           INTEREST AVERAGE
                                                 AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/ AVERAGE    INCOME/  YIELD/
                                                 BALANCE   EXPENSE   RATE     BALANCE   EXPENSE   RATE   BALANCE    EXPENSE  RATE
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Earning Assets:
   Loans receivable (1) (2)..............       $147,760   $12,700   8.60%    $135,703   $12,460  9.18%  $115,566   $10,193  8.82%
   Securities, taxable...................         15,789     1,028   6.51%      12,956       898  6.93%    10,731       661  6.16%
   Securities, non-taxable (2)...........         18,794     1,255   6.68%      15,403     1,086  7.05%    13,330       918  6.89%
   Equity securities.....................          1,479        87   5.88%       1,373        93  6.77%       843        58  6.88%
   Federal funds sold....................          3,076       105   3.41%       2,663       172  6.46%     1,258        61  4.85%
                                                --------   -------            --------   -------         --------   -------
     Total earning assets................       $186,898   $15,175   8.12%    $168,098   $14,709  8.75%  $141,728   $11,891  8.39%
                                                --------   -------            --------   -------         --------   -------

Non-Earning Assets:
   Cash and due from banks...............          4,462                         4,281                      4,833
   Allowance for loan losses.............         (1,920)                       (1,733)                    (1,467)
   Other assets..........................         10,938                        11,429                     10,867
                                                --------                      --------                   --------
     Total non-earning assets............         13,480                        13,977                     14,233
                                                --------                      --------                   --------
     Total assets........................       $200,378                      $182,075                   $155,961
                                                ========                      ========                   ========

Interest-Bearing Liabilities:
   (Deposits:)
     (Interest-bearing demand)
        (NOW) deposits...................       $ 19,666       339   1.72%    $ 19,071       395  2.07%  $ 18,027       385  2.14%
     Money market deposits...............         10,103       294   2.91%       9,906       321  3.24%    10,478       317  3.03%
     Savings deposits....................         15,079       390   2.59%      14,429       433  3.00%    14,720       442  3.00%
     Time deposits.......................        107,750     5,902   5.48%      93,650     5,255  5.61%    78,340     4,021  5.13%
     (Federal funds)
        purchased........................            328        16   4.88%         203        10  4.80%     1,037        53  5.11%
     (Federal Home Loan)
        Bank advances....................         10,507       541   5.15%      10,628       693  6.52%     1,841       115  6.25%
                                                --------   -------            --------   -------         --------   -------
     (Total interest-bearing)
        liabilities......................       $163,433   $ 7,482   4.58%    $147,887   $ 7,107  4.81%  $124,443   $ 5,333  4.29%
                                                --------   -------            --------   -------         --------   -------

Non-Interest Bearing Liabilities:
   Demand deposits.......................         16,903                        16,660                     14,984
   Other liabilities.....................          1,744                         1,339                      1,137
                                                --------                      --------                   --------
     (Total non-interest)
        bearing liabilities..............         18,647                        17,999                     16,121
                                                --------                      --------                   --------
   Total liabilities.....................        182,080                       165,886                    140,564
                                                --------                      --------                   --------
   Stockholders' equity..................         18,298                        16,189                     15,397
                                                --------                      --------                   --------
   (Total liabilities and)
        stockholders' equity.............       $200,378                      $182,075                   $155,961
                                                ========                      ========                   ========
   Interest spread.......................                            3.54%                        3.94%                      4.10%
   Net interest margin...................                  $ 7,693   4.12%               $ 7,602  4.52%             $ 6,558  4.63%
                                                           =======                       =======                    =======

(1) Non-accrual loan balances are included in the calculation of Average
    Balances.
(2) Income and yields reported on a tax-equivalent basis.

     Net interest is affected by both (1) changes in the interest rate spread (the difference between the weighted average yield on interest earning assets and the weighted average cost of interest- bearing liabilities) and (2)changes in volume (average balances of interest earning assets and interest-bearing liabilities). For each category of interest-earning assets and interest-bearing liabilities, information is provided regarding changes attributable to (1) changes in volume of balances outstanding (changes in volume multiplied by prior period interest rate) (2) changes in the interest earned or paid on the balances (changes in rate multiplied by prior period volume) and (3) a combination of changes in volume and rate allocated pro rata.

  24                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
         MANAGEMENT'S
     DISCUSSION AND ANALYSIS

RATE AND VOLUME ANALYSIS


                                       YEAR ENDED DECEMBER 31, 2001        YEAR ENDED DECEMBER 31, 2000
                                       COMPARED TO DECEMBER 31, 2000      COMPARED TO DECEMBER 31, 1999
                                       INCREASE (DECREASE) DUE TO           INCREASE (DECREASE) DUE TO
--------------------------------------------------------------------------------------------------------
(Dollars in thousands)                    RATE    VOLUME    TOTAL          RATE     VOLUME     TOTAL
--------------------------------------------------------------------------------------------------------
Interest Earned On:
Loans receivable.....................   $ (615)  $   855  $    240         $  433  $  1,835   $ 2,268
Securities, taxable..................      (50)      180       130             89       148       237
Securities, non-taxable..............      (53)      222       169             22       146       168
Equity securities....................      (15)        9        (6)            (1)       36        35
Interest earning deposits in
     banks...........................       --        --        --             --        --        --
Federal funds sold...................     (100)       33       (67)            25        86       111
--------------------------------------------------------------------------------------------------------
         Total interest income.......   $ (833)  $ 1,299  $    466         $  568  $  2,251   $ 2,819
--------------------------------------------------------------------------------------------------------
Interest Paid On:

Interest bearing demand (NOW)
     deposits........................   $  (69)  $    13  $    (56)        $  (11) $     21   $    10
Money market deposits................      (34)        7       (27)            17       (13)        4
Savings deposits.....................      (64)       21       (43)            --        (9)       (9)
Time deposits........................     (122)      769       647            399       835     1,234
Federal funds purchased..............       --         6         6             (3)      (40)      (43)
Federal Home Loan Bank
      advances.......................     (144)       (8)     (152)             5       573       578
--------------------------------------------------------------------------------------------------------
         Total interest expense......   $  433   $   808  $    375         $  407  $  1,367   $ 1,774
--------------------------------------------------------------------------------------------------------
Net interest income..................   $ (400)  $   491  $     91         $  161  $    884   $ 1,045
========================================================================================================

                                        YEAR ENDED DECEMBER 31, 1999
                                       COMPARED TO DECEMBER 31, 1998
                                        INCREASE (DECREASE) DUE TO
---------------------------------------------------------------------
(Dollars in thousands)                   RATE    VOLUME      TOTAL
---------------------------------------------------------------------
Interest Earned On:
Loans receivable.....................  $  (194)  $  1,373   $  1,179
Securities, taxable..................        3       (187)      (184)
Securities, non-taxable..............      (26)       299        273
Equity securities....................        2          9         11
Interest earning deposits in
     banks...........................       (2)        (2)        (4)
Federal funds sold...................      (10)       (51)       (61)
---------------------------------------------------------------------
         Total interest income.......  $  (227)  $  1,441   $  1,214

Interest Paid On:

Interest bearing demand (NOW)
     deposits........................  $  (114)  $     85   $    (29)
Money market deposits................      (15)        37         22
Savings deposits.....................      (20)        26          6
Time deposits........................     (196)       474        278
Federal funds purchased..............       --         32         32
Federal Home Loan Bank
      advances.......................        4        111        115
---------------------------------------------------------------------
         Total interest expense......  $  (341)  $    765   $    424
---------------------------------------------------------------------
Net interest income..................  $   114   $    676   $    790
=====================================================================

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

INTEREST SENSITIVITY ANALYSIS                                                            Maturing or Repricing In:
----------------------------------------------------------------------------------------------------------------------------------
December 31, 2001 (Dollars in thousands)                                         . 3 MONTHS   4-12 MONTHS   OVER 1 YEAR     TOTAL
----------------------------------------------------------------------------------------------------------------------------------
 Interest-sensitive assets:
    Cash.......................................................................  $   6,093     $     --     $      --    $   6,093
    Loans (1)..................................................................     55,619       18,068        80,254      153,961
    Loans held for resale......................................................        906           --            --          906
    Short-term investments.....................................................      7,617           --            --        7,617
    Securities.................................................................        945        3,373        34,517       38,835
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-sensitive assets............................................  $  71,180     $ 21,461     $ 114,771    $ 207,412
----------------------------------------------------------------------------------------------------------------------------------
 Interest-sensitive liabilities: ..............................................
    Non-interest bearing deposits..............................................  $      --     $     --     $  18,011    $  18,011
    Certificates of deposit....................................................     16,307       60,287        44,209      120,803
     Interest-bearing checking, money market ..................................
         Deposits, now and savings accounts (2)................................      4,968       14,905        29,810       49,683
    Federal home loan bank advances............................................         --        4,000         4,000        8,000
----------------------------------------------------------------------------------------------------------------------------------
    Total interest sensitive liabilities.......................................     21,275       79,192        96,030      196,497
----------------------------------------------------------------------------------------------------------------------------------
    Period gap.................................................................     49,905      (57,731)       18,741       10,915
----------------------------------------------------------------------------------------------------------------------------------
    Cumulative gap.............................................................     49,905       (7,826)       10,915

 Ratio of cumulative interest sensitive assets
    to interest sensitive liabilities..........................................     334.6%        92.2%        105.6%
Ratio of cumulative gap to interest sensitive assets ..........................      24.1%        -3.8%          5.3%

(1) Excludes non-accrual loans. (2) The Bank has determined that interest-bearing checking, money market deposits, NOW and savings accounts are not as rate-sensitive as other funding sources to change in market rates, and therefore has allocated them evenly over a five-year period.

BOE FINANCIAL SERVICES OF VIRGINIA, I N C.                                 25
-------------------------------------------------------------------------------
                                                        MANAGEMENT'S
                                                 DISCUSSION AND ANALYSIS

PROVISION FOR LOAN LOSSES
     Provision for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of the Corporation based on such factors as historical experience, the volume and type of lending conducted by the Corporation, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in the Corporation's portfolio.
     The provision for loan losses was $390,000 in 2001, a decrease of $65,000, or 14.3%, compared to the $455,000 in provision for 2000. The decrease in provision for loan losses reflects a decrease of $112,000 in net charged-off loans in 2001. Net charged-off loans were $237,000 in 2000 after charging off $267,000 and recovering a total of $30,000. This compares to $125,000 in net charge-offs in 2001 after charging off $171,000 in loans and recognizing $46,000 in recoveries. This decrease in the net charge-offs from 2000 to 2001 is 47.3%.
     Management believes the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio. In view of the Corporation's plans to continue its loan growth, management will continue to closely monitor the performance of its portfolio and make additional provisions as necessary.

NON-INTEREST INCOME
     Non-interest income in 2001 was $1,120,000, an increase of $161,000, or 16.8%, from non-interest income of $959,000 in 2000. The largest component of the noninterest income increase was $144,000, or 24.7% in service charge income, which was $727,000 in 2001, compared to $582,000 in 2000. This increase in service charge income was the result of greater deposit volumes and greater management focus on collection in noninterest income areas. Other noninterest income was $384,000 in 2001, an increase of 6.4%, or $23,000 over the $361,000 reported in 2000. Net security gains decreased $14,000, from $16,000 in 2000 to $2,000 in 2001.Net gains on sale of loans totaled $7,000 in 2001, compared to net losses of $800 in 2000.

NON-INTEREST EXPENSE
     Non-interest expense was $5.4 million in 2001, an increase of $114,000, or 2.2% over non-interest expense of $5.3 million in 2000. Data processing of $345,000 comprised the largest component the increase, 34.4%, or $89,000 higher than the 2000 data processing total of $256,000. On March 23, 2001 the Bank of Essex converted its core data processing system. The increase in this category primarily reflects conversion costs from this change.
     Salaries increased $84,000 from $2.1 million in 2000 to $2.2 million in 2001. Employee benefits and costs were $58,000 higher in 2001 than in 2000, increasing from $477,000 in 2000 to $535,000 in 2001. Occupancy expenses increased 2.8%, or $8,000, from $284,000 in 2000 to $292,000 in 2001. Postage costs increased $14,000, or 9.6%, to $156,000 for 2001. Stationery and printing costs increased $9,000, or 8.2%, from $114,000 in 2000 to $123,000 in 2001. Two categories of expenses decreased in 2001 compared to 2000. Other operating expenses decreased $123,000, or 9.3%, from $1.3 million in 2000 to $1.2 million in 2001. Furniture and equipment expenses decreased $25,000 from $490,000 in 2000 to $465,000 in 2001.

ANALYSIS OF FINANCIAL CONDITION

LOAN PORTFOLIO
     The loan portfolio is the largest category of the Corporation's earning assets and is comprised of commercial loans, agricultural loans, real estate loans, home equity loans, construction loans, consumer loans, and participation loans with other financial institutions. The primary markets in which the Corporation makes loans include the counties of Essex, King and Queen, King William, Hanover, Henrico and the City of Richmond. The mix of the loan portfolio is weighted toward loans secured by real estate and commercial loans. In management's opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.
     Net loans consist of total loans minus the allowance for loan losses, unearned discounts and deferred loan fees. The Corporation's net loans were $151.9 million at December 31, 2001, representing an increase of 8.9%, or $12.4 million over net loans of $139.5 million at December 31, 2000. The average balance of loans as a percentage of average earning assets was 79.1% in 2001, down slightly from 80.7% in 2000.
     In the normal course of business, the Corporation makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in the consolidated financial statements contained in this Annual Report, including standby letters of credit and commitments to extend credit. At December 31, 2001, commitments for standby letters of credit totaled $1.6 million and commitments to extend credit totaled $32.0 million. Commitments for standby letters of credit totaled $3.0 million at December 31, 2000 and commitments to extend credit totaled $18.7 million.

LOAN PORTFOLIO (Dollars in thousands)

Years Ended December 31,          2001       2000       1999        1998       1997
-------------------------------------------------------------------------------------
Loans:
 Commercial................. $  32,714  $  29,783  $  25,200  $   20,387  $  14,711
 Real Estate................   110,336     94,662     85,254      73,426     62,568
 Real Estate-construction ..     3,505      6,242      4,665       4,186      3,628
 Installment & other........     7,406     10,624      9,696       8,605      7,936
-------------------------------------------------------------------------------------
     Total loans............ $ 153,961  $ 141,311  $ 125,815  $  106,604  $  88,843
Allowance for loan losses...    (2,084)    (1,819)    (1,601)     (1,344)    (1,185)
-------------------------------------------------------------------------------------
Net loans................... $ 151,877  $ 139,492  $ 124,214  $  105,260  $  87,658
=====================================================================================

  26                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
           MANAGEMENT'S
      DISCUSSION AND ANALYSIS

ASSET QUALITY
     Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is typically the Corporation's policy to discontinue the accrual of interest income and classify a loan on non-accrual when principal or interest is past due 90 days or more and the loan is not wellsecured and in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation.
     The Corporation will generally charge-off loans after 120 days of delinquency unless they are adequately collateralized, in the process of collection and, based on a probable specific event, management believes that the loan will be repaid or brought current within a reasonable period of time. Loans will not be returned to accrual status until future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.
     Real estate acquired by the Corporation as a result of foreclosure or in-substance foreclosure is classified as other real estate owned ("OREO").
Such real estate is recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at that time. Further allowances for losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred. The Corporation had no OREO at December 31, 2001 or at December 31, 2000.
     The Corporation's credit policies generally require a loan-tovalue ratio of 85% for secured loans. Management attributes its low level of non-performing assets to its loan-to-value ratio criterion and other conservative lending policies. At December 31, 2001, loans past due 90 days or more and still accruing interest totaled $988,000, of which $206,000 was secured by real estate. The remainder were secured and unsecured installment and commercial loans. As of December 31, 2000, loans past due 90 days or more and still accruing totaled $303,000, of which $685,000 was secured by real estate with the remainder consisting of secured and unsecured commercial and installment loans. Non-accrual loans at December 31, 2001 were $760,000 and at December 31, 2000 non-accrual loans were $956,000.

NON-PERFORMING ASSETS

Years Ended December 31,                              2001     2000     1999     1998     1997
-----------------------------------------------------------------------------------------------
(Dollars in thousands)
  Nonaccrual loans...................              $   760  $   956  $ 1,319  $   485  $   452
  Restructured loans.................                   --       --       --       --       --
-----------------------------------------------------------------------------------------------
    Total nonperforming loans........              $   760  $   956  $ 1,319  $   485  $   452
-----------------------------------------------------------------------------------------------
Foreclosed assets....................                   --       --       72       --       --
    Total nonperforming assets.......              $   760  $   956  $ 1,391  $   485  $   452
===============================================================================================
Loans past due 90 or more
    days accruing interest...........              $   988  $   303  $   632  $ 1,216  $   274
Nonperforming loans to total
    loans, at period end.............                0.49%    0.68%    1.05%    0.45%    0.51%
Nonperforming assets to
    period end assets................                0.35%    0.49%    0.83%    0.33%    0.35%

     The Bank has reserved $932,675 in the allowance for loan losses for potential problem loans. These loans present potential risk of non-payment and are not included in the numbers above.

ALLOWANCE FOR LOAN LOSSES
     In originating loans, the Corporation recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. The Corporation maintains an allowance for loan losses based upon, among other things, historical experience, the volume and type of lending conducted by the Corporation, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in the Corporation's portfolios. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans, which are contractually past due and after considering the net realizable value of any collateral for the loan.
     Management actively monitors the Corporation's asset quality in a continuing effort to charge-off loans against the allowance for loan losses when appropriate and to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of December 31, 2001, the allowance for loan losses amounted to $2.1 million, or 1.35% of total loans.
The Corporation's allowance for loan losses was $1.8 million at December 31, 2000, or 1.29% of total loans.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   27
-------------------------------------------------------------------------------
                                                        MANAGEMENT'S
                                                 DISCUSSION AND ANALYSIS

     The allowance for loan losses as a percentage of non-performing assets was 274.21% at December 31, 2001. The ratio of allowance for loan losses as a percentage of non-performing assets at December 31, 2000 was 190.27%.

ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,                                2001      2000      1999      1998      1997
-----------------------------------------------------------------------------------------------------

(Dollars in thousands)
Balance, beginning of period..........              $  1,819  $  1,601  $  1,344  $  1,185  $  1,004
Less chargeoffs:
    Commercial........................                    21        85        52       175        --
    Installment.......................                   150       172        80        79        94
    Real estate.......................                    --        10        --        --        20
-----------------------------------------------------------------------------------------------------
      Total chargeoffs................                   171       267       132       254       114
-----------------------------------------------------------------------------------------------------
Plus recoveries:
    Commercial........................                     3         2         2        --        --
    Installment.......................                    43        28        39        29        31
    Real estate.......................                    --        --         3         4        14
-----------------------------------------------------------------------------------------------------
      Total recoveries................                    46        30        44        33        45
-----------------------------------------------------------------------------------------------------
Net chargeoffs........................                   125       237        88       221        69
-----------------------------------------------------------------------------------------------------
Provision for loan losses.............                   390       455       345       380       250
-----------------------------------------------------------------------------------------------------
Balance, end of period................              $  2,084  $  1,819  $  1,601  $  1,344  $  1,185
=====================================================================================================
Allowance for loan losses
     to period end loans..............                 1.35%     1.29%     1.27%     1.26%     1.33%
Allowance for loan losses
      to non performing assets........               274.21%   190.27%   115.10%   277.11%   262.17%
Net chargeoffs to average loans.......                 0.08%     0.17%     0.11%     0.22%     0.08%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,

(Dollars in thousands)     2001  Percent(1)      2000  Percent(1)      1999  Percent(1)      1998  Percent(1)
----------------------------------------------------------------------------------------------------------------
Commercial.............  $1,863         21.2%  $1,301         21.1%  $  683         20.0%  $  646         19.1%
Installment............      18          4.8%     340          7.5%     340          7.7%     209          8.1%
Real Estate............     203         74.0%     178         71.4%     578         72.3%     489         72.8%
----------------------------------------------------------------------------------------------------------------
                         $2,084        100.0%  $1,819        100.0%   $1,601       100.0%   $1,344       100.0%

Years Ended December 31,

(Dollars in thousands)      1997  Percent/(1)/
----------------------------------------------
Commercial.............   $  592        16.6%
Installment............       43        74.5%
Real Estate............      550         8.9%
----------------------------------------------
                          $1,185       100.0%

(1) Percent of loans in each category to total loans.


INVESTMENT ACTIVITIES
     Securities available-for-sale are used as part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rate, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of the Corporation's securities available-for-sale totaled $38.3 million at December 31, 2001, compared to $31.8 million at December 31, 2000.
     Held-to-maturity securities at amortized cost were $3.1 million at December 31, 2000. On January 1, 2001 the Corporation reclassified $3,120,778 in held-to-maturity securities to the available- for-sale category. There were no held-to-maturity securities at December 31, 2001.
     The Corporation is required to account for the effect of market changes in the value of securities available-for-sale ("AFS") under Statement of Financial Accounting Standard #115 ("SFAS 115"). The market value of the December 31, 2001 securities available-for-sale portfolio was $779,000 greater than the associated book value of these securities. On December 31, 2000 the market value of securities available-for-sale exceeded their book value by $259,000.
     As of December 31, 2001 the book balance of the investment portfolio increased $3.3 million, from $35.0 million at December 31, 2000 to $38.3 million at December 31, 2001. This increase in BOE's investment portfolio was accomplished by increased short-term funding through advances from the Federal Home Loan Bank of Atlanta. Management feels this shortterm investment activity reduces interest rate sensitivity.

  28                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
              MANAGEMENT'S
         DISCUSSION AND ANALYSIS

SECURITIES PORTFOLIO

Years Ended December 31,                                                     2001                                  2000
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                      AMORTIZED COST        FAIR VALUE        AMORTIZED COST      FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale:
    U.S. Agency, mortgage-backed securities..........              $ 7,084           $ 7,159              $ 10,168        $ 10,164
    State, county and municipal......................               24,687            25,029                16,398          16,451
    Other............................................                5,719             6,080                 5,025           5,235
----------------------------------------------------------------------------------------------------------------------------------
       Total Available-for-Sale......................              $37,490           $38,268              $ 31,591        $ 31,850
----------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity:
     U.S. Agency, mortgage-backed securities.........              $    --           $    --              $  1,140        $  1,154
     State, county and municipal.....................                   --                --                 1,781           1,822
     Other...........................................                   --                --                   200             200
----------------------------------------------------------------------------------------------------------------------------------
       Total Held-to-Maturity .......................              $    --           $    --              $  3,121        $  3,176
----------------------------------------------------------------------------------------------------------------------------------
     Total Investment Securities/(1)/................              $37,490           $38,268              $ 34,712        $ 35,026

/(1)/ Excludes Equity Securities.
==================================================================================================================================


Years Ended December 31,                                                     1999
--------------------------------------------------------------------------------------------
(Dollars in thousands)                                      AMORTIZED COST        FAIR VALUE
--------------------------------------------------------------------------------------------
Available-for-Sale:
    U.S. Agency, mortgage-backed securities..........              $ 5,398           $ 5,230
    State, county and municipal......................               14,534            14,204
    Other............................................                1,185             1,154
--------------------------------------------------------------------------------------------
       Total Available-for-Sale......................              $21,117           $20,588
--------------------------------------------------------------------------------------------
Held-to-Maturity:
     U.S. Agency, mortgage-backed securities.........              $   803           $   786
     State, county and municipal.....................                2,038             2,017
     Other...........................................                  800               796
--------------------------------------------------------------------------------------------
       Total Held-to-Maturity........................              $ 3,641           $ 3,599
--------------------------------------------------------------------------------------------
     Total Investment Securities/(1)/................              $24,758           $24,187

/(1)/ Excludes Equity Securities.
============================================================================================

SECURITIES PORTFOLIO--MATURITY AND YIELDS

December 31, 2001  (Dollars in thousands)                  UNDER 1 YEAR   1 TO 5 YEARS   5 TO 10 YEARS  OVER  10 YEARS     TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Maturity Distribution:
   U.S. Agency, mortgage-backed securities.........           $   1,877     $    4,814       $     393          $   --  $  7,084
   State, county and municipal-tax exempt..........                 531          7,945          12,968             581    22,025
   State, county and municipal-taxable.............                  --          1,206           1,456              --     2,662
   Other/(1)/......................................                 565          4,361             793              --     5,719
--------------------------------------------------------------------------------------------------------------------------------
     Total Investment Securities...................           $   2,973     $   18,326       $  15,610          $  581  $ 37,490
--------------------------------------------------------------------------------------------------------------------------------
Weighted Average Yield:
   U.S. Agency, mortgage-backed securities.........               6.39%          5.80%           7.68%              --     6.06%
   State, county and municipal-tax exempt..........               7.85%          6.50%           6.50%           6.77%     6.44%
   State, county and municipal-taxable.............                  --          6.14%           6.08%              --     6.15%
   Other...........................................               7.01%          7.29%           6.82%              --     7.19%
--------------------------------------------------------------------------------------------------------------------------------
     Weighted Average Yield by Category.............              6.77%          6.47%           6.51%           6.77%     6.47%
================================================================================================================================

DEPOSITS
     The Corporation primarily uses deposits to fund its loans and investment portfolio. In 2001 the Corporation's deposits grew $24.1 million, or 14.7%. Total deposits at December 31, 2001 were $188.5 million compared to $164.4 million at December 31, 2000. Average deposits were $169.5 million in 2001 compared to $153.7 million in 2000, an increase of 10.3%. Certificates of deposit showed the largest dollar volume gain at $14.1 million, on average, from 2000 to 2001. Certificates of deposit had an average balance of $107.8 million in 2001 and an average balance of $93.7 million in 2000.
     The Corporation offers a variety of deposit accounts to individuals and small-to-medium sized businesses. Deposit accounts include checking, savings, money market deposit accounts and certificates of deposit. Certificates of deposit of $100,000 or more totaled $20.8 million at December 31, 2001 and $18.2 million at December 31, 2000, an increase of $2.6 million, or 14.3%.

AVERAGE DEPOSITS AND AVERAGE RATES PAID

Years Ended December 31,                        2001               2000               1999
------------------------------------------------------------------------------------------------
(Dollars in thousands)                    AVERAGE  AVERAGE   AVERAGE  AVERAGE   AVERAGE  AVERAGE
                                          BALANCE  RATE      BALANCE  RATE      BALANCE  RATE
------------------------------------------------------------------------------------------------
Interest bearing deposits:
     NOW accounts....................... $ 19,666    1.72%  $ 19,071    2.07%  $ 18,027    2.14%
     Money market deposits..............   10,103    2.91%     9,906    3.24%    10,478    3.03%
     Regular savings....................   15,079    2.59%    14,429    3.00%    14,720    3.00%
     Certificates of deposit............  107,750    5.48%    93,650    5.61%    78,340    5.13%
------------------------------------------------------------------------------------------------
       Total interest bearing deposits.. $152,598    4.54%  $137,056    4.67%  $121,565    4.25%
                                                     -----              -----              -----
Noninterest bearing deposits............   16,903             16,660             14,984
------------------------------------------------------------------------------------------------
       Total deposits................... $169,501           $153,716           $136,549
================================================================================================

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   29
-------------------------------------------------------------------------------
                                                          MANAGEMENT'S
                                                     DISCUSSION AND ANALYSIS

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000
OR MORE AT DECEMBER 31, 2001
(Dollars in thousands)          DOLLARS       PERCENT
-----------------------------------------------------
Three months or less .......... $ 2,824        13.57%
Over three months to six months  10,377        49.87%
Over six months to one year ...   6,138        29.50%
Over one year .................   1,471         7.07%
-----------------------------------------------------
                                $20,810       100.00%
=====================================================

SHORT-TERM BORROWINGS
     BOE occasionally finds it necessary to purchase funds on a short-term basis due to fluctuations in loan and deposit levels. BOE has several arrangements under which it may purchase funds. Federal Funds guidance facilities are maintained with correspondent banks totaling $13.5 million for the year ending December 31, 2001. No amounts had been drawn on these facilities at December
31, 2001. As another means of borrowing funds, BOE may borrow from the Federal Home Loan Bank of Atlanta. On February 2, 2000 the Corporation entered into an $11.0 million adjustable rate agreement with the Federal Home Loan Bank of Atlanta for twelve months at an initial rate of 6.07%. This note repriced, based on 3 month intervals on May 2, 2000 at 6.36125%, August 2, 2000 at 6.69188%, and November 2, 2000 at 6.73%. Subsequently, on February 2, 2001 that $11.0 million note was renewed for a period of nine months at a fixed rate of 5.26% and matured on November 2, 2001. At that time the note was paid down to $8,000,000 and a Principal Reducing Credit was established with $4,000,000 due November 4, 2002 and $4,000,000 due November 3, 2003. The average cost of this borrowing is 2.75%. Total expense on Federal Home Loan Bank of Atlanta borrowings in 2001 was $541,000 and in 2000 was $693,000. Total expense on Federal Funds purchased and other borrowings was $16,000 in 2001 and $11,000 in 2000.

CAPITAL REQUIREMENTS
     The determination of capital adequacy depends upon a number of factors, such as asset quality, liquidity, earnings, growth trends and economic conditions. The Corporation seeks to maintain a strong capital base to support its growth and expansion plans, provide stability to current operations and promote public confidence in the Corporation.
     The Corporation's capital position exceeds all regulatory minimums. The federal banking regulators have defined three tests for assessing the capital strength and adequacy of banks, based on two definitions of capital. "Tier 1 Capital" is defined as a combination of common and qualifying preferred stockholders' equity less goodwill. "Tier 2 Capital" is defined as qualifying subordinated debt and a portion of the allowance for loan losses. "Total Capital" is defined as Tier 1 Capital plus Tier 2 Capital. Three risk-based capital ratios are computed using the above capital definitions, total assets and risk-weighted assets and are measured against regulatory minimums to ascertain adequacy. All assets and off-balance sheet risk items are grouped into categories according to degree of risk and assigned a riskweighting and the resulting total is risk-weighted assets. "Total Risk-based Capital" is Total Capital divided by risk-weighted assets. The Leverage ratio is Tier 1 Capital divided by total average assets.

The following table shows the Corporation's capital ratios:

CAPITAL RATIOS

Years Ended December 31,     2001     2000     1999
---------------------------------------------------
Tier 1 Risk-based Capital   9.95%   10.51%   11.03%
Total Risk-based Capital   11.14%   11.73%   12.26%
Leverage Ratio              8.41%    8.27%    8.76%

LIQUIDITY
     Liquidity represents the Corporation's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest- bearing deposits with banks, federal funds sold, and certain investment securities. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers credit needs.
     As of December 31, 2001, cash, federal funds sold, held-tomaturity securities maturing within one year and available-forsale securities represented 26.24% of deposits and other liabilities compared to 22.02% at December 31, 2000. At December 31, 2001 100.0% of BOE's total investment securities were available- for-sale with a market value of $779,000 greater than their book value. Asset liquidity is also provided by managing loan maturities. At December 31, 2001 approximately $73.7 in loans would mature or reprice with a one-year period.
     The following table summarizes the Corporation's liquid assets for the periods indicated:

SUMMARY OF LIQUID ASSETS
(Dollars in thousands)
Years Ended December 31,     2001        2000          1999
-----------------------------------------------------------
Cash and due
    from banks          $   6,093   $   4,354     $   6,133
Federal funds sold          7,617       2,413            --
Investment securities          --         292           801
Available for sale
   securities,
   at fair value           38,268      31,850        20,588
-----------------------------------------------------------
Total liquid assets     $  51,978   $  38,909     $  27,522
===========================================================
Deposits and other
   liabilities          $ 198,124   $ 176,718     $ 151,913
Ratio of liquid assets
   to deposits and
   other liabilities       26.24%      22.02%        18.12%

  30                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
              MANAGEMENT'S
         DISCUSSION AND ANALYSIS

FINANCIAL RATIOS

     Financial ratios give investors a way to compare corporations within industries to analyze financial performance. Return on average assets is net income as a percentage of average total assets. It is a key profitability ratio that indicates how effectively a bank has used its total resources. Return on average assets was 1.00% in 2001 and 1.01% in 2000. Return on average equity is net income as a percentage of average shareholders' equity. It provides a measure of how productively a Corporation's equity has been employed. BOE's return on average equity was 10.97% in 2001 and 11.38% in 2000. Dividend payout ratio is the percentage of net income paid to shareholders as cash dividends during a given period. It is computed by dividing dividends per share by net income per share. BOE has a dividend payout ratio of 29.18% in 2001 and 29.78% in 2000. The Corporation utilizes leverage within guidelines prescribed by federal banking regulators as described in the section "Capital Requirements" in the preceding section. Leverage is average stockholders' equity divided by total quarterly average assets. This ratio was 8.4% in 2001 and 8.3% in 2000.

FINANCIAL RATIOS

Years Ended December 31,     2001     2000     1999
---------------------------------------------------
Return on average assets    1.00%    1.01%    0.90%
Return on average equity   10.97%   11.38%    9.12%
Dividend payout ratio      29.18%   29.78%   37.44%
Average equity to average
   asset ratio              9.13%    8.89%    9.87%

IMPACT OF INFLATION, CHANGING PRICES
AND MONETARY POLICIES
     The consolidated financial statements and related financial data concerning the Corporation presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Corporation is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors beyond the Corporation's control, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the U.S. government and federal agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies such as seeking to curb inflation and combat recession by its open market operations in U.S. government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the Corporation and its results of operations are not predictable.

RECENT ACCOUNTING STANDARDS
     In July 2001, the Financial Accounting Standards Board issued two statements - Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No.142, "Goodwill and Other Intangible Assets," which will potentially impact the accounting for goodwill and other intangible assets. SFAS No. 141 eliminates the pooling method of accounting for business combinations and requires that intangible assets that meet certain criteria be reported separately from goodwill. The Statement also requires negative goodwill arising from a business combination to be recorded as an extraordinary gain. SFAS No. 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life. The Statement requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.
     Upon adoption of these Statements, an organization is required to re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangible assets do not meet the criteria for recognition, they should be classified as goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill. An organization also must reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly. Any negative goodwill must be written-off.
     The standards generally are required to be implemented by the Corporation in its 2002 financial statements. The adoption of these standards will not have a material impact on the consolidated financial statements.
     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Statement is not expected to have a material effect on the Corporation's consolidated financial statements.
     In August 2001, the Financial Accounting Standards Board

BOE FINANCIAL SERVICES OF VIRGINIA, INC.                                   31
-------------------------------------------------------------------------------
                                                         MANAGEMENT'S
                                                   DISCUSSION AND ANALYSIS

issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also establishes a single accounting model for long-lived assets to be disposed of by sale, which includes long-lived assets that are part of a discontinued operation. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2001. The Statement is not expected to have a material effect on the Corporation's consolidated financial statements.

  32                                                         2001 ANNUAL REPORT
-------------------------------------------------------------------------------
         SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
BOE Financial Services of Virginia, Inc.
P. O. Box 965
323 Prince Street
Tappahannock, Virginia 22560

ANNUAL MEETING
The Annual Meeting of Stockholders
will be held at 11:00 a.m. on Friday,
May 10, 2002 at the Tappahannock-Essex
Volunteer Fire Department, Tappahannock,
Virginia. All stockholders are cordially invited to attend.

STOCK TRANSFER/
TRANSFER AGENT
Bank of Essex
P. O. Box 965
323 Prince Street
Tappahannock, Virginia 22560

INDEPENDENT
AUDITOR
Yount, Hyde & Barbour, P.C
50 South Cameron Street
Winchester, Virginia 22604

COMMON STOCK
BOE Financial Services of Virginia common stock is traded on the Nasdaq Small Cap Market under the symbol BSXT. On December 31, 2001 there were approximately 1,100 shareholders.

CORPORATE COUNSEL
McGuire Woods, L.L.P.
One James Center
901 East Cary Street
Richmond, Virginia 23219-4030
804-775-1000 Phone
804-775-1061 Fax
www.mcguirewoods.com
Attn: Mr. Joseph C. Carter, III

INVESTOR RELATIONS
A copy of BOE Financial Services of Virginia's
Form 10K will be furnished without charge to stockholders upon written request to:
Bruce E. Thomas
Senior Vice President and Chief Financial Officer
BOE Financial Services of Virginia, Inc.
P. O. Box 965
Tappahannock, Virginia 22560

STOCK AND DIVIDEND INFORMATION
A total of 1,174,078 shares were outstanding on December 31, 2001 held by approximately 1,100 shareholders of record. The Corporation's stock trades on the Nasdaq Small Cap Market under the symbol BSXT. The Nasdaq Stock Market is a highly regulated electronic securities market whose trading is supported by a communications network liking them to quotation dissemination, trade reporting, and order execution. The Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc. Listed below are the high and low prices for the common stock for the last eight quarters ended December 31, 2001.

2001             High        Low      Close      2000               High         Low        Close
-------------------------------------------------------------------------------------------------
1st Quarter    $15.25     $12.25     $14.38      1st Quarter      $14.25      $11.00       $13.00
2nd Quarter     16.50      13.50      15.75      2nd Quarter       13.50       11.18        12.50
3rd Quarter     17.50      15.00      15.50      3rd Quarter       14.00       10.75        11.75
4th Quarter     18.50      15.00      17.35      4th Quarter       13.50       11.00        13.38

DIVIDEND REINVESTMENT PLAN
BOE Financial Services of Virginia's Dividend Reinvestment Plan provides each registered stockholder with an economical method of investing cash dividends into additional shares of the Corporation's common stock. Key advantages include reinvestment of dividends without commission and increased ownership. For a prospectus on the Dividend Reinvestment Plan, contact Bruce E. Thomas at 1-800-443-5524 or at the mailing address listed above.