Form 10-K, Exhibit 13
period 2006-12-31
BOE FINANCIAL SERVICES OF VIRGINIA INC
filed 2007-03-28
CIK 1109848

Exhibit 13

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Tappahannock, Virginia

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

BOE Financial Services of Virginia, Inc.

Tappahannock, Virginia

We have audited the accompanying consolidated balance sheets of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As noted in Note 8 to the consolidated financial statements, the Corporation changed its method of accounting for its defined benefit pension plan to adopt Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

Winchester, Virginia

March 22, 2007

BOE FINANCIA L SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$5,520,191	$7,365,111
Securities available for sale, at fair value	55,963,463	52,392,786
Securities held to maturity (fair value approximates $2,949,000 in 2006 and $2,932,500 in 2005)	3,000,000	3,000,000
Equity securities, restricted, at cost	1,552,500	1,188,200
Loans, net of allowance for loan losses of $2,399,638 in 2006 and $2,248,658 in 2005	194,490,988	180,207,461
Bank premises and equipment, net	10,453,561	7,656,421
Accrued interest receivable	1,362,989	1,190,466
Intangible assets, net	524,263	650,086
Other assets	8,510,146	8,280,231

Total assets	$281,378,101	$261,930,762

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$27,809,248	$30,790,902
Interest-bearing	203,055,733	192,340,804

Total deposits	$230,864,981	$223,131,706
Federal funds purchased	3,207,000	1,810,000
Federal Home Loan Bank advances	12,000,000	5,000,000
Trust preferred capital notes	4,124,000	4,124,000
Accrued interest payable	851,114	526,095
Other liabilities	2,284,448	1,104,324

Total liabilities	$253,331,543	$235,696,125

Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, $5 par value, authorized 100,000 shares; no shares issued and oustanding	$—	$—
Common stock, $5 par value, authorized 10,000,000 shares; issued and oustanding 1,208,109 and 1,198,059 shares	6,040,545	5,990,295
Additional paid-in capital	5,476,874	5,264,250
Retained earnings	17,256,210	15,059,873
Accumulated other comprehensive loss, net	(727,071)	(79,781)

Total stockholders’ equity	$28,046,558	$26,234,637

Total liabilities and stockholders’ equity	$281,378,101	$261,930,762

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SE RVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

Three Years Ended December 31, 2006

	2006	2005	2004
Interest and Dividend Income
Interest and fees on loans	$14,241,540	$11,943,617	$10,663,837
Interest and dividends on securities:
U.S. Treasury	40,054	59,996	45,349
U.S. Government agencies	677,648	677,013	436,010
State and political subdivisions, nontaxable	1,379,808	1,346,092	1,228,077
State and political subdivisions, taxable	134,416	126,483	127,425
Other securities	183,447	150,215	321,596
Interest on federal funds sold	76,875	39,103	52,737

Total interest and dividend income	$16,733,788	$14,342,519	$12,875,031

Interest Expense
Interest on deposits	$6,055,277	$3,985,067	$3,399,013
Interest on borrowings	916,525	483,444	207,224

Total interest expense	$6,971,802	$4,468,511	$3,606,237

Net interest income	$9,761,986	$9,874,008	$9,268,794
Provision for Loan Losses	125,000	240,400	305,000

Net interest income after provision for loan losses	$9,636,986	$9,633,608	$8,963,794

Noninterest Income
Service charge income	$1,042,529	$986,268	$993,880
Net security gains (losses)	(13,060)	2,625	65,606
Net gains on sales of loans	60,717	55,774	56,981
Net gains (losses) on sale of premises and equipment	467,415	(23,017)	48,783
Other income	692,864	579,153	461,920

Total noninterest income	$2,250,465	$1,600,803	$1,627,170

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

(Continued)

Three Years Ended December 31, 2006

	2006	2005	2004
Noninterest Expenses
Salaries	$3,246,677	$3,053,914	$2,857,580
Employee benefits and costs	1,134,457	982,274	804,201
Occupancy expenses	422,793	330,219	342,340
Furniture and equipment related expenses	449,283	415,150	437,259
Data processing	554,996	530,033	471,357
Stationery and printing	172,436	138,403	180,004
Postage	175,112	153,265	170,695
Bank franchise tax	238,179	221,950	214,457
Other operating expenses	1,498,637	1,436,547	1,404,262

Total noninterest expenses	$7,892,570	$7,261,755	$6,882,155

Net income before income taxes	$3,994,881	$3,972,656	$3,708,809
Income Taxes	872,023	871,890	823,314

Net income	$3,122,858	$3,100,766	$2,885,495

Earnings Per Share, basic	$2.60	$2.60	$2.43

Earnings Per Share, diluted	$2.58	$2.58	$2.42

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Three Years Ended December 31, 2006

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Compre- hensive Income	Total
Balance, December 31, 2003	$5,915,735	$5,008,853	$10,693,464	$1,303,696		$22,921,748
Comprehensive income:
Net income - 2004	—	—	2,885,495	—	$2,885,495	2,885,495
Other comprehensive loss, net of tax:
Unrealized loss on securities available for sale, net of deferred taxes of $240,479	—	—	—	—	(466,812)	—
Less reclassification adjustment, net of taxes of $22,306	—	—	—	—	(43,300)	—

Other comprehensive loss, net of tax	—	—	—	(510,112)	$(510,112)	(510,112)

Total comprehensive income	—	—	—	—	$2,375,383	—

Cash dividends, $0.63 per share	—	—	(747,240)	—		(747,240)
Fractional shares purchased under dividend reinvestment plan	—	—	(78)	—		(78)
Issuance of common stock under dividend reinvestment plan	15,120	69,375	—	—		84,495
Exercise of stock options	13,900	32,548	—	—		46,448

Balance, December 31, 2004	$5,944,755	$5,110,776	$12,831,641	$793,584		$24,680,756
Comprehensive income:
Net income - 2005	—	—	3,100,766	—	$3,100,766	3,100,766
Other comprehensive loss, net of tax:
Unrealized loss on securities available for sale, net of deferred taxes of $449,023	—	—	—	—	(871,632)	—
Less reclassification adjustment, net of taxes of $892	—	—	—	—	(1,733)	—

Other comprehensive loss, net of tax	—	—	—	(873,365)	$(873,365)	(873,365)

Total comprehensive income	—	—	—	—	$2,227,401	—

Cash dividends, $0.73 per share	—	—	(872,371)	—		(872,371)
Fractional shares purchased under dividend reinvestment plan	—	—	(163)	—		(163)
Issuance of common stock under dividend reinvestment plan	14,980	80,074	—	—		95,054
Exercise of stock options	30,560	73,400	—	—		103,960

Balance, December 31, 2005 (forwarded)	$5,990,295	$5,264,250	$15,059,873	$(79,781)		$26,234,637

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Continued)

Three Years Ended December 31, 2006

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Compre- hensive Income	Total
Balance, December 31, 2005 (brought forward)	$5,990,295	$5,264,250	$15,059,873	$(79,781)		$26,234,637
Comprehensive income:
Net income - 2006	—	—	3,122,858	—	$3,122,858	3,122,858
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of deferred taxes of $18,848	—	—	—	—	36,588	—
Add reclassification adjustment, net of taxes of $4,440	—	—	—	—	8,620	—

Other comprehensive income, net of tax:	—	—	—	45,208	$45,208	45,208

Total comprehensive income	—	—	—	—	$3,168,066	—

Adjustment to initially apply SFAS No. 158, net of deferred taxes of $356,742	—	—	—	(692,498)		(692,498)
Cash dividends, $0.77 per share	—	—	(926,469)	—		(926,469)
Fractional shares purchased under dividend reinvestment plan	—	—	(52)	—		(52)
Issuance of common stock under dividend reinvestment plan	15,600	84,032	—	—		99,632
Exercise of stock options	34,650	128,592	—	—		163,242

Balance, December 31, 2006	$6,040,545	$5,476,874	$17,256,210	$(727,071)		$28,046,558

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2006

	2006	2005	2004
Cash Flows from Operating Activities
Net income	$3,122,858	$3,100,766	$2,885,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	605,594	507,708	507,201
Origination of loans available for sale	(6,932,350)	(5,626,948)	(7,059,823)
Proceeds from sale of loans available for sale	6,993,067	6,043,365	6,756,161
Provision for loan losses	125,000	240,400	305,000
(Gains) losses on sale of securities	13,060	(2,625)	(65,606)
(Gains) losses on disposal of premises and equipment	(467,415)	23,017	(48,783)
(Gains) on sale of loans	(60,717)	(55,774)	(56,981)
Deferred income tax (benefit) expense	(287,988)	(126,218)	124,848
Amortization of premiums on securities	202,316	218,296	238,840
Accretion of discounts on securities	(17,936)	(20,990)	(24,244)
(Increase) decrease in accrued interest receivable and other assets	219,004	168,975	(213,122)
Increase (decrease) in accrued expenses and other liabilities	457,582	582,584	(26,976)

Net cash provided by operating activities	$3,972,075	$5,052,556	$3,322,010

Cash Flows from Investing Activities
Proceeds from sales, principal repayments, calls and maturities of securities available for sale	$10,009,939	$9,556,053	$11,658,025
(Purchase) redemption of restricted equity securities	(364,300)	(355,400)	114,100
Purchase of securities available for sale	(13,711,239)	(8,511,555)	(15,335,053)
Purchase of securities held to maturity	—	—	(3,000,000)
Net (increase) decrease in loans to customers	(14,408,527)	(22,976,389)	604,930
(Increase) decrease in federal funds sold	—	5,064,000	(4,779,000)
Purchase of bank-owned life insurance	—	(5,500,000)	—
Purchases of premises and equipment	(3,524,885)	(1,613,366)	(675,219)
Proceeds from disposal of premises and equipment	715,389	—	420,594

Net cash (used in) investing activities	$(21,283,623)	$(24,336,657)	$(10,991,623)

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Continued)

Three Years Ended December 31, 2006

	2006	2005	2004
Cash Flows from Financing Activities
Net increase in deposits	$7,733,275	$16,158,987	$3,691,151
Increase in federal funds purchased	1,397,000	1,810,000	—
Increase in Federal Home Loan Bank advances	7,000,000	5,000,000	—
Dividends paid	(926,469)	(872,371)	(747,240)
Net proceeds from issuance of common stock	262,874	199,014	130,943
Cash paid for fractional shares	(52)	(163)	(78)

Net cash provided by financing activities	$15,466,628	$22,295,467	$3,074,776

Net increase (decrease) in cash and cash equivalents	$(1,844,920)	$3,011,366	$(4,594,837)
Cash and Cash Equivalents
Beginning of year	7,365,111	4,353,745	8,948,582

End of year	$5,520,191	$7,365,111	$4,353,745

Supplemental Disclosure of Cash Flow Information
Cash paid during year:
Interest	$6,646,783	$4,261,817	$3,616,769

Income taxes	$1,137,804	$481,000	$880,000

Noncash Investing and Financing Activities
Unrealized gain (loss) on securities available for sale	$68,496	$(1,323,280)	$(772,897)

Pension liability adjustment	$(1,049,240)	$—	$—

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Nature of Banking Activities and Significant Accounting Policies

BOE Financial Services of Virginia, Inc. (the Corporation) is a bank holding company, which owns all of the stock of its sole subsidiaries, Bank of Essex (the Bank) and BOE Statutory Trust I (the Trust). The Bank provides commercial, residential and consumer loans, and a variety of deposit products to its customers in the Northern Neck and Richmond regions of Virginia.

Essex Services, Inc. is a wholly-owned subsidiary of the Bank and was formed to sell title insurance to the Bank’s mortgage loan customers. Essex Services, Inc. also offers insurance and investment products through affiliations with two limited liability companies.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BOE Financial Services of Virginia, Inc. and its wholly-owned subsidiary, Bank of Essex. All material intercompany balances and transactions have been eliminated in consolidation. FASB Interpretation No. 46 (R) requires that the Corporation no longer eliminate through consolidation the equity investment in BOE Statutory Trust I, which approximated $124,000 at December 31, 2006 and 2005. The subordinated debt of the Trust is reflected as a liability of the Corporation.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Restricted Securities

The Corporation is required to maintain an investment in the capital stock of certain correspondent banks. The Corporation’s investment in these securities is recorded at cost.

Notes to Consolidated Financial Statements

Loans

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Bank’s market area.

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

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Notes to Consolidated Financial Statements

The allowance consists of specific, general and unallocated components. For loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Mortgage loans held for sale are generally sold with the mortgage servicing rights released by the Corporation.

The Corporation enters into commitments to originate certain mortgage loans whereby the interest rate on the loans is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. The period of time between issuance of a loan commitment and closing and the sale of the loan generally ranges from thirty to ninety days. The Corporation protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Corporation commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. As a result, the Corporation is not exposed to losses nor will it realize significant gains related to its rate lock commitments due to changes in interest rates. The correlation between the rate lock commitments and the best efforts contracts is very high due to their similarity. Because of this high correlation, the gain or loss that occurs on the rate lock commitments is immaterial.

Notes to Consolidated Financial Statements

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Depreciation of bank premises and equipment is computed on the straight-line method over estimated useful lives of 10 to 50 years for premises and 5 to 20 years for equipment, furniture and fixtures.

Costs of maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in the determination of income.

Intangibles

Intangible assets consist of core deposit premiums from a branch acquisition. Intangible assets are being amortized on a straight-line basis over 15 years.

Other Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at the lower of the loan balance or the fair value at the date of foreclosure net of estimated disposal costs, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or the fair value less costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other operating expenses. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred. The Corporation had no other real estate at December 31, 2006 or 2005.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share (EPS) is computed based on the weighted average number of shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is computed in a manner similar to basic EPS, except for certain adjustments to the numerator and the denominator. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method.

Notes to Consolidated Financial Statements

Stock-Based Compensation

At December 31, 2006, the Corporation had two stock-based compensation plans, which are described more fully in Note 9. Effective January 1, 2006, the Corporation adopted SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R requires the costs resulting from all share-based payments to employees be recognized in the financial statements. Stock-based compensation is estimated at the date of grant using the Black-Scholes option valuation model for determining fair value. Prior to adopting SFAS No. 123R, the Corporation accounted for the plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost was reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share as if the Corporation had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the years ended December 31, 2005 and 2004. No stock-based compensation expense was recognized for the year ended December 31, 2006 as no stock options were granted or vested. Effective December 22, 2005, the Corporation accelerated the vesting of all novested stock options under the stock-based compensation plans.

	Years Ended December 31,
	2005	2004
Net income, as reported	$3,100,766	$2,885,495
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effect	(202,201)	(64,943)

Pro forma net income	$2,898,565	$2,820,552

Earnings per share:
Basic - as reported	$2.60	$2.43

Basic - pro forma	$2.43	$2.38

Diluted - as reported	$2.58	$2.42

Diluted - pro forma	$2.41	$2.36

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption “Cash and due from banks.”

Advertising Costs

The Corporation follows the policy of charging the costs of production of advertising to expense as incurred. Total advertising expense incurred for 2006, 2005 and 2004 was $112,945, $78,330 and $93,578, respectively.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year provisions.

Note 2. Securities

The amortized cost and fair value of securities available for sale as of December 31, 2006 and 2005, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	2006
U.S. Treasury securities	$999,115	$—	$(19,340)	$979,775
U.S. Agency and mortgage-backed securities	15,373,799	11,055	(259,158)	15,125,697
Obligations of state and political subdivisions	38,299,358	246,741	(320,870)	38,225,229
Corporate debt securities	1,280,598	12,902	(5,057)	1,288,443
Other equity securities	64,656	279,664	—	344,320

	$56,017,526	$550,362	$(604,425)	$55,963,463

	2005
U.S. Treasury securities	$1,748,174	$—	$(37,999)	$1,710,175
U.S. Agency and mortgage-backed securities	12,885,090	5,490	(367,764)	12,522,816
Obligations of state and political subdivisions	36,833,547	363,291	(347,462)	36,849,376
Corporate debt securities	982,199	28,634	—	1,010,833
Other equity securities	64,656	234,930	—	299,586

	$52,513,666	$632,345	$(753,225)	$52,392,786

Notes to Consolidated Financial Statements

The amortized cost and fair value of securities available for sale as of December 31, 2006, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

	Amortized Cost	Fair Value
Due in one year or less	$9,092,411	$9,070,047
Due after one year through five years	29,564,027	29,344,022
Due after five years through ten years	16,024,813	15,928,787
Due after ten years	1,271,619	1,276,287
Other equity securities	64,656	344,320

	$56,017,526	$55,963,463

At December 31, 2006 and 2005, the Corporation owned one U.S. Government Agency bond in the held to maturity classification with a book value of $3,000,000. The market value of the bond was $2,949,000 and $2,932,500 at December 31, 2006 and 2005, respectively. The bond matures in 2024.

Proceeds from sales, principal repayments, calls and maturities of securities available for sale during 2006, 2005 and 2004 were $10,009,939, $9,566,053 and $11,658,025, respectively. Gross realized gains of $18,804, $11,960 and $101,138 and gross realized losses of $31,864, $9,335 and $35,532 were recognized on those sales for the years ended December 31, 2006, 2005 and 2004, respectively. The tax provision (benefit) applicable to these net realized gains amounted to $(4,440), $892 and $22,306, respectively.

Securities with amortized costs of $7,682,899 and $8,422,978 at December 31, 2006 and 2005 were pledged to secure public deposits and for other purposes required or permitted by law.

Notes to Consolidated Financial Statements

A summary of investments in an unrealized loss position at December 31, 2006 and 2005 follows:

	Duration of the Unrealized Loss
	Less Than 12 Months		12 Months or More
	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)
2006
U.S. Treasury securities	$497,150	$(3,337)	$482,625	$(16,003)
U.S. Agency and mortgage- backed securities	2,160,944	(9,264)	9,089,792	(249,894)
Obligations of state and political subdivisions	6,532,392	(26,997)	14,835,564	(293,873)
Corporate securities	496,950	(5,057)	—	—

Total temporarily impaired securities	$9,687,436	$(44,655)	$24,407,981	$(559,770)

2005
U.S. Treasury securities	$—	$—	$1,710,175	$(37,999)
U.S. Agency and mortgage- backed securities	6,452,591	(159,992)	5,876,641	(207,772)
Obligations of state and political subdivisions	9,992,617	(160,577)	5,940,175	(186,885)

Total temporarily impaired securities	$16,445,208	$(320,569)	$13,526,991	$(432,656)

Notes to Consolidated Financial Statements

The unrealized losses in the investment portfolio as of December 31, 2006, are generally a result of market fluctuations that occur daily. The unrealized losses are from 120 securities that are all of investment grade, backed by insurance, U.S. government agency guarantees, or the full faith and credit of local municipalities throughout the United States. The Corporation has the ability and intent to hold these securities to maturity. Market prices are affected by conditions beyond the control of the Corporation. Investment decisions are made by the management group of the Corporation and reflect the overall liquidity and strategic asset/liability objectives of the Corporation. Management analyzes the securities portfolio frequently and manages the portfolio to provide an overall positive impact to the Corporation’s income statement and balance sheet.

Note 3. Loans

Major classifications of loans are summarized as follows:

	December 31,
	2006	2005
	(in thousands)
Mortgage loans on real estate:
Residential 1-4 family	$56,264	$48,898
Commercial	73,594	62,580
Construction	29,984	32,084
Equity lines of credit	8,150	9,818
Commercial loans	22,934	22,873
Consumer installment loans:
Personal	5,036	5,276
Credit cards	929	927

	$196,891	$182,456
Less: Allowance for loan losses	2,400	2,249

Loans, net	$194,491	$180,207

A summary of the transactions affecting the allowance for loan losses is as follows:

	2006	2005	2004
Balance, beginning of year	$2,248,658	$2,088,329	$2,128,254
Provision for loan losses	125,000	240,400	305,000
Loans charged off	(137,873)	(158,810)	(429,781)
Recoveries of loans previously charged off	163,853	78,739	84,856

Balance, end of year	$2,399,638	$2,248,658	$2,088,329

Notes to Consolidated Financial Statements

The following is a summary of information pertaining to impaired loans:

	December 31,
	2006	2005	2004
Impaired loans with a valuation allowance	$1,635,400	$1,517,800	$2,823,700
Impaired loans without a valuation allowance	120,700	223,200	—

Total impaired loans	$1,756,100	$1,741,000	$2,823,700

Valuation allowance related to impaired loans	$567,700	$536,300	$606,345

	2006	2005	2004
Nonaccrual loans	$—	$150,418	$240,935
Loans past due ninety days or more and still accruing	101,560	259,500	100,236
Average balance of impaired loans	1,748,550	2,394,350	2,610,500
Interest income recognized on impaired loans	175,261	195,899	168,359
Interest income recognized on a cash basis on impaired loans	158,889	195,899	168,359

The Corporation has not committed to lend additional funds to these debtors.

Note 4. Premises and Equipment

A summary of the cost and accumulated depreciation of bank premises and equipment at December 31, 2006 and 2005 follows:

	2006	2005
Land	$2,629,218	$2,729,218
Buildings	7,849,978	3,940,808
Furniture and fixtures	4,847,910	4,278,944
Construction in progress	11,203	1,317,470

	$15,338,309	$12,266,440
Accumulated depreciation	4,884,748	4,610,019

	$10,453,561	$7,656,421

Depreciation expense for the years ended December 31, 2006, 2005 and 2004, amounted to $479,771, $381,885 and $381,377, respectively.

Notes to Consolidated Financial Statements

Note 5. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $43,980,269 and $39,864,361, respectively.

The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$113,762,513
2008	20,731,324
2009	3,289,543
2010	2,547,793
2011	1,638,744

$141,969,917

At December 31, 2006 and 2005, overdraft demand deposits reclassified to loans totaled $101,649 and $71,186, respectively.

Note 6. Income Taxes

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities follows:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$636,072	$594,442
Deferred compensation	224,155	163,578
Nonaccrual loan interest	—	5,168
Unrealized loss on securities available for sale	18,382	41,099
Accrued pension	365,304	—

	$1,243,913	$804,287

Deferred tax liabilities:
Depreciation	$249,319	$300,430
Discount accretion on securities	15,366	19,173
Partnership losses	59,352	57,599
Prepaid pension	—	129,222
Other	21,983	21,983

	$346,020	$528,407

Net deferred tax assets	$897,893	$275,880

Notes to Consolidated Financial Statements

Allocation of the income tax expense between current and deferred portions is as follows:

	2006	2005	2004
Current tax provision	$1,160,011	$998,108	$698,466
Deferred tax (benefit) expense	(287,988)	(126,218)	124,848

	$872,023	$871,890	$823,314

The following is a reconciliation of the expected income tax expense with the reported expense for each year:

	2006	2005	2004
Statutory Federal income tax rate	34.0%	34.0%	34.0%
(Reduction) in taxes resulting from:
Municipal interest	(10.3)	(10.6)	(10.5)
Other, net	(1.9)	(1.5)	(1.3)

Effective income tax rate	21.8%	21.9%	22.2%

Note 7. Federal Home Loan Bank Advances and Lines of Credit

The Corporation had advances on lines of credit with the Federal Home Loan Bank of Atlanta that totaled $12,000,000 and $5,000,000 at December 31, 2006 and 2005, respectively. The weighted average interest rate on these advances was 4.75%. One advance totaling $7,000,000 matures in 2007 with the remaining $5,000,000 advance maturing in 2015. Advances on the lines are secured by all of the Corporation’s first lien loans on one-to-four unit single-family dwellings. As of December 31, 2006, the book value of these loans totaled approximately $42,804,000. The amount of available credit is limited to seventy-five percent of qualifying collateral. Any borrowings in excess of the qualifying collateral require pledging of additional assets.

The Corporation has unsecured lines of credit with correspondent banks available for overnight borrowing totaling approximately $16,500,000. At December 31, 2006, $3,207,000 had been drawn on these lines of credit.

Note 8. Employee Benefit Plans

The Corporation has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age. Benefits are generally based upon years of service and the employees’ compensation. The Corporation funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act.

Notes to Consolidated Financial Statements

The following tables provide a reconciliation of the changes in the plan’s benefit obligations and fair value of assets over the years ending December 31, 2006, 2005 and 2004, computed as of October 1, 2006, 2005 and 2004, respectively:

	2006	2005	2004
Change in Benefit Obligation
Benefit obligation, beginning	$4,289,019	$3,561,978	$3,066,325
Service cost	363,570	308,269	245,785
Interest cost	245,828	212,894	198,503
Actuarial loss	(332,800)	233,774	460,162
Benefits paid	(27,896)	(27,896)	(408,797)

Benefit obligation, ending	$4,537,721	$4,289,019	$3,561,978

Change in Plan Assets
Fair value of plan assets, beginning	$3,071,341	$2,545,270	$1,921,202
Actual return on plan assets	251,931	342,457	241,058
Employer contributions	167,914	211,510	791,807
Benefits paid	(27,896)	(27,896)	(408,797)

Fair value of plan assets, ending	$3,463,290	$3,071,341	$2,545,270

Funded Status	$(1,074,431)	$(1,217,678)	$(1,016,708)
Unrecognized net actuarial loss	—	1,428,442	1,378,746
Unrecognized net obligation at transition	—	(19,208)	(22,408)
Unrecognized prior service cost	—	20,595	24,026

(Accrued) prepaid benefit cost at October 1	$(1,074,431)	$212,151	$363,656
Contributions made in December	—	167,914	211,510

(Accrued) prepaid benefit cost at December 31	$(1,074,431)	$380,065	$575,166

Amounts Recognized in the Balance Sheet
Other assets	$—	$380,065	$575,166
Other liabilities	1,074,431	—	—
Amounts Recognized in Accumulated Comprehensive Income (Loss)
Net loss	$1,048,084	$—	$—
Prior service cost	17,164	—	—
Net obligation at transition	(16,008)	—	—

Total amount recognized	$1,049,240	$—	$—

The accumulated benefit obligation for the defined benefit pension plan was $2,741,049, $2,416,644 and $1,945,342 at September 30, 2006, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements

The following table provides the components of net periodic benefit cost for the plan for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Components of Net Periodic Benefit Cost
Service cost	$363,570	$308,269	$245,785
Interest cost	245,828	212,894	198,503
Expected return on plan assets	(259,903)	(215,187)	(212,210)
Amortization of prior service cost	3,431	3,431	3,431
Amortization of net obligation at transition	(3,200)	(3,200)	(3,200)
Recognized net actuarial loss	55,530	56,808	37,694

Net periodic benefit cost	$405,256	$363,015	$270,003

Other Changes in Plan Assets and Benefit Obligations Recognized in Accumulated Other Comprehensive Income (Loss)
Net loss	$1,048,084	$—	$—
Prior service cost	17,164	—	—
Net obligation at transition	(16,008)	—	—
Deferred income tax benefit	(356,742)	—	—

Total recognized in other comprehensive (loss)	692,498	$—	$—

Total recognized in net periodic benefit cost and accumulated other comprehensive (loss)	$1,097,754	$363,015	$270,003

The weighted-average assumptions used in the measurement of the Corporation’s benefit obligation are shown in the following table:

	2006	2005	2004
Discount rate	6.00%	5.75%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%

The weighted-average assumption used in the measurement of the Corporation’s net periodic benefit cost are shown in the following table:

	2006	2005	2004
Discount rate	5.75%	6.00%	6.50%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%

Notes to Consolidated Financial Statements

Incremental Effect of Applying SFAS No. 158

on Individual Line Items in the Consolidated Balance Sheet

December 31, 2006

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Other assets (deferred income taxes)	$8,153,404	$356,742	$8,510,146
Other liabilities (pension liability)	1,235,208	1,049,240	2,284,448
Accumulated other comprehensive (loss)	(34,573)	(692,498)	(727,071)
Total stockholders’ equity	28,739,056	(692,498)	28,046,558

Long-Term Rate of Return

The plan sponsor selects the expected long-term rate of return on assets assumption in consultation with their investment advisors and actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2006 and 2005, by asset category are as follows:

	2006	2005
Asset Category
Mutual funds - fixed income	30%	34%
Mutual funds - equity	56%	66%
Cash and equivalents	14%	0%

	100%	100%

Notes to Consolidated Financial Statements

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 40% fixed income and 60% equities. The investment manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the plan’s investment strategy. The investment manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the trustee to administer the investments of the trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the trust.

The Corporation does not expect to contribute to its pension plan in 2007.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

2007	$38,876
2008	61,624
2009	67,432
2010	87,686
2011	104,130
2012-2016	1,124,836

401(k) Plan

The Corporation has also adopted a contributory 401(k) profit sharing plan which covers substantially all employees. The employee may contribute up to 15% of compensation, subject to statutory limitations. The Corporation matches 50% of employee contributions up to 4% of compensation. The plan also provides for an additional discretionary contribution to be made by the Corporation as determined each year. The amounts charged to expense under this plan for the years ended December 31, 2006, 2005 and 2004 were $53,642, $47,963 and $44,085, respectively.

Deferred Compensation Agreements

The Corporation has deferred compensation agreements with certain key employees and the Board of Directors. The retirement benefits to be provided are fixed based upon the amount of compensation earned and deferred. Deferred compensation expense amounted to $268,011, $56,593 and $3,612 for the years ended December 31, 2006, 2005 and 2004, respectively. These contracts are funded by life insurance policies.

Notes to Consolidated Financial Statements

Note 9. Stock Option Plans

During the year ended December 31, 2000, the Corporation adopted stock option plans for all employees and outside directors. The plans provide that 110,000 shares of the Corporation’s common stock will be reserved for both incentive and non-statutory stock options to purchase common stock of the Corporation. The exercise price per share for incentive stock options and non-statutory stock options shall not be less than the fair market value of a share of common stock on the date of grant, and may be exercised at such times as may be specified by the Board of Directors in the participant’s stock option agreement. Each incentive and non-statutory stock option shall expire not more than ten years from the date the option is granted. The options vest at the rate of one quarter per year from the grant date. Effective December 22, 2005, the Compensation Committee of the Board of Directors approved the acceleration of vesting of all unvested stock options under the plans.

A summary of the status of the stock plans follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	37,589	$23.87
Granted	—	—
Exercised	(6,930)	23.56
Forfeited	(941)	24.80

Outstanding at year end	29,718	23.92	6.5 years	$206,250

Exercisable at year end	29,718	23.92	6.5 years	$206,250

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by option holders had all option holders exercised their options on December 31, 2006. This amount changes based on changes in the market value of the Corporation’s stock.

The total intrinsic value of options exercised during the year ended December 31, 2006 was $61,250.

The weighted average fair value of options granted during the year ended December 31, 2004 was $8.22 and was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions. There were no option grants during the years ended December 31, 2006 and 2005.

Dividend yield	2.64%
Expected life	9.7 years
Expected volatility	25.86%
Risk-free interest rate	4.45%

Notes to Consolidated Financial Statements

Note 10. Earnings Per Share

The following shows the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of diluted potential stock. Potential dilutive common stock had no effect on income available to common stockholders.

	2006		2005		2004
	Shares	Per Share	Share	Per Share	Shares	Per Share
Basic earnings per share	1,201,465	$2.60	1,193,467	$2.60	1,185,952	$2.43

Effect of dilutive stock options	9,457		10,258		8,559

Diluted earnings per share	1,210,922	$2.58	1,203,725	$2.58	1,194,511	$2.42

The Company granted options to employees and directors to purchase 3,797 shares on average during the year ended December 31, 2004 that were not included in the computation of diluted earnings per share because the exercise price of those options exceeded the average market price of the common shares during the year. No options were excluded from the computation for the years ended December 31, 2006 and 2005.

Note 11. Related Party Transactions

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its executive officers, directors, and their affiliates. All such loans are made on substantially the same terms as those prevailing at the time for comparable loans to unrelated persons. Loans to such borrowers are summarized as follows:

	2006	2005
Balance, beginning of year	$2,677,102	$2,007,294
Principal additions	1,336,758	2,005,289
Repayments and reclassifications	(1,128,828)	(1,335,481)

Balance, end of year	$2,885,032	$2,677,102

Notes to Consolidated Financial Statements

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

As members of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2006 and 2005, the aggregate amount of daily average required balances were approximately $632,000 and $995,000, respectively.

The Bank is required to maintain certain required reserve balances with a correspondent bank. Those required balances were $250,000 at December 31, 2006 and 2005.

Note 13. Dividend Limitations on Affiliate Bank

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2006, the aggregate amount of unrestricted funds, which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $7,129,004 (25.4% of net assets).

Note 14. Concentration of Credit Risk

The Bank has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Bank’s customers are residents or operate business ventures in its market area consisting of Essex, King William, Hanover, Henrico and adjacent counties. Therefore, a substantial portion of its debtors’ ability to honor their contracts and the Bank’s ability to realize the value of any underlying collateral, if needed, is influenced by the economic conditions in this market area.

The Bank maintains a portion of its cash balances with several financial institutions located in its market area. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances were approximately $996,000 and $1,978,000 at December 31, 2006 and 2005, respectively.

Notes to Consolidated Financial Statements

Note 15. Financial Instruments With Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract amounts of the Bank’s exposure to off-balance-sheet risk as of December 31, 2006 and 2005, is as follows:

	2006	2005
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$45,251,000	$40,381,000
Standby letters of credit	4,971,000	4,602,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Unfunded commitments under commercial lines-of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are generally uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s evaluation of the counterparty. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Notes to Consolidated Financial Statements

Note 16. Minimum Regulatory Capital Requirements

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Corporation and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Notes to Consolidated Financial Statements

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005, are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2006:
Total Capital (to Risk Weighted Assets) Consolidated	$34,679	16.4%	$16,919	8.00%	N/A	N/A
Bank of Essex	$33,869	16.1%	$16,866	8.00%	$21,083	10.00%
Tier 1 Capital (to Risk Weighted Assets) Consolidated	$32,559	15.4%	$8,460	4.00%	N/A	N/A
Bank of Essex	$31,874	15.1%	$8,433	4.00%	$12,650	6.00%
Tier 1 Capital (to Average Assets) Consolidated	$32,559	11.7%	$11,162	4.00%	N/A	N/A
Bank of Essex	$31,874	11.4%	$11,162	4.00%	$13,953	5.00%
As of December 31, 2005:
Total Capital (to Risk Weighted Assets) Consolidated	$31,788	15.7%	$16,224	8.00%	N/A	N/A
Bank of Essex	$31,141	15.4%	$16,205	8.00%	$20,256	10.00%
Tier 1 Capital (to Risk Weighted Assets) Consolidated	$29,944	14.8%	$8,112	4.00%	N/A	N/A
Bank of Essex	$29,297	14.5%	$8,102	4.00%	$12,154	6.00%
Tier 1 Capital (to Average Assets) Consolidated	$29,944	11.6%	$10,369	4.00%	N/A	N/A
Bank of Essex	$29,297	11.3%	$10,369	4.00%	$12,961	5.00%

Notes to Consolidated Financial Statements

Note 17. Fair Value of Financial Instruments and Interest Rate Risk

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

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

Restricted Securities

The carrying value of restricted securities approximates their fair value based on the redemption provisions of the respective entity.

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

Notes to Consolidated Financial Statements

Long-Term Borrowings

The fair values of the Corporation’s long-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

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

At December 31, 2006 and 2005, the fair values of loan commitments and stand-by letters of credit were deemed to be immaterial.

The carrying amounts and estimated fair values of the Corporation’s financial instruments are as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Financial assets:
Cash and short-term investments	$5,520	$5,520	$7,365	$7,365
Securities	58,963	58,912	55,393	55,325
Restricted securities	1,553	1,553	1,188	1,188
Loans, net of allowance	194,491	196,078	180,207	182,006
Accrued interest receivable	1,363	1,363	1,190	1,190
Financial liabilities:
Deposits	$230,865	$231,034	$223,132	$222,479
Federal funds purchased	3,207	3,207	1,810	1,810
Federal Home Loan Bank
Bank advances	12,000	11,637	5,000	4,647
Trust preferred capital notes	4,124	4,152	4,124	4,161
Accrued interest payable	851	851	526	526

Notes to Consolidated Financial Statements

The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation’s overall interest rate risk.

Note 18. Trust Preferred Capital Notes

On December 12, 2003, BOE Statutory Trust I, a wholly-owned subsidiary of the Corporation, was formed for the purpose of issuing redeemable capital securities. On December 12, 2003, $4.1 million of trust preferred securities were issued through a direct placement. The securities have a LIBOR-indexed floating rate of interest. During the years ended December 31, 2006 and 2005, the weighted-average interest rate was 8.47% and 6.29%. The securities have a mandatory redemption date of December 12, 2033 and are subject to varying call provisions beginning December 12, 2008. The principal asset of the Trust is $4.1 million of the Corporation’s junior subordinated debt securities with the like maturities and like interest rates to the capital securities.

The trust preferred notes may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the trust preferred not considered as Tier 1 capital may be included in Tier 2 capital. At December 31, 2006 and 2005, all trust preferred notes were included in Tier 1 capital.

The obligations of the Corporation with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations with respect to the Capital Securities.

Subject to certain exceptions and limitations, the Corporation may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities.

Notes to Consolidated Financial Statements

Note 19. Parent Corporation Only Financial Statements

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Parent Corporation Only)

Balance Sheets (Condensed)

December 31, 2006 and 2005

	2006	2005
Assets
Cash	$124,813	$137,129
Investment in subsidiaries	31,485,295	29,710,691
Securities available for sale, at fair value	344,320	299,586
Other assets	322,160	302,051

Total assets	$32,276,588	$30,449,457

Liabilities and Stockholders’ Equity
Trust preferred capital notes	$4,124,000	$4,124,000
Other liabilities	106,030	90,820
Stockholders’ equity	28,046,558	26,234,637

Total liabilities and stockholders’ equity	$32,276,588	$30,449,457

Notes to Consolidated Financial Statements

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Parent Corporation Only)

Statements of Income (Condensed)

Three Years Ended December 31, 2006

	2006	2005	2004
Income:
Dividends from subsidiary	$900,000	$870,000	$755,743
Dividends on other securities	15,310	11,399	7,481

Total income	$915,310	$881,399	$763,224

Expenses:
Interest expense	$338,615	$263,223	$187,004
Other	23,000	23,000	31,015

Total expenses	$361,615	$286,223	$218,019

Income before allocated tax benefit and undistributed income of subsidiary	$553,695	$595,176	$545,205
Allocated income tax benefit	117,743	93,441	74,855

Income before equity in undistributed income of subsidiary	$671,438	$688,617	$620,060
Equity in undistributed income of subsidiary	2,451,420	2,412,149	2,265,435

Net income	$3,122,858	$3,100,766	$2,885,495

Notes to Consolidated Financial Statements

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Parent Corporation Only)

Statements of Cash Flows (Condensed)

Three Years Ended December 31, 2006

	2006	2005	2004
Cash Flows from Operating Activities
Net income	$3,122,858	$3,100,766	$2,885,495
Adjustments to reconcile net income to net cash provided by operating activities:
(Increase) in other assets	(20,109)	(41,559)	(45,277)
Deferred tax (benefit) provision	(15,208)	3,340	6,683
Undistributed earnings of subsidiary	(2,451,420)	(2,412,149)	(2,265,435)
Increase (decrease) in liabilities	15,210	20,718	(7,987)

Net cash provided by operating activities	$651,331	$671,116	$573,479

Cash Flows from Financing Activities
Cash dividends paid	$(926,469)	$(872,371)	$(747,240)
Net proceeds from issuance of common stock	262,874	199,014	130,943
Cash paid for fractional shares	(52)	(163)	(78)

Net cash (used in) financing activities	$(663,647)	$(673,520)	$(616,375)

(Decrease) in cash and cash equivalents	$(12,316)	$(2,404)	$(42,896)
Cash and Cash Equivalents
Beginning	137,129	139,533	182,429

Ending	$124,813	$137,129	$139,533