Form 10-K, Exhibit 13
period 2007-12-31
BOE FINANCIAL SERVICES OF VIRGINIA INC
filed 2008-03-31
CIK 1109848

Exhibit 13

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Tappahannock, Virginia

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of income	3 and 4
Consolidated statements of stockholders’ equity	5 and 6
Consolidated statements of cash flows	7 and 8
Notes to consolidated financial statements	9-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

BOE Financial Services of Virginia, Inc.

Tappahannock, Virginia

We have audited the accompanying consolidated balance sheets of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of BOE Financial Services of Virginia, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2007 included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 9A and, accordingly, we do not express an opinion thereon.

Winchester, Virginia

March 17, 2008

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$4,100,147	$5,520,191
Securities available for sale, at fair value	52,542,730	55,963,463
Securities held to maturity (fair value approximates $3,009,900 in 2007 and $2,949,000 in 2006)	3,000,000	3,000,000
Equity securities, restricted, at cost	1,760,500	1,552,500
Loans held for sale	496,500	—
Loans, net of allowance for loan losses of $2,594,757 in 2007 and $2,399,638 in 2006	218,954,463	194,490,988
Bank premises and equipment, net	10,663,393	10,453,561
Accrued interest receivable	1,514,147	1,362,989
Intangible assets, net	398,439	524,263
Other assets	9,000,288	8,510,146

Total assets	$302,430,607	$281,378,101

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$26,219,892	$27,809,248
Interest-bearing	218,373,096	203,055,733

Total deposits	$244,592,988	$230,864,981
Federal funds purchased	3,152,000	3,207,000
Federal Home Loan Bank advances	17,000,000	12,000,000
Trust preferred capital notes	4,124,000	4,124,000
Accrued interest payable	1,007,335	851,114
Other liabilities	2,444,845	2,284,448

Total liabilities	$272,321,168	$253,331,543

Commitments and Contingent Liabilities

Stockholders’ Equity
Preferred stock, $5 par value, authorized 100,000 shares; no shares issued and outstanding	$—	$—
Common stock, $5 par value, authorized 10,000,000 shares; issued and outstanding 1,212,294 and 1,208,109 shares	6,061,470	6,040,545
Additional paid-in capital	5,576,420	5,476,874
Retained earnings	18,872,272	17,256,210
Accumulated other comprehensive loss, net	(400,723)	(727,071)

Total stockholders’ equity	$30,109,439	$28,046,558

Total liabilities and stockholders’ equity	$302,430,607	$281,378,101

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

Three Years Ended December 31, 2007

	2007	2006	2005
Interest and Dividend Income
Interest and fees on loans	$16,201,739	$14,241,540	$11,943,617
Interest and dividends on securities:
U.S. Treasury	15,465	40,054	59,996
U.S. Government agencies	774,295	677,648	677,013
State and political subdivisions, nontaxable	1,334,711	1,379,808	1,346,092
State and political subdivisions, taxable	115,565	134,416	126,483
Other securities	179,693	183,447	150,215
Interest on federal funds sold	72,815	76,875	39,103

Total interest and dividend income	$18,694,283	$16,733,788	$14,342,519

Interest Expense
Interest on deposits	$7,586,170	$6,055,277	$3,985,067
Interest on borrowings	1,108,875	916,525	483,444

Total interest expense	$8,695,045	$6,971,802	$4,468,511

Net interest income	$9,999,238	$9,761,986	$9,874,008

Provision for Loan Losses	6,000	125,000	240,400

Net interest income after provision for loan losses	$9,993,238	$9,636,986	$9,633,608

Noninterest Income
Service charge income	$1,110,212	$1,042,529	$986,268
Net security gains (losses)	(37,082)	(13,060)	2,625
Net gains on sales of loans	36,976	60,717	55,774
Net gains (losses) on sale of premises and equipment	(4,948)	467,415	(23,017)
Other income	852,408	692,864	579,153

Total noninterest income	$1,957,566	$2,250,465	$1,600,803

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

(Continued)

Three Years Ended December 31, 2007

	2007	2006	2005
Noninterest Expenses
Salaries	$3,678,911	$3,246,677	$3,053,914
Employee benefits and costs	1,097,606	1,134,457	982,274
Occupancy expenses	517,017	422,793	330,219
Furniture and equipment related expenses	514,466	449,283	415,150
Data processing	607,927	554,996	530,033
Stationery and printing	185,200	172,436	138,403
Postage	180,546	175,112	153,265
Bank franchise tax	243,673	238,179	221,950
Other operating expenses	1,737,680	1,498,637	1,436,547

Total noninterest expenses	$8,763,026	$7,892,570	$7,261,755

Net income before income taxes	$3,187,778	$3,994,881	$3,972,656

Income Taxes	579,604	872,023	871,890

Net income	$2,608,174	$3,122,858	$3,100,766

Earnings Per Share, basic	$2.16	$2.60	$2.60

Earnings Per Share, diluted	$2.15	$2.58	$2.58

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Three Years Ended December 31, 2007

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
Balance, December 31, 2004	$5,944,755	$5,110,776	$12,831,641	$793,584		$24,680,756
Comprehensive income:
Net income - 2005	—	—	3,100,766	—	$3,100,766	3,100,766
Other comprehensive loss, net of tax:
Unrealized loss on securities available for sale, net of deferred taxes of $449,023	—	—	—	—	(871,632)	—
Less reclassification adjustment, net of taxes of $892	—	—	—	—	(1,733)	—

Other comprehensive loss, net of tax	—	—	—	(873,365)	$(873,365)	(873,365)

Total comprehensive income	—	—	—	—	$2,227,401	—

Cash dividends, $0.73 per share	—	—	(872,371)	—		(872,371)
Fractional shares purchased under dividend reinvestment plan	—	—	(163)	—		(163)
Issuance of common stock under dividend reinvestment plan	14,980	80,074	—	—		95,054
Exercise of stock options	30,560	73,400	—	—		103,960

Balance, December 31, 2005	$5,990,295	$5,264,250	$15,059,873	$(79,781)		$26,234,637
Comprehensive income:
Net income - 2006	—	—	3,122,858	—	$3,122,858	3,122,858
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of deferred taxes of $18,848	—	—	—	—	36,588	—
Add reclassification adjustment, net of taxes of $4,440	—	—	—	—	8,620	—

Other comprehensive income, net of tax	—	—	—	45,208	$45,208	45,208

Total comprehensive income	—	—	—	—	$3,168,066	—

Adjustment to initially apply SFAS No. 158, net of deferred taxes of $356,742	—	—	—	(692,498)		(692,498)
Cash dividends, $0.77 per share	—	—	(926,469)	—		(926,469)
Fractional shares purchased under dividend reinvestment plan	—	—	(52)	—		(52)
Issuance of common stock under dividend reinvestment plan	15,600	84,032	—	—		99,632
Exercise of stock options	34,650	128,592	—	—		163,242

Balance, December 31, 2006 (forwarded)	$6,040,545	$5,476,874	$17,256,210	$(727,071)		$28,046,558

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Continued)

Three Years Ended December 31, 2007

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
Balance, December 31, 2006 (brought forward)	$6,040,545	$5,476,874	$17,256,210	$(727,071)		$28,046,558
Comprehensive income:
Net income - 2007	—	—	2,608,174	—	$2,608,174	2,608,174
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of deferred taxes of $67,959	—	—	—	—	131,920	—
Add reclassification adjustment, net of taxes of $ 12,608	—	—	—	—	24,474	—
Minimum pension liability adjustment, net of deferred taxes of $87,552	—	—	—	—	169,954	—

Other comprehensive income, net of tax	—	—	—	326,348	$326,348	326,348

Total comprehensive income	—	—	—	—	$2,934,522	—

Cash dividends, $0.82 per share	—	—	(991,975)	—		(991,975)
Fractional shares purchased under dividend reinvestment plan	—	—	(137)	—		(137)
Issuance of common stock under dividend reinvestment plan	19,130	91,038	—	—		110,168
Exercise of stock options	1,795	8,508	—	—		10,303

Balance, December 31, 2007	$6,061,470	$5,576,420	$18,872,272	$(400,723)		$30,109,439

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Three Years Ended December 31, 2007

	2007	2006	2005
Cash Flows from Operating Activities
Net income	$2,608,174	$3,122,858	$3,100,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	676,234	605,594	507,708
Origination of loans available for sale	(5,550,254)	(6,932,350)	(5,626,948)
Proceeds from sale of loans available for sale	5,090,730	6,993,067	6,043,365
Provision for loan losses	6,000	125,000	240,400
(Gains) losses on sale of securities	37,082	13,060	(2,625)
(Gains) losses on disposal of premises and equipment	4,948	(467,415)	23,017
(Gains) on sale of loans	(36,976)	(60,717)	(55,774)
Deferred income tax (benefit)	(173,222)	(287,988)	(126,218)
Amortization of premiums on securities	157,210	202,316	218,296
Accretion of discounts on securities	(32,062)	(17,936)	(20,990)
(Increase) decrease in accrued interest receivable and other assets	(636,197)	219,004	168,975
Increase in accrued expenses and other liabilities	574,124	457,582	582,584

Net cash provided by operating activities	$2,725,791	$3,972,075	$5,052,556

Cash Flows from Investing Activities
Proceeds from sales, principal repayments, calls and maturities of securities available for sale	$21,638,253	$10,009,939	$9,556,053
(Purchase) of restricted equity securities	(208,000)	(364,300)	(355,400)
Purchase of securities available for sale	(18,142,789)	(13,711,239)	(8,511,555)
Net (increase) in loans to customers	(24,469,475)	(14,408,527)	(22,976,389)
(Increase) decrease in federal funds sold	—	—	5,064,000
Purchase of bank-owned life insurance	—	—	(5,500,000)
Purchases of premises and equipment	(765,190)	(3,524,885)	(1,613,366)
Proceeds from disposal of premises and equipment	—	715,389	—

Net cash (used in) investing activities	$(21,947,201)	$(21,283,623)	$(24,336,657)

See Notes to Consolidated Financial Statements.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Continued)

Three Years Ended December 31, 2007

	2007	2006	2005
Cash Flows from Financing Activities
Net increase in deposits	$13,728,007	$7,733,275	$16,158,987
Increase (decrease) in federal funds purchased	(55,000)	1,397,000	1,810,000
Increase in Federal Home Loan Bank advances	5,000,000	7,000,000	5,000,000
Dividends paid	(991,975)	(926,469)	(872,371)
Net proceeds from issuance of common stock	120,471	262,874	199,014
Cash paid for fractional shares	(137)	(52)	(163)

Net cash provided by financing activities	$17,801,366	$15,466,628	$22,295,467

Net increase (decrease) in cash and cash equivalents	$(1,420,044)	$(1,844,920)	$3,011,366

Cash and Cash Equivalents
Beginning of year	5,520,191	7,365,111	4,353,745

End of year	$4,100,147	$5,520,191	$7,365,111

Supplemental Disclosure of Cash Flow Information
Cash paid during year:
Interest	$8,538,824	$6,646,783	$4,261,817

Income taxes	$900,011	$1,137,804	$481,000

Noncash Investing and Financing Activities
Unrealized gain (loss) on securities available for sale	$236,961	$68,496	$(1,323,280)

Pension liability adjustment	$257,506	$(1,049,240)	$—

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

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BOE Financial Services of Virginia, Inc. and its wholly-owned subsidiary, Bank of Essex. All material intercompany balances and transactions have been eliminated in consolidation. FASB Interpretation No. 46(R) requires that the Corporation no longer eliminate through consolidation the equity investment in BOE Statutory Trust I, which approximated $124,000 at December 31, 2007 and 2006. The subordinated debt of the Trust is reflected as a liability of the Corporation.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Mortgage loans held for sale are sold with the mortgage servicing rights released by the Corporation.

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

Other Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at the lower of the loan balance or the fair value at the date of foreclosure net of estimated disposal costs, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or the fair value less costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other operating expenses. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred. The Corporation had no other real estate at December 31, 2007 or 2006.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Notes to Consolidated Financial Statements

Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

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

Stock-Based Compensation

At December 31, 2006, the Corporation had two stock-based compensation plans, which are described more fully in Note 9. Effective January 1, 2006, the Corporation adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires the costs resulting from all share-based payments be recognized in the financial statements. Stock-based compensation is estimated at the date of grant using the Black-Scholes option valuation model for determining fair value. Prior to adopting SFAS 123R, the Corporation accounted for the plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost was reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share as if the Corporation had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the year ended December 31, 2005. No stock-based compensation expense was recognized for the years ended December 31, 2007 and 2006, as no stock options were granted or vested. Effective December 22, 2005, the Corporation accelerated the vesting of all unvested stock options under the stock-based compensation plans.

Year Ended December 31, 2005
Net income, as reported	$3,100,766
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effect	(202,201)

Pro forma net income	$2,898,565

Earnings per share:
Basic - as reported	$2.60

Basic - pro forma	$2.43

Diluted - as reported	$2.58

Diluted - pro forma	$2.41

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption “Cash and due from banks.”

Advertising Costs

The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense incurred for 2007, 2006 and 2005 was $143,306, $112,945 and $78,330, respectively.

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

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year provisions.

Note 2.	Securities

The amortized cost and fair value of securities available for sale as of December 31, 2007 and 2006, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	2007
U.S. Treasury securities	$499,098	$—	$(1,198)	$497,900
U.S. Agency and mortgage-backed securities	13,668,692	55,581	(76,638)	13,647,635
Obligations of state and political subdivisions	37,410,158	206,684	(351,329)	37,265,513
Corporate debt securities	700,895	2,640	—	703,535
Other equity securities	80,989	350,885	(3,727)	428,147

	$52,359,832	$615,790	$(432,892)	$52,542,730

Notes to Consolidated Financial Statements

	2006
U.S. Treasury securities	$999,115	$—	$(19,340)	$979,775
U.S. Agency and mortgage-backed securities	15,373,799	11,055	(259,158)	15,125,697
Obligations of state and political subdivisions	38,299,358	246,741	(320,870)	38,225,229
Corporate debt securities	1,280,598	12,902	(5,057)	1,288,443
Other equity securities	64,656	279,664	—	344,320

	$56,017,526	$550,362	$(604,425)	$55,963,463

The amortized cost and fair value of securities available for sale as of December 31, 2007, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

	Amortized Cost	Fair Value
Due in one year or less	$4,054,080	$4,061,013
Due after one year through five years	26,918,214	26,956,781
Due after five years through ten years	18,314,830	18,123,446
Due after ten years	2,991,719	2,973,343
Other equity securities	80,989	428,147

	$52,359,832	$52,542,730

At December 31, 2007 and 2006, the Corporation owned one U.S. Government Agency bond in the held to maturity classification with a book value of $3,000,000. The market value of the bond was $3,009,900 and $2,949,000 at December 31, 2007 and 2006, respectively. The bond matures in 2024.

Proceeds from sales, principal repayments, calls and maturities of securities available for sale during 2007, 2006 and 2005 were $21,638,253, $10,009,939 and $9,566,053, respectively. Gross realized gains of $50,787, $18,804 and $11,960 and gross realized losses of $87,869, $31,864 and $9,335 were recognized on those sales for the years ended December 31, 2007, 2006 and 2005, respectively. The tax provision (benefit) applicable to these net realized gains (losses) amounted to $12,608, $(4,440) and $892, respectively.

Securities with amortized costs of $6,608,025 and $7,682,899 at December 31, 2007 and 2006 were pledged to secure public deposits and for other purposes required or permitted by law.

Notes to Consolidated Financial Statements

A summary of investments in an unrealized loss position at December 31, 2007 and 2006 follows:

	Duration of the Unrealized Loss
	Less Than 12 Months		12 Months or More
	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)
2007
U.S. Treasury securities	$—	$—	$497,900	$(1,198)
U.S. Agency and mortgage-backed securities	759,322	(8)	5,729,846	(76,630)
Obligations of state and political subdivisions	8,133,853	(133,137)	13,479,295	(218,192)
Other equity securities	10,529	(3,727)	—	—

Total temporarily impaired securities	$8,903,704	$(136,872)	$19,707,041	$(296,020)

2006
U.S. Treasury securities	$497,150	$(3,337)	$482,625	$(16,003)
U.S. Agency and mortgage-backed securities	2,160,944	(9,264)	9,089,792	(249,894)
Obligations of state and political subdivisions	6,532,392	(26,997)	14,835,564	(293,873)
Corporate securities	496,950	(5,057)	—	—

Total temporarily impaired securities	$9,687,436	$(44,655)	$24,407,981	$(559,770)

The unrealized losses in the investment portfolio as of December 31, 2007, are generally a result of market fluctuations that occur daily. The unrealized losses are from 120 securities that are all of investment grade, backed by insurance, U.S. government agency guarantees, or the full faith and credit of local municipalities throughout the United States. The Corporation has the ability and intent to hold these securities to maturity or until a recovery of value. Market prices are affected by conditions beyond the control of the Corporation. Investment decisions are made by the management group of the Corporation and reflect the overall liquidity and strategic asset/liability objectives of the Corporation. Management analyzes the securities portfolio frequently and manages the portfolio to provide an overall positive impact to the Corporation’s income statement and balance sheet.

Notes to Consolidated Financial Statements

Note 3.	Loans

Major classifications of loans are summarized as follows:

	December 31,
	2007	2006
	(in thousands)
Mortgage loans on real estate:
Residential 1-4 family	$65,378	$56,264
Commercial	80,112	73,594
Construction	36,602	29,984
Equity lines of credit	9,080	8,150
Commercial loans	23,852	22,934
Consumer installment loans:
Personal	5,425	5,036
Credit cards	1,100	929

	$221,549	$196,891
Less: Allowance for loan losses	2,595	2,400

Loans, net	$218,954	$194,491

A summary of the transactions affecting the allowance for loan losses is as follows:

	2007	2006	2005
Balance, beginning of year	$2,399,638	$2,248,658	$2,088,329
Provision for loan losses	6,000	125,000	240,400
Loans charged off	(255,839)	(137,873)	(158,810)
Recoveries of loans previously charged off	444,958	163,853	78,739

Balance, end of year	$2,594,757	$2,399,638	$2,248,658

The following is a summary of information pertaining to impaired loans:

	December 31,
	2007	2006	2005
Impaired loans with a valuation allowance	$2,030,400	$1,635,400	$1,517,800
Impaired loans without a valuation allowance	—	120,700	223,200

Total impaired loans	$2,030,400	$1,756,100	$1,741,000

Valuation allowance related to impaired loans	$469,300	$567,700	$536,300

Notes to Consolidated Financial Statements

	2007	2006	2005
Nonaccrual loans	$96,206	$—	$150,418
Loans past due ninety days or more and still accruing	17,671	101,560	259,500
Average balance of impaired loans	2,563,372	1,748,550	2,394,350
Interest income recognized on impaired loans	198,964	175,261	195,899
Interest income recognized on a cash basis on impaired loans	184,244	158,889	195,899

The Corporation has not committed to lend additional funds to these debtors.

Note 4.	Premises and Equipment

A summary of the cost and accumulated depreciation of bank premises and equipment at December 31, 2007 and 2006 follows:

	2007	2006
Land	$2,830,814	$2,629,218
Buildings	7,947,106	7,849,978
Furniture and fixtures	4,995,159	4,847,910
Construction in progress	323,654	11,203

	$16,096,733	$15,338,309
Accumulated depreciation	5,433,340	4,884,748

	$10,663,393	$10,453,561

Depreciation expense for the years ended December 31, 2007, 2006 and 2005, amounted to $550,410, $479,771 and $381,885, respectively.

Note 5.	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $53,262,998 and $43,980,269, respectively.

The scheduled maturities of time deposits at December 31, 2006 are as follows:

2008	$117,902,714
2009	25,430,565
2010	2,904,603
2011	1,904,520
2012	1,217,644

$149,360,046

At December 31, 2007 and 2006, overdraft demand deposits reclassified to loans totaled $128,698 and $101,649, respectively.

Notes to Consolidated Financial Statements

Note 6.	Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and the state of Virginia. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2004.

The Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with no impact on the financial statements.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities follows:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$637,781	$636,072
Deferred compensation	267,832	224,155
Nonaccrual loan interest	—	—
Unrealized loss on securities available for sale	—	18,382
Accrued pension	394,068	365,304

	$1,299,681	$1,243,913

Deferred tax liabilities:
Depreciation	$245,192	$249,319
Discount accretion on securities	13,148	15,366
Partnership losses	51,878	59,352
Unrealized gain on securities available for sale	62,185	—
Other	24,282	21,983

	$396,685	$346,020

Net deferred tax assets	$902,996	$897,893

Allocation of the income tax expense between current and deferred portions is as follows:

	2007	2006	2005
Current tax provision	$752,826	$1,160,011	$998,108
Deferred tax (benefit)	(173,222)	(287,988)	(126,218)

	$579,604	$872,023	$871,890

Notes to Consolidated Financial Statements

The following is a reconciliation of the expected income tax expense with the reported expense for each year:

	2007	2006	2005
Statutory Federal income tax rate	34.0%	34.0%	34.0%
(Reduction) in taxes resulting from:
Municipal interest	(12.1)	(10.3)	(10.6)
Other, net	(3.7)	(1.9)	(1.5)

Effective income tax rate	18.2%	21.8%	21.9%

Note 7.	Federal Home Loan Bank Advances and Lines of Credit

The Corporation had advances on lines of credit with the Federal Home Loan Bank of Atlanta that totaled $17,000,000 and $12,000,000 at December 31, 2007 and 2006, respectively. The weighted average interest rate on these advances was 4.75%. One advance totaling $12,000,000 matures in 2012 with the remaining $5,000,000 advance maturing in 2015. Advances on the lines are secured by all of the Corporation’s first lien loans on one-to-four unit single-family dwellings. As of December 31, 2007, the book value of these loans totaled approximately $48,785,000. The amount of available credit is limited to seventy-five percent of qualifying collateral. Any borrowings in excess of the qualifying collateral require pledging of additional assets.

The Corporation has unsecured lines of credit with correspondent banks available for overnight borrowing totaling approximately $16,500,000. At December 31, 2007, $3,152,000 had been drawn on these lines of credit.

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

Notes to Consolidated Financial Statements

The following tables provide a reconciliation of the changes in the plan’s benefit obligations and fair value of assets over the years ending December 31, 2007, 2006 and 2005, computed as of October 1, 2007, 2006 and 2005, respectively:

	2007	2006	2005
Change in Benefit Obligation
Benefit obligation, beginning	$4,537,721	$4,289,019	$3,561,978
Service cost	328,554	363,570	308,269
Interest cost	271,114	245,828	212,894
Actuarial loss	(102,204)	(332,800)	233,774
Benefits paid	(66,320)	(27,896)	(27,896)

Benefit obligation, ending	$4,968,865	$4,537,721	$4,289,019

Change in Plan Assets
Fair value of plan assets, beginning	$3,463,290	$3,071,341	$2,545,270
Actual return on plan assets	412,871	251,931	342,457
Employer contributions	—	167,914	211,510
Benefits paid	(66,320)	(27,896)	(27,896)

Fair value of plan assets, ending	$3,809,841	$3,463,290	$3,071,341

Funded Status	$(1,159,024)	$(1,074,431)	$(1,217,678)
Unrecognized net actuarial loss	—	—	1,428,442
Unrecognized net obligation at transition	—	—	(19,208)
Unrecognized prior service cost	—	—	20,595

(Accrued) prepaid benefit cost at October 1	$(1,159,024)	$(1,074,431)	$212,151
Contributions made in December	—	—	167,914

(Accrued) prepaid benefit cost at December 31	$(1,159,024)	$(1,074,431)	$380,065

Amounts Recognized in the Balance Sheet
Other assets	$—	$—	$380,065
Other liabilities	1,159,024	1,074,431	—
Amounts Recognized in Accumulated Other Comprehensive Income (Loss)
Net loss	$790,809	$1,048,084	$—
Prior service cost	13,733	17,164	—
Net obligation at transition	(12,808)	(16,008)	—
Deferred tax	(269,190)	(356,742)	—

Total amount recognized	$522,544	$692,498	$—

The accumulated benefit obligation for the defined benefit pension plan was $3,040,294, $2,741,049 and $2,416,644 at September 30, 2007, 2006 and 2005, respectively.

Notes to Consolidated Financial Statements

The following table provides the components of net periodic benefit cost for the plan for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Components of Net Periodic Benefit Cost
Service cost	$328,554	$363,570	$308,269
Interest cost	271,114	245,828	212,894
Expected return on plan assets	(292,761)	(259,903)	(215,187)
Amortization of prior service cost	3,431	3,431	3,431
Amortization of net obligation at transition	(3,200)	(3,200)	(3,200)
Recognized net actuarial loss	34,960	55,530	56,808

Net periodic benefit cost	$342,098	$405,256	$363,015

Other Changes in Plan Assets and Benefit Obligations Recognized in Accumulated Other Comprehensive Income (Loss)
Net (gains) loss	$(257,275)	$1,048,084	$—
Prior service cost	—	17,164	—
Amortization of prior service cost	(3,431)	—	—
Net obligation at transition	—	(16,008)	—
Amortization of net obligation at transition	3,200	—	—
Deferred income tax (benefit) expense	87,552	(356,742)	—

Total recognized in other comprehensive (loss)	$(169,954)	$692,498	$—

Total recognized in net periodic benefit cost and accumulated other comprehensive (loss)	$172,144	$1,097,754	$363,015

The weighted-average assumptions used in the measurement of the Corporation’s benefit obligation are shown in the following table:

	2007	2006	2005
Discount rate	6.25%	6.00%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%

The weighted-average assumption used in the measurement of the Corporation’s net periodic benefit cost are shown in the following table:

	2007	2006	2005
Discount rate	6.00%	5.75%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%

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

Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2007 and 2006, by asset category are as follows:

	2007	2006
Asset Category
Mutual funds - fixed income	35%	30%
Mutual funds - equity	60%	56%
Cash and equivalents	5%	14%

	100%	100%

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

The Corporation does not expect to contribute to its pension plan in 2008.

Notes to Consolidated Financial Statements

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

2008	$64,870
2009	66,800
2010	85,509
2011	99,948
2012	144,812
2013-2017	1,045,571

401(k) Plan

The Corporation has also adopted a contributory 401(k) profit sharing plan which covers substantially all employees. The employee may contribute up to 15% of compensation, subject to statutory limitations. The Corporation matches 50% of employee contributions up to 4% of compensation. The plan also provides for an additional discretionary contribution to be made by the Corporation as determined each year. The amounts charged to expense under this plan for the years ended December 31, 2007, 2006 and 2005 were $56,091, $53,642 and $47,963, respectively.

Deferred Compensation Agreements

The Corporation has deferred compensation agreements with certain key employees and the Board of Directors. The retirement benefits to be provided are fixed based upon the amount of compensation earned and deferred. Deferred compensation expense amounted to $221,051, $268,011 and $56,593 for the years ended December 31, 2007, 2006 and 2005, respectively. These contracts are funded by life insurance policies.

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

Notes to Consolidated Financial Statements

A summary of the status of the stock plans follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	29,718	$23.92
Granted	—	—
Exercised	(359)	28.70
Forfeited	—	—

Outstanding at year end	29,359	23.86	5.5 years	$230,129

Exercisable at year end	29,359	23.86	5.5 years	$230,129

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by option holders had all option holders exercised their options on December 31, 2007. This amount changes based on changes in the market value of the Corporation’s stock.

The total intrinsic value of options exercised during the year ended December 31, 2007 was $879.

Note 10.	Earnings Per Share

The following shows the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of diluted potential stock. Potential dilutive common stock had no effect on income available to common stockholders.

	2007		2006		2005
	Shares	Per Share	Shares	Per Share	Shares	Per Share
Basic earnings per share	1,209,761	$2.16	1,201,465	$2.60	1,193,467	$2.60

Effect of dilutive stock options	5,183		9,457		10,258

Diluted earnings per share	1,214,944	$2.15	1,210,922	$2.58	1,203,725	$2.58

No options were excluded from the computation for the years ended December 31, 2007, 2006 and 2005.

Notes to Consolidated Financial Statements

Note 11.	Related Party Transactions

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its executive officers, directors, and their affiliates. All such loans are made on substantially the same terms as those prevailing at the time for comparable loans to unrelated persons. Loans to such borrowers are summarized as follows:

	2007	2006
Balance, beginning of year	$2,885,032	$2,677,102
Principal additions	1,303,402	1,336,758
Repayments and reclassifications	(856,933)	(1,128,828)

Balance, end of year	$3,331,501	$2,885,032

Note 12.	Commitments and Contingent Liabilities

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying consolidated financial statements. The Bank does not anticipate losses as a result of these transactions. See Note 15 with respect to financial instruments with off-balance-sheet risk.

As members of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2007 and 2006, the aggregate amount of daily average required balances were approximately $25,000 and $632,000, respectively.

The Bank is required to maintain certain required reserve balances with a correspondent bank. Those required balances were $250,000 at December 31, 2007 and 2006.

Note 13.	Dividend Limitations on Affiliate Bank

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2007, the aggregate amount of unrestricted funds, which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $6,749,756 (22.4% of net assets).

Notes to Consolidated Financial Statements

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

The Bank maintains a portion of its cash balances with several financial institutions located in its market area. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances were approximately $428,000 and $996,000 at December 31, 2007 and 2006, respectively.

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

A summary of the contract amounts of the Bank’s exposure to off-balance-sheet risk as of December 31, 2007 and 2006, is as follows:

	2007	2006
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$58,573,000	$45,251,000
Standby letters of credit	3,867,000	4,971,000

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

Notes to Consolidated Financial Statements

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

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Corporation and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Notes to Consolidated Financial Statements

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006, are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2007:
Total Capital (to Risk Weighted Assets) Consolidated	$36,533	15.9%	$18,434	8.00%	N/A	N/A
Bank of Essex	$36,076	15.7%	$18,415	8.00%	$23,018	10.00%
Tier 1 Capital (to Risk Weighted Assets) Consolidated	$34,343	14.9%	$9,217	4.00%	N/A	N/A
Bank of Essex	$33,886	14.7%	$9,207	4.00%	$13,811	6.00%
Tier 1 Capital (to Average Assets) Consolidated	$34,343	11.5%	$11,911	4.00%	N/A	N/A
Bank of Essex	$33,886	11.4%	$11,911	4.00%	$14,889	5.00%

As of December 31, 2006:
Total Capital (to Risk Weighted Assets) Consolidated	$34,679	16.4%	$16,919	8.00%	N/A	N/A
Bank of Essex	$33,869	16.1%	$16,866	8.00%	$21,083	10.00%
Tier 1 Capital (to Risk Weighted Assets) Consolidated	$32,559	15.4%	$8,460	4.00%	N/A	N/A
Bank of Essex	$31,874	15.1%	$8,433	4.00%	$12,650	6.00%
Tier 1 Capital (to Average Assets) Consolidated	$32,559	11.7%	$11,162	4.00%	N/A	N/A
Bank of Essex	$31,874	11.4%	$11,162	4.00%	$13,953	5.00%

Notes to Consolidated Financial Statements

Note 17.	Fair Value of Financial Instruments and Interest Rate Risk

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

At December 31, 2007 and 2006, the fair values of loan commitments and stand-by letters of credit were deemed to be immaterial.

The carrying amounts and estimated fair values of the Corporation’s financial instruments are as follows:

	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Financial assets:
Cash and short-term investments	$4,100	$4,100	$5,520	$5,520
Securities	55,543	55,553	58,963	58,912
Restricted securities	1,761	1,761	1,553	1,553
Loans, net of allowance	219,451	226,180	194,491	196,078
Accrued interest receivable	1,514	1,514	1,363	1,363

Financial liabilities:
Deposits	$244,593	$247,083	$230,865	$231,034
Federal funds purchased	3,152	3,152	3,207	3,207
Federal Home Loan Bank
Bank advances	17,000	17,218	12,000	11,637
Trust preferred capital notes	4,124	4,164	4,124	4,152
Accrued interest payable	1,007	1,007	851	851

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

On December 12, 2003, BOE Statutory Trust I, a wholly-owned subsidiary of the Corporation, was formed for the purpose of issuing redeemable capital securities. On December 12, 2003, $4.1 million of trust preferred securities were issued through a direct placement. The securities have a LIBOR-indexed floating rate of interest. During the years ended December 31, 2007 and 2006, the weighted-average interest rate was 8.70% and 8.47%. The securities have a mandatory redemption date of December 12, 2033 and are subject to varying call provisions beginning December 12, 2008. The principal asset of the Trust is $4.1 million of the Corporation’s junior subordinated debt securities with the like maturities and like interest rates to the capital securities.

The trust preferred notes may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the trust preferred not considered as Tier 1 capital may be included in Tier 2 capital. At December 31, 2007 and 2006, all trust preferred notes were included in Tier 1 capital.

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

Notes to Consolidated Financial Statements

Note 19.	Pending Merger

On December 14, 2007, the Corporation announced it had entered into an Agreement and Plan of Merger dated as of December 13, 2007 with Community Bankers Acquisition Corp (CBAC). The merger agreement sets forth terms and conditions of CBAC’s acquisition of the Corporation through merger of the Corporation with and into CBAC. Under the terms of the agreement, CBAC will issue to the stockholders of the Corporation 5.7278 shares of CBAC’s common stock for each share of the Corporation’s Stock they own, subject to adjustment pursuant to the merger agreement. After the merger, Bank of Essex will become a wholly owned subsidiary of CBAC.

Previously, on September 5, 2007, CBAC entered into an Agreement and Plan of Merger with TransCommunity Financial Corporation (TFC). TFC has given its consent to CBAC entering into the merger agreement with the Corporation Consummation of the merger is subject to Consummation of the merger between CBAC and TFC, approval of the merger by stockholders, and receipt of regulatory approvals.

Note 20.	Parent Corporation Only Financial Statements

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Parent Corporation Only)

Balance Sheets (Condensed)

December 31, 2007 and 2006

	2007	2006
Assets

Cash	$49,485	$124,813
Investment in subsidiaries	33,653,284	31,485,295
Securities available for sale, at fair value	428,148	344,320
Other assets	231,500	322,160

Total assets	$34,362,417	$32,276,588

Liabilities and Stockholders’ Equity

Trust preferred capital notes	$4,124,000	$4,124,000
Other liabilities	128,978	106,030
Stockholders’ equity	30,109,439	28,046,558

Total liabilities and stockholders’ equity	$34,362,417	$32,276,588

Notes to Consolidated Financial Statements

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Parent Corporation Only)

Statements of Income (Condensed)

Three Years Ended December 31, 2007

	2007	2006	2005
Income:
Dividends from subsidiary	$950,000	$900,000	$870,000
Dividends on other securities	20,608	15,310	11,399

Total income	$970,608	$915,310	$881,399

Expenses:
Interest expense	$348,081	$338,615	$263,223
Other	18,000	23,000	23,000

Total expenses	$366,081	$361,615	$286,223

Income before allocated tax benefit and undistributed income of subsidiary	$604,527	$553,695	$595,176

Allocated income tax benefit	117,460	117,743	93,441

Income before equity in undistributed income of subsidiary	$721,987	$671,438	$688,617

Equity in undistributed income of subsidiary	1,886,187	2,451,420	2,412,149

Net income	$2,608,174	$3,122,858	$3,100,766

Notes to Consolidated Financial Statements

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Parent Corporation Only)

Statements of Cash Flows (Condensed)

Three Years Ended December 31, 2007

	2007	2006	2005
Cash Flows from Operating Activities
Net income	$2,608,174	$3,122,858	$3,100,766
Adjustments to reconcile net income to net cash provided by operating activities:
(Increase) decrease in other assets	90,660	(20,109)	(41,559)
Deferred tax (benefit) provision	(23,075)	(15,208)	3,340
Undistributed earnings of subsidiary	(1,886,187)	(2,451,420)	(2,412,149)
Increase in liabilities	22,948	15,210	20,718

Net cash provided by operating activities	$812,520	$651,331	$671,116

Cash Flows from Investing Activities
Purchase of securities available for sale	$(16,207)	$—	$—

Net cash (used in) investing activities	$(16,207)	$—	$—

Cash Flows from Financing Activities
Cash dividends paid	$(991,975)	$(926,469)	$(872,371)
Net proceeds from issuance of common stock	120,471	262,874	199,014
Cash paid for fractional shares	(137)	(52)	(163)

Net cash (used in) financing activities	$(871,641)	$(663,647)	$(673,520)

(Decrease) in cash and cash equivalents	$(75,328)	$(12,316)	$(2,404)

Cash and Cash Equivalents
Beginning	124,813	137,129	139,533

Ending	$49,485	$124,813	$137,129